An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR

Up to 307,883 Shares of Common Stock
at $_____ Per Share1

We are offering for sale up to 307,883 shares1 of our common stock on a “best efforts” basis and are also distributing, at no charge to our shareholders, transferable subscription rights to purchase all 307,883 of such shares, plus approximately 15,394 “bonus” shares as described further below. We are offering the shares first to our existing shareholders pursuant to the subscription rights, and then (if any shares remain available) to other interested investors on a non-rights basis. While the purchase price in both cases is $_____ per share, persons exercising subscription rights will receive a bonus equal to five percent (5%) of the number of shares purchased pursuant to such rights, for no additional consideration. Subscription rights will be distributed to persons who owned shares of our common stock as of 5:00 p.m., Pacific Time, on [RECORD DATE], the record date for the rights offering. There is no minimum purchase requirement and we are not required to sell any minimum number of shares in this offering. We will not escrow your subscription funds. See “TERMS OF THE OFFERING.”

Although our common stock is quoted on the OTC-Pink (symbol “CCBC”), there has been a very limited trading market in our common stock, and it is not anticipated that an active market will develop as a result of this offering. See “RISK FACTORS” and “MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS.” As of [LATEST PRACTICABLE DATE], the last reported sales price of our common stock was $_____.

Investing in our common stock involves risks. See “RISK FACTORS” beginning on page 14.

	Per Share[1]	Total
Offering Price	$_______	$________
Underwriting Discounts and Commissions[2]	–	–
Proceeds to Chino Commercial Bancorp	$_______	$_______[3]

Neither the Securities and Exchange Commission nor any states securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offering circular. Any representation to the contrary is a criminal offense.

The shares of common stock offered hereby are not deposits and are not insured by the FDIC or any other governmental agency. The shares of common stock may not be used as collateral to secure a loan from Chino Commercial Bank and loans from Chino Commercial Bank may not be used to purchase this stock.

1 We are offering the shares first to our existing shareholders pursuant to subscription rights until [RIGHTS EXPIRATION DATE], and then (if any shares remain available) to other interested investors on a non-rights basis. While the purchase price in both cases is $_______ per share, persons exercising shareholder subscription rights will receive a bonus equal to five percent (5%) of the number of shares purchased pursuant to such rights, for no additional consideration. If all shares offered were purchased on a rights basis, the total number of shares issued would be approximately 323,277. The actual number of shares issued would actually be slightly lower than this figure due to the fact that each shareholder’s bonus shares will be rounded down to the nearest whole number. The per share price is for the purchased shares only and does not include any adjustment to reflect the bonus shares. See “TERMS OF THE OFFERING.”

2 This offering is not underwritten. We are offering the shares of common stock directly to the public through our officers and directors without the services of an underwriter or selling agent. However, we may retain the services of a broker or placement agent to assist us on a best efforts basis with the non-rights portion of the offering if circumstances warrant. We are currently unable to estimate the cost of any such services. Our officers and directors are not entitled to receive any discounts or commissions for selling any shares, but may be reimbursed for reasonable expenses they incur, if any.

3 Represents the maximum proceeds from the sale of all 307,883 shares at $_______ per share (plus the bonus shares to be issued for no additional consideration) before deduction of estimated offering expenses of $_______.

The date of this offering circular is ________________, 2017

ABOUT THIS OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. We have not authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this offering circular is accurate only as of the date hereof. Chino Commercial Bancorp’s business, financial condition, results of operations and prospects may have changed since that date.

The offering statement that contains this offering circular (including the exhibits to the offering statement) contains additional information about us and the securities offered under this offering circular. That offering statement can be read at the Securities and Exchange Commission’s website or at the Securities and Exchange Commission’s offices mentioned under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this offering circular to “we,” “us,” “our” or similar references mean Chino Commercial Bancorp and its wholly owned subsidiaries.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this offering circular may constitute “forward-looking statements” within the meaning of the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “would,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “plan,” “predict,” “project,” “seek,” “should,” “will” or the negative of such terms and other similar words and expressions of future intent. These forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from:

•	significant volatility and deterioration in the credit and financial markets; and adverse changes in general economic conditions;

•	deterioration in our asset or credit quality, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the residential and commercial real estate markets;

•	inflation and changes in the interest rate environment (including changes in the shape of the yield curve) that reduce our margins or the fair value of financial instruments;

•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;

•	the availability of capital;

•	changes in laws or government regulations affecting financial institutions, including changes in regulatory costs and capital requirements, as well as changes in monetary and fiscal policies;

•	the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•	our ability to attract and retain deposits and loans in view of increased competitive pressures and other factors;

•	further increases in premiums for deposit insurance;

•	our ability to control general operating costs and expenses;

•	the soundness of other financial institutions;

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•	the potential for regulatory action against us or the Bank, which could require us to increase our allowance for loan losses, write down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	environmental conditions, including natural disasters, or the impacts of war or terrorist attacks, any of which may disrupt our business, our operations or our borrowers;

•	the failure or security breach of computer systems on which we depend;

•	the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other changes in laws, regulations, and accounting rules, or their interpretations;

•	general economic or business conditions in California and other regions where the Bank has operations, including, but not limited to, adverse changes in economic conditions resulting from a prolonged economic downturn;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, taxing authorities and the Financial Accounting Standards Board;

•	other risks that are described in this offering circular under “RISK FACTORS;” and

•	our ability to manage the risks involved in the foregoing.

The statements under “RISK FACTORS” and other sections of this offering circular address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this offering circular.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. Please take into account that forward-looking statements speak only as of the date of, and are based on our beliefs and assumptions as of the date of this offering circular. We do not undertake any obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or otherwise. We qualify all of our forward-looking statements by these cautionary statements.

QUESTIONS AND ANSWERS RELATING TO THE OFFERING

What is the rights portion of the offering?

We are distributing at no charge, to holders of our shares of common stock, transferable subscription rights to purchase shares of our common stock at a price of $_____ per share, and to receive certain “bonus” shares as described below. You will receive subscription rights to purchase one share for every four shares of common stock you owned as of 5:00 p.m., Pacific Time, on [RECORD DATE], the record date. The subscription rights entitle the holder to exercise these “basic” subscription rights as well as an over-subscription privilege, both of which are described below.

What are the basic subscription rights?

The basic subscription rights give our shareholders the right to purchase a specified number of shares of our common stock at a subscription price of $_____ per share, although we reserve the right in our sole discretion not to offer shares to, or honor subscription rights from, any person who is not a resident of California. In addition, persons exercising subscription rights will receive bonus shares equal to five percent (5%) of the number of shares purchased pursuant to such rights, for no additional consideration. We have granted to you, as a shareholder of record as of 5:00 p.m., Pacific Time, on [RECORD DATE], basic subscription rights to purchase one share of our common stock for every four shares of our common stock you owned on that date. We will not issue fractional shares through the exercise of the basic subscription rights, and any fractional share interests resulting from the exercise of the basic subscription rights will be eliminated by rounding down to the nearest whole share. For example, if you owned 80 shares of our common stock on the record date, you would receive basic subscription rights to purchase 20 shares of common stock for $_____ per share, and if you choose to exercise your subscription rights in full, you would receive a total of 21 shares, including the “bonus” shares described above. If you owned 40 shares, you would receive only 10 shares due to rounding down. If you owned fewer than four shares as of the record date, you will not be eligible to participate in the rights offering, though you can purchase shares in the non-rights portion of the offering if you desire. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription rights, you will not be entitled to purchase any additional shares by using your over-subscription privilege.

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If you are a “registered” shareholder, i.e., hold your stock directly in certificate or book-entry form, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed shareholder subscription rights agreement. This shareholder subscription rights agreement is the only legal document you will receive evidencing your subscription rights; however, if you should lose it, we have a record of all subscription rights and can send you a duplicate if time permits. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, the rights will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all shares available to you pursuant to your basic subscription rights, you may also choose to purchase, at the same purchase price of $_____ per share, a portion of any shares of our common stock in this offering that are not purchased through the exercise of basic subscription rights. You will also receive bonus shares equal to five percent (5%) of the number of shares purchased pursuant to such over-subscription privilege, for no additional consideration. You should indicate on your shareholder subscription rights agreement how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares available, the available shares of common stock among rights holders who exercise their oversubscription privileges will be allocated by us on a discretionary basis, after giving consideration to both the number of shares each rights holder subscribed for under his or her basic subscription rights and the number of shares requested through the exercise of the over-subscription privilege.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment to exercise your basic subscription rights. We will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, so if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver full payment for the maximum number of shares you wish to purchase under your over-subscription privilege.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any portion of your subscription rights, or you may choose not to exercise any subscription rights. However, if you do not exercise your basic subscription rights in full, your ownership interest will be diluted as a result of the stock offering.

How soon must I act to exercise my subscription rights?

In order to exercise any or all of your subscription rights, you must make sure that we receive your completed and signed subscription rights agreement and payment prior to 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE]. This deadline applies both to your basic subscription rights and to your over-subscription privilege. While you may still purchase shares, if available, after that date on a non-rights basis, the shares will only be available, if at all, on the same basis as for non-rights subscribers, i.e., with no bonus shares attached. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE], by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our board of directors may, in its discretion, extend the rights portion of the offering without notice to subscribers, and may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

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Although we will make reasonable attempts to provide this offering circular to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE] (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

The basic subscription rights are transferable, but the over-subscription privileges are not. Any transferees of basic subscription rights must exercise such rights on or before [RIGHTS EXPIRATION DATE] in the same manner as the original holder as described above. However, we do not intend to make any arrangements for the rights to be authorized for trading on the OTC-Pink; consequently, only private trades of the rights are contemplated, and we do not intend to assist shareholders with the transfer of such rights.

In addition, please remember that we reserve the right in our sole discretion not to offer shares to, or to honor subscription rights from, any person, including a transferee of subscription rights, who is not a resident of California.

Is there a minimum purchase requirement to participate in the rights offering?

No. There is no individual minimum purchase requirement.

Are there any limits on the number of shares I may purchase?

No. You may subscribe for any number of shares. However, except in connection with the exercise of basic subscription rights, we reserve the right to allocate shares and to accept subscriptions in our sole discretion, and to reject any subscription, in whole or in part.

How do I exercise my subscription rights if I am a registered shareholder?

If you hold your shares directly in certificate or book-entry form and wish to participate in the rights offering, you must deliver a properly completed and signed shareholder subscription rights agreement, together with payment in full, to us before 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE]. In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the shareholder subscription rights agreement. You are solely responsible for completing delivery to us of your subscription documents and payment. We urge you to allow sufficient time for delivery of your subscription materials to us so that they are received by us and all funds have cleared by 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE].

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, we will apply your payment to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. You should also indicate on your shareholder subscription rights agreement how you would like us to handle any funds we receive after [RIGHTS EXPIRATION DATE] which we therefore cannot use to honor any subscription rights. Depending on your instructions, we can apply such funds to the purchase of shares on a non-rights basis at $_____ per share without any bonus shares, or return the excess funds to you, without interest or deduction, as soon as practicable following the expiration of the rights offering.

What form of payment is required to purchase the shares?

As described in the instructions accompanying the shareholder subscription rights agreement, payments submitted to us must be made in full United States currency by:

•	Certified check, bank check, personal check or money order in U.S. currency payable to “Chino Commercial Bancorp Stock Offering Account.”

•	Wire transfer of immediately available funds to the “Chino Commercial Bancorp Stock Offering Account,” ABA No. 122243062, Account No. 1900141, Attention: Aaron Storm.

Please remember that in order for us to accept payments by the expiration date, the funds for such payments must have cleared by that date. If you plan to use a personal check, please bear this in mind and send in your subscription so that we receive it at least five business days prior to the expiration date to allow the funds to clear.

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What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a shareholder subscription rights agreement. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the [RIGHTS EXPIRATION DATE] expiration date that we have established for the rights offering.

What is the non-rights offering of unsubscribed shares?

If shares of common stock remain available for sale after the expiration of the rights offering, we will offer and sell those remaining shares to other interested investors on a non-rights basis at the same purchase price of $_____ per share. However, investors purchasing shares in the non-rights portion of the offering will not receive any “bonus” shares in connection with their purchases. The expiration date for non-rights subscribers is [PUBLIC EXPIRATION DATE], subject to extension without notice to subscribers. If you are a shareholder participating in the rights offering, the only reason for you to participate in the non-rights portion of the offering would be if you were unable to meet the expiration date for the rights offering, or chose after that date to purchase additional shares. In connection with the non-rights portion of the offering, we may retain the services of a broker or placement agent to assist us on a best efforts basis if circumstances warrant. See “PLAN OF DISTRIBUTION.”

After I send in my subscription agreement and my payment, may I cancel my subscription or my exercise of subscription rights?

No. Once you submit the subscription agreement and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All subscriptions, whether they involve the exercise of subscription rights or not, are irrevocable, even if you learn information about us that you consider to be unfavorable. Therefore, you should not submit a subscription agreement unless you are certain that you wish to purchase shares.

What fees or charges apply if I purchase shares of the common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights or shares to you (other than the subscription price). If you exercise your subscription rights or purchase shares through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Has our board of directors made a recommendation to our shareholders regarding the rights offering or the purchase of shares in this offering?

No. Our board of directors is making no recommendation regarding your exercise of subscription rights or the purchase of shares in the non-rights offering of unsubscribed shares, if any. Persons who exercise subscription rights and those who purchase shares in the public offering of unsubscribed shares risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade; therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. We urge you to make your decision based on your own assessment of our business, the rights offering and any public offering of unsubscribed shares. Please see “RISK FACTORS” for a discussion of some of the risks involved in investing in our common stock.

When will I receive my new shares?

If you currently hold your stock directly in certificate or book-entry form, we will mail you a stock certificate or a statement of ownership for your book-entry shares as soon as practicable after the close of the offering. If you exercised subscription rights, your shares will be issued as soon as practicable after the [RIGHTS EXPIRATION DATE] rights expiration date, which date may be extended. If you subscribe for additional shares on a non-rights basis, such shares will be issued as soon as practicable after the conclusion of the offering. That date is presently set at [PUBLIC EXPIRATION DATE], but may also be extended.

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If your shares as of [RECORD DATE] were held by a custodian bank, broker, dealer or other nominee, you will not receive stock certificates or statements of ownership from us for your new shares. Instead, your nominee will be credited with the shares of common stock you purchase, according to the same timeframe as described above with respect to stock certificates.

Who can help answer my other questions?

If you have other questions regarding Chino Commercial Bancorp, the Bank or the stock offering, please contact Dann H. Bowman, President and Chief Executive Officer or Melinda M. Milincu, Chief Financial Officer, at (909) 393-8880 or mmilincu@chinocommercialbank.com.

WHERE YOU CAN FIND MORE INFORMATION

Chino Commercial Bancorp does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and it is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Accordingly, Chino Commercial Bancorp does not file periodic documents and reports with the Securities and Exchange Commission. The historical financial statements of Chino Commercial Bancorp are included elsewhere in this offering circular and the Offering Statement of which this offering circular is a part was filed electronically with the SEC. You may access the SEC’s web site at http://www.sec.gov. A copy of this offering circular is also available on our website at www.chinocommercialbank.com. Information on our website is not part of this offering circular.

Chino Commercial Bank files call reports with the FDIC, all of which are available electronically at the FDIC’s web site at http://www.fdic.gov.

Chino Commercial Bancorp’s Proxy Statement for its 2017 Annual Meeting of Shareholders and 2016 Annual Report to Shareholders are available electronically at https://www.chinocommercialbank.com/investor-relations/annual-shareholder-meeting/. You may also request copies of these documents, as well as additional copies of this offering circular, at no cost by contacting us at the following address:

Chino Commercial Bancorp 14245 Pipeline Avenue Chino, California 91710 Attention: Melinda M. Milincu (909) 393-8880

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should carefully read this entire offering circular before making a decision to invest in our common stock, including the risks discussed under the “RISK FACTORS” section and our financial statements and related notes which are included herein.

As used in this offering circular, the terms “we,” “us” and “our” refer to Chino Commercial Bancorp and its subsidiaries unless the context indicates another meaning.

Who We Are

Chino Commercial Bancorp is a bank holding company headquartered in Chino, California. Chino Commercial Bank has been our wholly owned subsidiary since we completed our holding company reorganization and acquired all of its outstanding shares effective July 1, 2006. Our principal offices are located at 14245 Pipeline Avenue, Chino, California 91710. Our telephone number is (909) 393-8880, and our website address is www.chinocommercialbank.com. As of December 31, 2016, we had total assets of $175.1 million; total deposits of $137.6 million; loans, net of unearned fees of $109.2 million; and shareholders’ equity of $13.5 million.

Chino Commercial Bank is a national bank headquartered in Chino, California which opened for business in September 2000 and currently operates from three full service locations in Chino, Ontario and Rancho Cucamonga, California. We opened our Ontario branch in January 2006 and our Rancho Cucamonga branch in April 2010. Chino Commercial Bank is a member of both the Federal Reserve System and the Federal Home Loan Bank, and its deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits thereof.

We provide a wide variety of lending products for both businesses and consumers. Commercial loan products include lines of credit, letters of credit, term loans, equipment loans, commercial real estate loans, construction loans, accounts receivable financing, and working capital financing. Financing products for individuals include auto, home equity, overdraft protection lines and MasterCard debit cards. Real estate loan products include construction loans, land loans, mini-perm commercial real estate loans, and home mortgages.

As a community-oriented bank, we offer a wide array of personal, consumer and commercial services generally offered by a locally-managed, independently-operated bank. We provide a broad range of deposit instruments and general banking services, including checking, savings accounts (including money market demand accounts), certificates of deposit for both business and personal accounts; internet banking services, such as cash management and Bill Pay; telebanking (banking by phone); courier services and mobile banking.

Our Focus and Strategic Plan

Chino Commercial Bank is a community-oriented bank focused on small businesses and business owners. We have a history of providing services to the escrow and real estate industries. This specialty has allowed us to accumulate a large percentage of non-interest bearing demand accounts, and thus to enjoy a lower cost of funds than our peer group. Because of our relatively small size, however, our non-interest expenses have been relatively high in relation to total assets.

The Bank’s relatively low cost of funds, coupled with higher than average level of fee income derived from serving small business customers, allowed the Bank to achieve profitability relatively quickly after opening, and to achieve sustained profitability for each fiscal year beginning in 2002. That profitability was lower during the fiscal years 2008 through 2010 as economic conditions affecting real estate and small business required the Bank to make significant provisions to the allowance for loan losses. Beginning in 2011 our profitability began to increase again, and our net income has increased in each subsequent year. For the year ended December 31, 2016 we posted income of $1.4 million, and returns on average equity and average assets of 11.28% and 0.85%, respectively.

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During 2016 we enjoyed significant increases in deposits and loans without having to raise our average cost of funds, due in part to the closing of a number of local banks and the weakness of other competing banks in the marketplace. Similarly, deposits increased by $7.2 million or 5.5% during 2016 to $137.6 million at year end.

While we have not expanded our geographic footprint since 2010 through the establishment of new branches in strategic locations, we will continue to explore attractive opportunities, and to grow our loans and deposits through organic growth in our existing branches. Through technology improvements such as mobile banking, improved online banking services and remote deposit capture, we have been able to further expand our footprint without the added cost of additional physical locations. We believe it is prudent at this time to increase our capital in order to provide an additional capital cushion to support future growth, although we are currently well capitalized at both the bank and holding company levels.

Our business strategy over the next several years will be to continue to solidify market share with moderate growth in order to achieve improved efficiency through economies of scale.

Our Mission

Since inception, our mission has been to be a respected and stable provider of financial services to the Chino Valley and surrounding communities. Our primary objective as a community bank is to serve the financial needs of small businesses and individuals, while remaining focused on three primary principals of safety, efficiency and shareholder value.

As an organization, we strive to achieve and maintain an operating performance that places our bank in the top 10% of its peer group, and to create a foundation for the community by providing a safe, stable and healthy environment for our customers, employees and shareholders alike.

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This Offering

Securities Offered	Up to 307,883 shares[1] of common stock on a best efforts basis and transferable subscription rights to shareholders of record as of 5:00 p.m., Pacific Time, on [RECORD DATE]. All 307,883 shares being offered are subject to shareholder subscription rights, which include both basic subscription rights and over-subscription privileges to purchase shares for $_____ per share with certain “bonus” shares attached as discussed below. After the holders of subscription rights have exercised such rights, any remaining shares will be offered on a non-rights basis to other interested investors at the same purchase price of $_____ per share but without any bonus shares attached.

Offering Price Per Share	$_____ per share. Persons exercising shareholder subscription rights (both basic subscription rights and over-subscription privileges) will also receive bonus shares equal to five percent (5%) of the number of shares purchased pursuant to such rights, for no additional consideration.

Basic Subscription Rights	The basic subscription rights will entitle you to purchase one share of our common stock for every four shares you owned as of the record date, at a subscription price of $_____ per share, and to receive bonus shares equal to five percent (5%) of the number of shares purchased pursuant to such rights, for no additional consideration; however, fractional shares resulting from the exercise of the basic subscription rights will be eliminated by rounding down to the nearest whole share. You must own at least four shares as of the record date to be eligible to participate in the rights offering.

Over-subscription Privilege	We do not expect all of the basic subscription rights to be exercised. If you fully exercise your basic subscription rights, the oversubscription privilege entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price of $_____ per share, and to receive bonus shares equal to five percent (5%) of the number of shares purchased pursuant to such rights, for no additional consideration. If an insufficient number of shares is available to fully satisfy all over-subscription requests, the available shares will be allocated on a discretionary basis, after giving consideration to both the number of shares each rights holder subscribed for under their basic subscription rights and the number of shares requested through the exercise of his or her over-subscription privilege.

1 Plus up to approximately 15,394 “bonus” shares as discussed herein.

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Record Date for Subscription Rights	5:00, Pacific Time on [RECORD DATE]

Minimum Investment	None

Common Stock Outstanding	As of December 31, 2016 we had 1,231,332 shares of common stock outstanding. Assuming the sale of all shares offered in the offering, we would have approximately 1,554,609 shares outstanding upon completion of the offering if all shares were sold on a rights basis including bonus shares, and 1,539,215 shares outstanding if all shares were sold on a non-rights basis without bonus shares attached.

OTC-Pink Symbol	CCBC

Plan of Distribution	We are offering the shares on a “best efforts” basis through our directors and officers, who will not receive any discounts or commissions for selling such shares. However, we may retain the services of a broker or placement agent to assist us on a best efforts basis with the non-rights portion of the offering if circumstances warrant. The shares are being offered first to existing shareholders on a subscription rights basis, and then, to the extent available, to other interested investors on a non-rights basis.

Participation of Directors and Executive Officers	Our executive officers and directors may purchase shares in the offering in their discretion, but they have made no commitments to do so. Our board of directors is not making a recommendation regarding your exercise of the subscription rights or purchase of shares in the offering. You should make your decision to invest based on your assessment of our business and the offering. Please see “RISK FACTORS” beginning on page 14 for a discussion of some of the risks involved in investing in our common stock.

How to Subscribe	To subscribe for shares of our common stock, complete the appropriate form of subscription agreement accompanying this offering circular (depending on whether or not you are a shareholder) and deliver it to us on or before the applicable expiration date, together with full payment for all shares subscribed for by certified check, bank check, personal check, wire transfer or money order payable to the order of “Chino Commercial Bancorp Stock Offering Account.” Once you subscribe, your subscription is irrevocable.

Use of Proceeds	We intend to use the net proceeds from this offering to increase our capital and for general corporate purposes, including funding for loans and to support future growth, and enabling our subsidiary, Chino Commercial Bank, N.A., to continue to meet the applicable capital requirements.

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Expiration Dates	Subscription rights granted to existing shareholders will expire, if not exercised, by 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE]; and the offering in its entirety will expire at 5:00 p.m., Pacific Time, on [PUBLIC EXPIRATION DATE]; unless this offering is terminated earlier or either date is extended without notice to subscribers.

Dividends	We have not historically paid any cash dividends to our shareholders. Our only source of income for cash dividends is dividends paid by Chino Commercial Bank to us. We intend to continue our current policy of retaining earnings to increase our net worth and reserves and accordingly do not anticipate paying any cash dividends for the foreseeable future. The Company paid stock dividends in 2014, 2015 and 2016 of 10%, 12% and 20% respectively. Though future dividends cannot be guaranteed, the general strategy is to continue paying stock dividends in the future, as the board of directors determines appropriate. See “MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS – Dividends.”

Best Efforts Offering	There is no minimum number of shares that must be sold in order to close this offering and accept your subscription.

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 14 of this offering circular, as well as other information included in this offering circular, including our financial statements and notes thereto, before making an investment decision.

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SUMMARY FINANCIAL DATA

The following table presents selected historical financial information concerning the Company, which should be read in conjunction with our audited consolidated financial statements, including the related notes, and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” included elsewhere herein. The selected financial data as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016 is derived from our audited consolidated financial statements and related notes which are included in this offering circular. The selected financial data presented for earlier years is derived from our audited financial statements which are not included herein. Throughout this offering circular, information is for the consolidated Company unless otherwise stated.

	Years Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
SELECTED BALANCE SHEET DATA:
Total assets	$175,092	$161,384	$130,133	$123,126	$114,635
Investment securities held to maturity	18,408	23,100	11,371	3,096	4,607
Investment securities available for sale	3,924	4,931	1,638	1,887	2,349
Loans receivable, net[1]	107,360	91,325	81,714	62,763	60,351
Allowance for loan losses	(1,845)	(1,667)	(1,536)	(1,497)	(1,438)
Total deposits	137,562	130,349	115,441	109,604	102,151
Non-interest bearing deposits	68,614	74,431	64,657	56,566	48,823
FHLB advances	20,000	15,000	-	-	-
Subordinated notes payable to subsidiary trust	3,093	3,093	3,093	3,093	3,093
Shareholders’ equity	13,536	12,074	10,801	9,676	8,722

SELECTED OPERATING DATA:
Interest income	6,179	5,455	4,539	4,402	4,057
Interest expense	411	316	280	309	403
Net interest income	5,768	5,139	4,259	4,093	3,654
Provision for loan losses	200	42	(124)	1	120
Net interest income after provision for loan losses	5,568	5,097	4,383	4,092	3,534
Non-interest income	1,567	1,483	1,605	1,497	1,436
Non-interest expense	4,755	4,429	4,153	4,082	4,045
Income tax expense	927	824	695	566	335
Net income	1,453	1,327	1,140	941	590

SHARE DATA:
Basic income per share	1.18	1.08	0.93	0.76	0.49
Diluted income per share	1.18	1.08	0.93	0.76	0.49
Book value per share	10.99	9.81	8.77	7.86	7.24
Cash dividends per share	-	-	-	-	-
Weighted average common shares outstanding:
Basic	1,231,332	1,231,332	1,231,332	1,231,191	1,204,596
Diluted	1,231,332	1,231,332	1,231,332	1,231,191	1,211,269

1 Net loans represent total loans less the allowance for loan losses and unearned loan fees.

(Table and footnotes continued on following page.)

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	Years Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
PERFORMANCE RATIOS:[2]
Return on average assets[3]	0.85%	0.88%	0.91%	0.80%	0.53%
Return on average equity[4]	11.28%	11.54%	11.14%	10.28%	7.07%
Net interest margin[5]
Dividend payout ratio	20.00%	12.00%	10.00%	0.00%	0.00%
Efficiency ratio[6]	64.82%	66.87%	70.84%	73.02%	80.96%
Average equity to average assets	7.57%	7.67%	8.16%	7.75%	7.52%
Net loans to deposits at period end	78.04%	70.06%	70.78%	57.26%	59.08%

REGULATORY CAPITAL RATIOS:[7]
Tier 1 capital to adjusted average assets (leverage ratio)	10.24%	9.79%	11.18%	10.69%	9.86%
Common equity Tier 1 capital to risk-weighted assets	15.32%	15.82%	16.01%	17.08%	15.95%
Tier 1 capital to risk-weighted assets	15.32%	15.82%	16.01%	17.08%	15.95%
Total capital to risk-weighted assets	15.37%	16.15%	16.72%	18.18%	17.50%

ASSET QUALITY RATIOS:[2]
Allowance for loan losses to total loans	1.68%	1.79%	1.84%	2.33%	2.32%
Non-accrual loans to total loans, gross[8]	0.48%	0.00%	0.00%	0.00%	0.21%
Nonperforming assets to total loans and other related real estate owned[8]	0.48%	0.00%	0.00%	0.00%	0.21%
Allowance for loan losses to non-performing loans	354.00%	0.00%	0.00%	0.00%	1,123.00%
Net loan losses (recoveries) to average loans	0.02%	(0.10%)	(0.24%)	(0.09%)	0.38%

2 Asset quality ratios are end of period ratios. Performance ratios are based on average daily balances during the periods indicated.

3 Net income divided by average total assets.

4 Net income divided by average shareholders’ equity.

5 Net interest income as a percentage of average interest-earning assets.

6 Noninterest expense divided by the sum of net interest income before provision for loan losses and total non-interest income excluding securities gains and losses.

7 For definitions and further information relating to regulatory capital requirements, see “Supervision and Regulation – Capital Adequacy Requirements” herein.

8 Performing TDRs are not included in nonperforming loans and are therefore not included in the numerators used to calculate these ratios.

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RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this offering circular before subscribing for shares of our common stock. Investing in our common stock involves risks. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risk factors occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risk factors.

Risks Related to This Offering and Our Common Stock

We are selling our securities on a “best efforts” basis and there is no minimum aggregate offering amount. The shares are being offered on a “best efforts” basis. There is no requirement that we sell any particular number of shares. If we sell less than the full amount offered, the lesser amount sold would not necessarily help us fully accomplish our goals. See “TERMS OF THE OFFERING” and “USE OF PROCEEDS.”

As the offering is not underwritten, no underwriter has conducted an independent review to verify the things we say in this offering circular. Our offering is not underwritten. Thus, there has not been an independent “due diligence” review of matters covered by this offering circular, such as might be conducted by an underwriter had one been affiliated with this offering.

The offering price of our stock has been determined independently by us and should not be considered as an indication of our present or future value. The offering price of our common stock has been determined by our board of directors based on our general evaluation of our business and prospects and the current trading market for our common stock. However, we have not conducted a detailed marketing or feasibility study covering the pricing and terms of this offering, nor have we sought an independent third party valuation of our common stock. You should not consider the subscription price for the shares as an indication of our present or future value.

You may not be able to sell your shares at the times and in the amounts you want, as the trading market for Chino Commercial Bancorp stock is not active. Shares of Chino Commercial Bancorp common stock are not listed on any exchange or quoted by the Nasdaq® Stock Market, although they are quoted on the OTC-Pink under the ticker symbol “CCBC.” The OTC-Pink is an electronic, screen-based market maintained and operated by the OTC Markets Group, which imposes considerably less stringent listing standards than the Nasdaq. The volume of trading in the common stock of Chino Commercial Bancorp is limited and does not constitute an active trading market, and it is not anticipated that a more active trading market will develop as a result of this stock offering. Chino Commercial Bancorp does not expect to qualify for or seek a listing on any securities exchange in the foreseeable future. There can be no assurance that you will be able to sell your shares of Chino Commercial Bancorp common stock at any time in the future or at all, or that an active trading market will develop in the foreseeable future, if ever. See “MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS – Trading History.”

The price of our common stock may fluctuate significantly, and this may make it difficult for you to sell shares of common stock at times or at prices you find attractive. The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock.

Among the factors that could affect our common stock price in the future are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

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•	actions by shareholders;

•	fluctuations in the stock price, trading volumes, and operating results of our competitors;

•	general market conditions and, in particular, market conditions for the financial services industry;

•	proposed or adopted regulatory changes or developments;

•	regulatory action against us;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us; and

•	domestic and international economic factors unrelated to our performance.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility over the past several years. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of our common stock also depends on many other factors which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors identified elsewhere in this offering circular. The capital and credit markets have been experiencing volatility and disruption for several years, at times reaching unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength.

Chino Commercial Bancorp has not paid cash dividends in the past and has no specific plans to pay cash dividends in the foreseeable future. Chino Commercial Bancorp has not paid cash dividends in the past and has no specific plans to declare cash dividends in the foreseeable future. Any decision to pay cash dividends will be made by the board of directors in its discretion based on a number of factors. See “MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS – Dividends.”

There is limited public information concerning Chino Commercial Bancorp and its business, operations and financial condition. There is limited publicly available information about Chino Commercial Bancorp. Chino Commercial Bancorp’s common stock is not registered, and Chino Commercial Bancorp does not file reports, with the U.S. Securities and Exchange Commission under the Exchange Act. Chino Commercial Bancorp provides investors with periodic financial and other information, but does not make periodic disclosures of the type that would be available if it were subject to the reporting requirements of the Exchange Act.

We rely heavily on the payment of dividends from our subsidiary, Chino Commercial Bank. Other than $274 thousand in cash available at the holding company level at December 31, 2016, our ability to meet debt service requirements and to pay dividends depends on the ability of our banking subsidiary to pay dividends to us, as we have no other source of significant income. However, the Bank is subject to regulations limiting the amount of dividends it may pay. For example, the payment of dividends by the Bank is affected by the requirement to maintain adequate capital pursuant to the capital adequacy guidelines issued by the OCC. If (i) any capital ratio requirements are increased; (ii) the total risk-weighted assets of the Bank increase significantly; and/or (iii) the Bank’s income declines significantly, the Bank’s Board of Directors may decide or be required to retain a greater portion of the Bank’s earnings to achieve and maintain the required capital or asset ratios. This would reduce the amount of funds available for the payment of dividends by the Bank to us. Further, the OCC could prohibit the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. The Bank’s ability to pay dividends to us is also limited by the national banking laws. While we have not historically and have no plans to pay cash dividends to our shareholders in the foreseeable future, whether any such dividends are paid, and the frequency and amount of such dividends will also depend on the financial condition and performance of the Bank and the decision of the Bank’s Board of Directors. Information concerning our dividend policy and historical dividend practices is set forth below under “MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS – Dividends.”

We may pursue additional capital in the future, which may not be available on acceptable terms or at all, could dilute the holders of our outstanding common stock, and may adversely affect the market price of our common stock. In the current economic environment, we believe it is prudent to consider alternatives for raising capital when opportunities to raise capital at relatively attractive prices present themselves, in order to further strengthen our capital and better position ourselves to take advantage of opportunities that may arise in the future. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at the time, which are outside of our control, and our financial performance. We cannot provide any assurance that such capital will be available to us on acceptable terms or at all. Any such capital raising alternatives could dilute the holders of our outstanding common stock, and may adversely affect the market price of our common stock and our performance measures such as earnings per share.

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Your investment may be diluted because of the ability of management to offer stock to others. The shares of our common stock do not have preemptive rights. This means that you may not be entitled to buy additional shares if shares are offered to others in the future. We are authorized to issue 10,000,000 shares of common stock, and as of December 31, 2016 we had 1,231,332 shares of our common stock outstanding. Nothing restricts our ability to offer additional shares of stock for fair value to others in the future. Any issuances of common stock would dilute our shareholders’ ownership interests and may dilute the per share book value of our common stock.

Because we have discretion in the use of the proceeds, we may not apply these funds effectively which could have an adverse effect on our business. We cannot specify with certainty the amounts we will spend on particular uses from the net proceeds we will receive from the offering. Our board of directors will have broad discretion in the application of the net proceeds. Our board of directors currently intends to use the net proceeds as described in “USE OF PROCEEDS.” The failure by our Board of Directors to apply these funds effectively could have an adverse effect on our financial position, liquidity and results of operations by reducing or eliminating our net income from operations.

The offering may not be fully subscribed. The rights offering is only being made to existing shareholders, and the –non rights offering is being made to existing shareholders and the public alike. However, there can be no assurance that all or any portion of the shares offered will be sold. To the extent that less than all of the shares offered are sold, we will have fewer funds for the uses described in “USE OF PROCEEDS.”

The holders of our debentures have rights that are senior to those of our shareholders. In 2006 we issued $3,093,000 of junior subordinated debt securities due December 15, 2036 in order to raise additional regulatory capital. These debt securities are senior to the shares of our common stock. As a result, we must make interest payments on the debentures before any dividends can be paid on our common stock, and in the event of our bankruptcy, dissolution or liquidation, the holders of the debt securities must be paid in full before any distributions may be made to the holders of our common stock. In addition, we have the right to defer interest payments on the junior subordinated debt securities for up to five years, during which time no dividends may be paid to holders of our common stock. In the event that the Bank is unable to pay dividends to us, then we may be unable to pay the amounts due to the holders of the junior subordinated debt securities and, thus, we would be unable to declare and pay any dividends on our common stock.

Our directors and executive officers control a large amount of our stock, and your interests may not always be the same as those of the board and management. As of [RECORD DATE], our directors and executive officers together with their affiliates beneficially owned approximately ___% of the Company’s outstanding voting stock. As a result, if all of these shareholders were to take a common position, they might be able to affect the election of directors as well as the outcome of corporate actions requiring shareholder approval, such as the approval of mergers or other business combinations. Such concentration may also have the effect of delaying or preventing a change in control of our company. In some situations, the interests of our directors and executive officers may be different from the shareholders. However, our directors and executive officers have a fiduciary duty to act in the best interest of the shareholders, rather than in their own best interests, when considering a proposed business combination or any of these types of matters.

Risks Related to Our Company and the Banking Business

Our business has been and may in the future be adversely affected by volatile conditions in the financial markets and unfavorable economic conditions generally. National and global economies are constantly in flux, as evidenced by recent market volatility resulting from, among other things, a new presidential administration and new economic policies associated therewith, the uncertain future relationship of the United Kingdom with the European Union (e.g., Brexit), and the ever-changing landscape of the energy industry. Future economic conditions cannot be predicted, and any renewed deterioration in the economies of the nation as a whole or in our markets could have an adverse effect, which could be material, on its business, financial condition, results of operations and prospects, and could cause the market price of our stock to decline.

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From December 2007 through June 2009, the U.S. economy was officially in recession. Business activity across a wide range of industries and regions in the U.S. was greatly reduced during the recession and for a few years thereafter. The financial markets and the financial services industry in particular suffered unprecedented disruption, causing a large number of institutions to fail or to require government intervention to avoid failure. In our case, the company remained well capitalized throughout the recession, and did not post a loss for any year during that time, or since then. Several loans were negatively impacted by the economic recession; however, loan total aggregate losses did not exceed 1.0% for any year during the recession, or since that time.

Since the end of the recession economic conditions in the Inland Empire and the real estate sector have gained momentum in many of our local markets. The national unemployment rate has declined and is currently at 4.7%, GDP has reached an all-time high, personal consumption expenditures, or the consumer portion of the economy is currently at an all-time high level, and the labor participation rate is moving higher. The median price of existing residential real estate in the Inland Empire in Southern California has generally not reached the level attained prior to the recession of 2007-2009.

Notwithstanding the current improved economic and market conditions, if the economy again goes into recession the ensuing economic weakness could have one or more of the following undesirable effects on our business:

•	a lack of demand for loans, or other products and services offered by us;

•	a decline in the value of our loans or other assets secured by real estate;

•	a decrease in deposit balances due to increased pressure on the liquidity of our customers;

•	an impairment of our investment securities; or

•	an increase in the number of borrowers who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us, which in turn could result in a higher level of nonperforming assets, net charge-offs and provision for credit losses.

Concentrations of real estate and real estate secured loans could subject us to increased risks in the event of a prolonged real estate recession or natural disaster. At December 31, 2016, approximately $103 million or 94% of our loan portfolio consisted of loans secured by real property in California, including approximately $85 million in loans secured by commercial real estate, $2 million in loans secured by single family residences, $11 million in loans secured by residential income property, and $5 million in other commercial and industrial loans secured by real estate. Total nonperforming loans and nonperforming assets both increased to $522 thousand at December 31, 2016, compared to $0 at December 31, 2015. One hundred percent of nonperforming assets at December 31, 2016 and 2015 were real estate loans and we had no OREO at either date. Nonperforming assets represented 0.5% and 0% of total loans and other real estate owned at December 31, 2016 and December 31, 2015, respectively.

Since the last recession of 2007-2009, the Inland Empire residential real estate market has experienced significant price appreciation and the rate of foreclosures has declined substantially. If residential real estate values were to enter another recessionary decline as before, and/or if this weakness were to further impact commercial real estate, our nonperforming assets could increase from current levels. Such an increase could have a material adverse effect on our financial condition and results of operations, by reducing our income, increasing our expenses, and leaving less cash available for lending and other activities. As noted above, the primary collateral for many of our loans consists of commercial real estate properties, and a material deterioration in the real estate market in the areas we serve would likely reduce the value of the collateral value for many of our loans and could negatively impact the repayment ability of many of our borrowers. It might also reduce further the amount of loans we make to businesses in the construction and real estate industry, which could negatively impact our organic growth prospects. Similarly, the occurrence of a natural disaster like those California has experienced in the past, including earthquakes, brush fires, and flooding, could impair the value of the collateral we hold for real estate secured loans and negatively impact our results of operations.

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In addition, banking regulators now give commercial real estate or “CRE” loans close scrutiny, due to risks relating to the cyclical nature of the real estate market and the related risks for lenders with high concentrations of such loans. The regulators have required banks with relatively high levels of CRE loans to implement enhanced underwriting standards, internal controls, risk management policies and portfolio stress testing, which has resulted in higher allowances for possible loan losses. Expectations for higher capital levels have also materialized, and the Bank is subject to higher than standard capital requirements.

Our concentration of commercial real estate loans exposes us to increased lending risks. Commercial real estate loans, totaling approximately $85 million or 78% of our total loan portfolio as of December 31, 2016, expose us to a greater risk of loss than residential real estate and consumer loans, which were a smaller percentage of our total loan portfolio. Commercial real estate loans typically involve larger loan balances to a borrower or a group of related borrowers compared to residential loans, and an adverse development with respect to a larger commercial loan relationship would expose us to greater risk of loss than an adverse development with respect to a smaller residential mortgage loan.

Repayment of our commercial loans is often dependent on the cash flows of the borrowers, which may be unpredictable, and the collateral securing these loans may fluctuate in value. At December 31, 2016, we had $21.8 million or 20% of total loans in commercial loans. Commercial lending involves risks that are different from those associated with real estate lending. Real estate lending is generally considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral being viewed as the primary source of repayment in the event of borrower default. Our commercial loans are primarily made based on the cash flows of the borrowers and secondarily on any underlying collateral provided by the borrowers. A borrower’s cash flows may be unpredictable, and collateral securing those loans may fluctuate in value. Although commercial loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use, among other things.

We may experience loan losses in excess of our allowance for loan and lease losses. We endeavor to limit the risk that borrowers might fail to repay; nevertheless, losses can and do occur. We create an allowance for estimated loan losses in our accounting records, based on estimates of the following:

•	historical experience with our loans;

•	evaluation of economic conditions;

•	regular reviews of the quality mix and size of the overall loan portfolio;

•	a detailed cash flow analysis for nonperforming loans;

•	regular reviews of delinquencies; and

•	the quality of the collateral underlying our loans.

We maintain our allowance for loan and lease losses at a level that we believe is adequate to absorb specifically identified probable losses as well as any other losses inherent in our loan portfolio at a given date. While we strive to carefully monitor credit quality and to identify loans that may become nonperforming, at any time there are loans in the portfolio that could result in losses, but that have not been identified as nonperforming or potential problem loans. We cannot be sure that we will be able to identify deteriorating loans before they become nonperforming assets, or that we will be able to limit losses on those loans that have been identified. Changes in economic, operating and other conditions, including changes in interest rates, deteriorating values in underlying collateral (most of which consists of real estate), and the financial condition of borrowers, which are beyond our control, may cause our estimate of probable losses or actual loan losses to exceed our current allowance. In addition, the OCC, as part of its supervisory function, periodically reviews our allowance for loan losses. The OCC may require us to increase our provision for loan losses or to recognize further losses, based on its judgment, which may be different from that of our management. Any increase in the allowance required by the OCC could reduce our earnings.

Our use of appraisals in deciding whether to make a loan secured by real property does not ensure the value of the real property collateral. In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and an error in fact or judgment could adversely affect the reliability of an appraisal. In addition, events occurring after the initial appraisal may cause the value of the real estate to decrease. As a result of any of these factors the value of collateral backing a loan may be less than supposed, and if a default occurs we may not recover the outstanding balance of the loan.

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Our expenses could increase as a result of increases in FDIC insurance premiums or other regulatory assessments. The FDIC charges insured financial institutions a premium to maintain the DIF at a certain level. In the event that deteriorating economic conditions increase bank failures, the FDIC ensures payments of deposits up to insured limits from the DIF. In August 2016, the FDIC announced that the DIF reserve ratio had surpassed 1.15% as of June 30, 2016. As a result, beginning in the third quarter of 2016, the range of initial assessment rates for all institutions was adjusted downward, although institutions with $10 billion or more in assets were assessed a quarterly surcharge. The quarterly surcharge, which does not apply to the Bank, will continue to be assessed until such time as the reserve ratio reaches the statutory minimum of 1.35% required by the Dodd-Frank Act. Although the Bank's FDIC insurance assessments have not increased as a result of these changes, there can be no assurance that the FDIC will not increase assessment rates in the future or that the Bank will not be subject to higher assessment rates as a result of a change in its risk category, either of which could have an adverse effect on the Bank’s earnings.

Our business has been, and may continue to be, affected by a significant concentration of deposits within one industry, and a significant portion of such deposits are controlled by related parties. As of December 31, 2016, deposits from escrow companies represented $11.8 million, or 8.6% of our total deposits. The five largest escrow depositors accounted for $10.7 million, or 7.7% of total deposits at December 31, 2016. Further, approximately $6.5 million, or 55% of all deposits from escrow companies at December 31, 2016 and representing 4.7% of total deposits at that date, were from escrow companies affiliated with certain of our directors. Historically, escrow deposits had comprised very high percentage of our deposits, but management has made a deliberate effort to diversify the deposit base and grow deposits from other industries.

We may not be able to continue to attract and retain banking customers at current levels, and our efforts to compete may reduce our profitability. Competition in the banking industry in the markets we serve may limit our ability to continue to attract and retain banking customers. The banking business in our current and intended future market areas is highly competitive with respect to virtually all products and services. In California generally, and in our service areas specifically, branches of major banks dominate the commercial banking industry. Such banks have substantially greater lending limits than we have, offer certain services we cannot offer directly, and often operate with “economies of scale” that result in lower operating costs than ours on a per loan or per asset basis. We also compete with numerous financial and quasi-financial institutions for deposits and loans, including providers of financial services over the Internet. New technology and other changes are allowing parties to effectuate financial transactions that previously required the involvement of banks. For example, consumers can maintain funds that would have historically been held as bank deposits in brokerage accounts or mutual funds. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

Furthermore, with the large number of bank failures in the past decade, customers have become more concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with their bank is fully insured. Decreases in deposits may adversely affect our funding costs and net income. Ultimately, competition can and does increase our cost of funds, reduce loan yields and drive down our net interest margin, thereby reducing profitability. It can also make it more difficult for us to continue to increase the size of our loan portfolio and deposit base, and could cause us to rely more heavily on wholesale borrowings which are generally more expensive than retail deposits.

If we are not able to successfully keep pace with technological changes affecting the industry, our business could be hurt. The financial services industry is constantly undergoing technological change with the frequent introduction of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better service clients and reduce costs. Our future success depends, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands, as well as create additional efficiencies within our operations. Some of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our clients. Failure to successfully keep pace with technological change in the financial services industry could have a material adverse impact on our business and, in turn, on our financial condition and results of operations.

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Our operations could be adversely impacted if our third-party service providers experience difficulty. We depend on a number of relationships with third-party service providers, including core systems processing and web hosting. These providers are well established vendors that provide these services to a significant number of financial institutions. If these third-party service providers experience difficulty or terminate their services and we are unable to replace them with other providers, our operations could be interrupted which would adversely impact our business.

Unauthorized disclosure of sensitive or confidential customer information, whether through a cyber-attack, other breach of our computer systems or any other means, could severely harm our business. In the normal course of business we collect, process and retain sensitive and confidential customer information. Despite the security measures we have in place, our facilities and systems may be vulnerable to cyber-attacks, security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events.

In recent periods there has been a rise in fraudulent electronic activity, security breaches, and cyber-attacks within the financial services industry, especially in the banking sector. Some financial institutions have reported breaches of their websites and systems which have involved sophisticated and targeted attacks intended to misappropriate sensitive or confidential information, destroy or corrupt data, disable or degrade service, disrupt operations or sabotage systems. These breaches can remain undetected for an extended period of time. Furthermore, our customers and employees have been, and will continue to be, targeted by parties using fraudulent e-mails and other communications that may appear to be legitimate messages sent by the Bank, in attempts to misappropriate passwords, card numbers, bank account information or other personal information or to introduce viruses or malware to personal computers. Information security risks for financial institutions have increased in part because of new technologies, mobile services and other Internet or web-based products used to conduct financial and other business transactions, and the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others. The secure maintenance and transmission of confidential information, as well as the secure and reliable execution of transactions over our systems, are essential to protect us and our customers and to maintain our customers’ confidence. Despite our efforts to identify, contain and mitigate these threats through detection and response mechanisms, product improvement, the use of encryption and authentication technology, and customer and employee education, such attempted fraudulent activities directed against us, our customers, and third party service providers remain a serious issue. The pervasiveness of cyber security incidents in general and the risks of cyber-crime are complex and continue to evolve.

We also face risks related to cyber-attacks and other security breaches in connection with debit card transactions that typically involve the transmission of sensitive information regarding our customers through various third parties. Some of these parties have in the past been the target of security breaches and cyber-attacks, and because the transactions involve third parties and environments that we do not control or secure, future security breaches or cyber-attacks affecting any of these third parties could impact us through no fault of our own, and in some cases we may have exposure and suffer losses for breaches or attacks relating to them. We also rely on third party service providers to conduct certain other aspects of our business operations, and face similar risks relating to them. While we regularly conduct security assessments on these third parties, we cannot be sure that their information security protocols are sufficient to withstand a cyber-attack or security breach.

Any cyber-attack or other security breach involving the misappropriation or loss of Company assets or those of its customers, or unauthorized disclosure of confidential customer information, could severely damage our reputation, erode confidence in the security of our systems, products and services, expose us to the risk of litigation and liability, disrupt our operations, and have a material adverse effect on our business.

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If our information systems were to experience a system failure, our business and reputation could suffer. We rely heavily on communications and information systems to conduct our business. The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to minimize service disruptions by protecting our computer equipment, systems, and network infrastructure from physical damage due to fire, power loss, telecommunications failure or a similar catastrophic event. We have protective measures in place to prevent or limit the effect of the failure or interruption of our information systems, and will continue to upgrade our security technology and update procedures to help prevent such events. However, if such failures or interruptions were to occur, they could result in damage to our reputation, a loss of customers, increased regulatory scrutiny, or possible exposure to financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

We are subject to a variety of operational risks, including reputational risk, legal risk and compliance risk, and the risk of fraud or theft by employees or outsiders, which may adversely affect our business and results of operations. We are exposed to many types of operational risks, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, and unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems.

If personal, non-public, confidential or proprietary information of customers in our possession were to be mishandled or misused, we could suffer significant regulatory consequences, reputational damage and financial loss. Such mishandling or misuse could occur, for example, if information were erroneously provided to parties who are not permitted to have the information, either by fault of our systems, employees, or counterparties, or where such information is intercepted or otherwise inappropriately taken by third parties.

Because the nature of the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. Our necessary dependence upon automated systems to record and process transactions may further increase the risk that technical flaws or employee tampering or manipulation of those systems could result in losses that are difficult to detect. We also may be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control (for example, computer viruses or electrical or telecommunications outages, or natural disasters, disease pandemics or other damage to property or physical assets) which may give rise to disruption of service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as we are) and to the risk that we (or our vendors’) business continuity and data security systems prove to be inadequate. The occurrence of any of these risks could result in a diminished ability to operate our business (for example, by requiring us to expend significant resources to correct the defect), as well as potential liability to clients, reputational damage and regulatory intervention, which could adversely affect our business, financial condition and results of operations, perhaps materially.

Previously enacted and potential future financial regulatory reforms could have a significant impact on our business, financial condition and results of operations. Dodd-Frank, which was enacted in 2010, is having a broad impact on the financial services industry, including significant regulatory and compliance changes. Many of the requirements called for in Dodd-Frank will be implemented over time, and most will be facilitated by the enactment of regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of Dodd-Frank will be implemented, the full extent to which it will impact our operations is unclear. The changes resulting from Dodd-Frank may impact the profitability of business activities, require changes to certain business practices, impose more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. In particular, the potential impact of Dodd-Frank on our operations and activities, both currently and prospectively, include, among others:

•	an increase in our cost of operations due to greater regulatory oversight, supervision and examination of banks and bank holding companies, and higher deposit insurance premiums;

•	the limitation of our ability to expand consumer product and service offerings due to more stringent consumer protection laws and regulations;

•	a material negative impact on our cost of funds in a rising interest rate environment, since financial institutions can now pay interest on business checking accounts;

•	a potential reduction in fee income, due to limits on interchange fees applicable to larger institutions which could ultimately lead to a competitive-driven reduction in the fees we receive; and

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•	a potential increase in competition due to the elimination of remaining barriers to de novo interstate branching.

Further, we may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements under the Dodd-Frank Act, which could negatively impact results of operations and financial condition. We cannot predict whether there will be additional laws or reforms that would affect the U.S. financial system or financial institutions, when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect us. However, the costs of complying with any additional laws or regulations could have a material adverse effect on our financial condition and results of operations.

The repeal of the prohibition on payment of interest on business demand deposits could increase our interest expense. Since July 2011, financial institutions have been authorized to offer interest on business demand deposits, as the Dodd-Frank Act repealed federal prohibitions against paying interest on demand deposits. We do not know how competing financial institutions will address this issue, but if we were to offer interest on demand deposits it could negatively impact our net interest income, particularly in a rising interest rate environment.

A substantial portion of our non-interest income has historically come from overdraft and NSF fees, generated from commercial and individual checking accounts; such fee income has declined in recent years and is expected to continue to decline. Since 2015, our fee income relating to overdraft and NSF fees has been declining because of decreased use of paper checks by customers in favor of electronic payment methods. The use of electronic payment methods does not allow an overdraft to occur and hence neither overdraft nor NSF fees are generated. Beginning January 1, 2017 our service charges were updated, including an increase in NSF fees from $18.00 per occurrence to $22.00 per occurrence. Despite this increase, aggregate fees relating to overdrafts and returned items are projected to decline further based upon lower volumes of checks being presented. The total reduction of such fee income and the timing of same is difficult to estimate, as the rate of adoption of electronic payment methods by customers is inconsistent and is subject to partial offset by additional new account formations.

We depend on our executive officers and key personnel to implement our business strategy and could be harmed by the loss of their services. We believe that our continued growth and success depends in large part upon the skills of our management team and other key personnel. The competition for qualified personnel in the financial services industry is intense, and the loss of key personnel or an inability to continue to attract, retain or motivate key personnel could adversely affect our business. If we are not able to retain our existing key personnel or attract additional qualified personnel, our business operations would be hurt. Only our Chief Executive Officer, who has been with the Company and the Bank since inception, has an employment agreement.

We may be adversely affected by the financial stability of other financial institutions. Our ability to engage in routine funding transactions could be adversely affected by the actions and liquidity of other financial institutions. Financial institutions are often interconnected as a result of trading, clearing, counterparty, or other business relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. Even if the transactions are collateralized, credit risk could exist if the collateral held by us cannot be liquidated at prices sufficient to recover the full amount of the credit or derivative exposure due to us. Any such losses could adversely affect our business, financial condition or results of operations.

Changes in interest rates could adversely affect our profitability, business and prospects. Net interest income, and therefore earnings, can be adversely affected by differences or changes in the interest rates on, or the re-pricing frequency of, our financial instruments. In addition, fluctuations in interest rates can affect the demand of customers for products and services, and an increase in the general level of interest rates may adversely affect the ability of certain borrowers to make variable-rate loan payments. Accordingly, changes in market interest rates could have a material adverse effect on our asset quality, loan origination volume, financial condition, results of operations, and cash flows. This interest rate risk can arise from Federal Reserve Board monetary policies, as well as other economic, regulatory and competitive factors that are beyond our control.

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The value of the securities in our investment portfolio may be negatively affected by market disruptions, adverse credit events or fluctuations in interest rates, which could have a material adverse impact on capital levels. Our available-for-sale investment securities are reported at their estimated fair values, and fluctuations in fair values can result from changes in market interest rates, rating agency actions, issuer defaults, illiquid markets and limited investor demand, among other things. As long as the change in the fair value of a security is not considered to be “other than temporary,” we directly increase or decrease our shareholders’ equity by the amount of the change in fair value, net of the tax effect. Because of the size of our fixed income bond portfolio relative to total assets, a relatively large increase in market interest rates, in particular, could result in a material drop in fair values and, by extension, in our capital. Investment securities that have an amortized cost in excess of their current fair value at the end of a reporting period are also evaluated for other-than-temporary impairment. If such impairment is indicated, the difference between the amortized cost and the fair value of those securities will be recorded as a charge in our income statement, which could also have a material adverse effect on our results of operations and capital levels.

We are exposed to risk of environmental liabilities with respect to properties to which we obtain title. Approximately $103 million or 94% of our loan portfolio at December 31, 2016 was secured by real estate. In the normal course of business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect our business and prospects.

TERMS OF THE OFFERING

General

We are offering up to 307,883 shares1 of our common stock, no par value. We are offering the shares first to our existing shareholders on a subscription rights basis, and then (if any shares remain available) to other interested investors on a non-rights basis. While the purchase price in both cases is $_____ per share, persons exercising subscription rights will receive bonus shares equal to 5% of the number of shares purchased pursuant to such rights, for no additional consideration. Shareholders must own at least four shares as of the record date to be eligible to participate in the rights portion of the offering. There is no minimum purchase requirement. Once you subscribe, your subscription is irrevocable.

Shareholders and non-shareholders alike may subscribe for any number of shares being offered hereby, but only shareholders of record as of the close of business on [RECORD DATE] are being given transferable subscription rights entitling them to receive certain bonus shares in connection with their investments, as described more fully below. Shares which are not subscribed for pursuant to such rights by [RIGHTS EXPIRATION DATE], will be available to other interested investors at a purchase price of $_____ per share without any bonus shares attached.

Except with respect to persons exercising subscription rights, we reserve the right to reject any subscription, in whole or in part, in our sole discretion. In determining which subscriptions to accept, in whole or in part, we may take into account a subscriber's potential to do business with, or to direct customers to, Chino Commercial Bank, and the order in which subscriptions are received.

In the event we reject all or a portion of a requested subscription, we will refund to the subscriber all, or the appropriate portion, of the amount remitted with the subscription agreement, without interest or deduction. We will decide which subscriptions to accept, and will mail all appropriate refunds, no later than 30 days after the expiration of the offering, when and as extended.

1 If all shares offered were purchased on a rights basis as described herein, the total number of shares issued would be approximately 323,277 due to the issuance of bonus shares. The actual number of shares issued would actually be slightly lower than this figure due to the fact that each shareholder's bonus shares will be rounded down to the nearest whole number.

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We are not required to secure or accept subscriptions for the maximum number of shares offered, and we can accept aggregate subscriptions for any lesser number of shares at any time. We may also, in our sole discretion, close the offering at any time by accepting all or a portion of the subscriptions then received.

Shareholder subscription rights will expire if not exercised by 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE]; and the offering in its entirety will expire at 5:00 p.m., Pacific Time, on [PUBLIC EXPIRATION DATE]; unless this offering is terminated earlier or either date is extended without notice to subscribers. Except in connection with subscription rights, we may, in our sole discretion, reject any subscriptions, in whole or in part, for any reason whatsoever. With respect to subscription rights exercised by rights holders and received by us no later than 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE], we agree not to reject any such subscriptions unless we elect to withdraw the offering in its entirety, in which case payments received from holders in connection with the exercise of their subscription rights will be returned in full without interest or deduction. We also reserve the right not to honor subscription rights from any person (including a shareholder) who is not a resident of California.

We may cancel this offering at any time, and accepted subscriptions are subject to cancellation in the event that we should elect to terminate the offering in its entirety. Further, except in connection with shareholder subscription rights, we reserve the right to accept subscriptions for any number of shares offered hereby up to the maximum number of shares offered, and may, in our sole discretion, terminate the offering after accepting subscriptions for any lesser number of shares.

Plan of Distribution

We are offering these shares on a “best efforts” basis through our directors and officers, who will not be compensated in connection with their procurement of subscriptions, but who will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with the offering, if any. We do not expect, however, that any such expenses will be significant. We do not presently intend to engage an underwriter or placement agent in connection with this offering. However, we may retain the services of a broker or placement agent to assist us on a best efforts basis with the non-rights portion of the offering if circumstances warrant. We are offering the shares first to existing shareholders on a subscription rights basis, and then, to the extent available, to other interested investors on a non-rights basis. See “PLAN OF DISTRIBUTION” for further details.

Subscription Procedure

For Existing Registered Shareholders

If you wish to exercise your subscription rights in this offering, and you are a “registered” shareholder, i.e., you hold your shares directly in certificate or book-entry form, you must complete the following steps before [RIGHTS EXPIRATION DATE]:

•	Complete and sign the shareholder subscription rights agreement which accompanies this offering circular;

•	Make full payment of the entire purchase price for the shares subscribed for in U.S. currency by certified check, bank check, personal check or money order payable to “Chino Commercial Bancorp Stock Offering Account.” You may also wire transfer the funds as set forth below.

•	Deliver the shareholder subscription rights agreement, together with the payment described above, to Chino Commercial Bancorp at the following address:

Chino Commercial Bancorp 8229 Rochester Avenue, #110 Rancho Cucamonga, California 91730 Attention: Trish Bowman

•	If you wish to wire transfer your funds, you should deliver your shareholder subscription rights agreement as set forth above and wire transfer your funds to the “Chino Commercial Bancorp Stock Offering Account,” ABA No. 122243062, Account No. 1900141, Attention: Aaron Storm.

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The number of shares covered by each shareholder's subscription rights and the aggregate purchase price for the full exercise of such subscription rights are set forth on each shareholder's subscription rights agreement. To exercise your subscription rights, your completed agreement and payment must be received by us by [RIGHTS EXPIRATION DATE], unless such date is extended. If you wish to subscribe for additional shares pursuant to your oversubscription privilege, or if you should miss the deadline for exercising subscription rights and wish to purchase shares in the non-rights portion of the offering, please so indicate on your subscription rights agreement. Any subscriptions for shares which do not involve the exercise of subscription rights must be received by [PUBLIC EXPIRATION DATE], unless such date is extended.

Important: The full subscription price for the shares must be remitted with the shareholder subscription rights agreement in order to be valid. Failure to include the full purchase price shall give us the right to reject the subscription. If we do not receive your shareholder subscription rights agreement and payment in full by 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE], your subscription rights in this offering will be waived, unless such date is extended. However, we will consider any subscriptions received after that date on a non-rights basis, i.e., without entitlement to any bonus shares.

The subscription price will be deemed to have been received by us only upon (i) clearance of any uncertified check; (ii) receipt by us of any certified check or cashier’s check or money order; or (iii) receipt of wired funds in the stock offering account designated above. If paying by uncertified personal check, please be aware that funds paid in this manner may take at least five business days to clear. Accordingly, if you wish to pay the subscription price by means of uncertified personal check, we urge you to send in your subscription materials sufficiently in advance of [RIGHTS EXPIRATION DATE] to ensure that such payment is received and clears by that date. We also encourage you to consider paying by means of certified or cashier’s check, money order or wire transfer of funds.

If you have questions as to how to complete the shareholder subscription rights agreement, please contact Dann H. Bowman, President and Chief Executive Officer or Melinda M. Milincu, Chief Financial Officer, at (909) 393 8880 or mmilincu@chinocommercialbank.com.

For Existing “Street Name” Shareholders

If you do not hold your shares directly in certificate or book-entry form, but hold them instead through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a shareholder subscription rights agreement. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the [RIGHTS EXPIRATION DATE] expiration date that we have established for the rights offering.

For Non-Rights Subscribers

If you wish to subscribe to purchase shares of our common stock in this offering on a non-rights basis, you must complete the same steps as described above under “Subscription Procedure – For Existing Shareholders” except using the subscription agreement designed for non-rights subscribers rather than a shareholder subscription rights agreement, and you must do so before [PUBLIC EXPIRATION DATE] rather than [RIGHTS EXPIRATION DATE].

If you have questions as to how to complete the subscription agreement, please contact Dann H. Bowman, President and Chief Executive Officer or Melinda M. Milincu, Chief Financial Officer, at (909) 393 8880 or mmilincu@chinocommercialbank.com.

Expiration Dates

The subscription rights granted to shareholders of record as of [RECORD DATE] will expire if not validly exercised by 5:00 p.m., Pacific Time, on [RIGHTS EXPIRATION DATE], unless extended.

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We will accept subscriptions on a non-rights basis until 5:00 p.m., Pacific Time on [PUBLIC EXPIRATION DATE], unless extended, or if we decide to close the offering prior to that date, which we may do without further notice to you. While potential investors may subscribe for shares in the non-rights portion of the offering during the rights offering period, we can only hold, but not accept, subscriptions pending the conclusion of the rights portion of the offering, as we will not know until that time how many shares, if any, will be available in the non-rights portion of the offering. If you have subscribed on a non-rights basis during the rights period, we will let you know as soon as practicable after the conclusion of the rights offering whether your non-rights subscription has been accepted. We may also extend either or both expiration dates without notice to subscribers. Any such extension shall not affect the rights of those who have already subscribed.

Closings and Issuance of Shares

The rights portion of the offering will close on the [RIGHTS EXPIRATION DATE] rights expiration date, which date may be extended. The offering in its entirety will close on the [PUBLIC EXPIRATION DATE] offering expiration date, but this date may also be extended.

If you currently hold your stock directly in certificate or book-entry form, we will mail you a stock certificate or statement of ownership for your book-entry shares as soon as practicable after the close of the offering. If your shares as of [RECORD DATE] were held by a custodian bank, broker, dealer or other nominee, you will not receive stock certificates or statements of ownership from us for your new shares. Instead, your nominee will be credited with the shares of common stock you purchase, according to the same timeframe as described above with respect to stock certificates.

Determination of the Offering Price

Prior to this offering there has been a very limited trading market in our common stock. See “MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS – Trading History.” We determined the offering price after analyzing and taking into consideration several factors including, but not limited to, our current financial condition, recent trading prices of our common stock, book value per share, management’s analysis of our growth potential, the prices of shares of common stock of similarly situated independent banks, and our market position in the geographical areas in which we operate. The offering price will not necessarily reflect the market price of our common stock after this offering.

No Board Recommendation

An investment in the common stock must be made pursuant to each investor's evaluation of such security. Accordingly, neither our board of directors nor management makes any recommendation to potential investors regarding whether they should subscribe for or purchase any shares.

USE OF PROCEEDS

The net proceeds to us from the sale of the common stock offered in the offering will be approximately $_______, net of offering expenses, assuming the sale of all shares offered hereby. The actual net proceeds to be raised in the offering will depend upon the number of shares sold in the offering and the actual amount of offering expenses incurred, which may differ from the foregoing estimate.

We intend to use the net proceeds from this offering for general and corporate working capital purposes, including funding for loans and to support future growth, and enabling our subsidiary, Chino Commercial Bank, N.A., to continue to meet applicable capital requirements. Future growth is expected to occur by establishing new branch offices and increasing loans and deposits at existing branches. The amount and timing of the use of proceeds from this offering will depend on our capital needs and local loan demand. No assurance can be given that any new branches will be established in the future or, if established, that the resulting impact on our financial condition will be favorable.

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PLAN OF DISTRIBUTION

General

We are offering these shares on a “best efforts” basis through our directors and officers, who will not be entitled to receive any discounts or commissions for selling any shares, but may be reimbursed for any reasonable out-of-pocket expenses incurred in connection with the offering, if any. We do not expect, however, that any such expenses will be significant. The offering is not underwritten and we do not presently intend to engage an underwriter or placement agent in connection with this offering. However, we may retain the services of a broker or placement agent to assist us on a best efforts basis with the non-rights portion of the offering if circumstances warrant. If we do so, we do not expect such broker or agent to be obligated to sell or to purchase any of the shares, and we would expect to pay such firm, as compensation for its services on completion of the offering, a placement fee representing a percentage of the dollar amount of shares purchased by investors introduced by such firm, which percentage is not yet known, plus reasonable out-of-pocket expenses.

Distribution to Existing Shareholders

Shareholders of record of our common stock as of the close of business on [RECORD DATE] are being given transferable subscription rights in this offering. Shareholders will have “basic subscription rights” to purchase one share for every four shares owned of record on that date, at a purchase price of $_____ per share, and an “over-subscription privilege” whereby they may subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price. In addition, persons exercising subscription rights, including over-subscription privileges, will receive bonus shares equal to _____ percent (__%) of the number of shares purchased pursuant to such rights, for no additional consideration.

We believe that it is in our best interests and those of our shareholders to give these subscription rights, although our common stock does not carry any preemptive rights and such subscription rights are therefore not legally required. These subscription rights will enable shareholders to eliminate the potential dilution of their respective percentage ownership of our stock which may occur through this offering. If all shareholder subscription rights are exercised, the aggregate number of shares subscribed for thereby will be approximately 307,8831 or 100% of the maximum number of shares available for sale pursuant to the offering, leaving no shares remaining to be purchased on a non-rights basis.

The number of shares for which each shareholder is entitled to subscribe by virtue of these subscription rights, along with the aggregate price required for full exercise of these subscription rights, are set forth in the shareholder subscription rights agreement accompanying this offering circular. If any shareholder loses or misplaces his or her shareholder subscription rights agreement, the number of shares for which each shareholder is entitled to subscribe can be calculated by dividing by four the number of shares owned of record by such shareholder as of [RECORD DATE]. If the resulting number contains a fraction, the fraction should be rounded down to the nearest whole number.

Shareholders may also obtain information concerning the number of shares constituting their subscription rights entitlement by contacting Dann H. Bowman, President and Chief Executive Officer or Melinda M. Milincu, Chief Financial Officer, at (909) 393 8880 or mmilincu@chinocommercialbank.com.

While the subscription rights given to shareholders have been made transferable or assignable, they may be transferred or assigned to California residents only. In addition, we will not be involved in assisting shareholders in soliciting or locating transferees of such subscription rights. Subscription rights have been made transferable only as an accommodation to our shareholders. The method of transferring subscription rights is described in the instructions to the shareholder subscription rights agreement.

1 This figure does not include bonus shares.

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Distribution to Non-Shareholders

The balance of shares offered hereby which are not subscribed for on a subscription rights basis by [RIGHTS EXPIRATION DATE] (unless extended) will be available to other interested investors on a non-rights basis at a purchase price of $_____ per share without entitlement to any bonus shares. However, it is not possible to determine as of the date of this offering circular the exact number of shares which will be available on this basis. We intend to allocate such shares primarily to our existing and potential customers and members of the communities we serve, including persons who are in business or reside in Chino, Ontario and Rancho Cucamonga, California. However, we reserve the right to sell such shares in any manner as we, in our sole discretion, deem appropriate and we may reject all or any part of any non-rights subscription.

MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS

Trading History

Our common stock is not listed on any exchange or quoted by the Nasdaq® Stock Market, although they are quoted on the OTC-Pink under the ticker symbol “CCBC.” Trades may also occur in unreported private transactions. The OTC-Pink is an electronic, screen-based market maintained and operated by the OTC Markets Group, which imposes considerably less stringent listing standards than the Nasdaq. The OTC-Pink is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities.

Trading volume in the Company’s stock not been extensive and such trades cannot be characterized as constituting an active trading market. Although the Company’s stock is not subject to any specific restrictions on transfer, there can be no assurance that a more active trading market will develop in the future, or if developed, that it will be maintained. Management is aware of the following securities dealers which make a market in the Company’s common stock: D.A. Davidson & Company, Big Bear Lake, California; and Raymond James and Associates, Inc., San Francisco, California.

The information in the following table indicates the high and low sales prices and approximate trading volume for our common stock for each quarterly period since January 1, 2015, and is based upon information provided by Thompson Reuters. The information does not include transactions for which no public records are available.

	Sales Prices		Approximate Number of
Calendar Quarter Ended	High	Low	Shares Traded

March 31, 2015	$11.67	$10.23	60,136
June 30, 2015	10.63	9.58	101,113
September 30, 2015	12.21	9.71	59,460
December 31, 2015	12.63	11.88	31,290
March 31, 2016	12.92	11.67	18,370
June 30, 2016	15.25	11.47	73,232
September 31, 2016	16.00	13.81	19,584
December 31, 2016	15.50	13.95	28,376
March 31, 2017	17.10	14.00	38,522

The “bid” and “asked” quotations on [LATEST PRACTICABLE DATE] were $_____ and $_____, respectively.

Holders

As of March 10, 2017 there were approximately 564 shareholders of our common stock, including approximately 349 registered holders, and approximately 215 beneficial owners whose shares were held in street name.

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Dividends

To date, we have not paid any cash dividends, but we paid stock dividends in 2014 through 2016 and plan to continue paying stock dividends when deemed appropriate by our board of directors based on a number of factors. We have no plans to pay cash dividends at this time; however, if conditions warrant, the board of directors may declare a stock dividend within the next 12 months. Any decision to pay cash or stock dividends will be made by our board of directors in its discretion based on a number of factors including our earnings and financial condition.

As a bank holding company which currently has no significant assets other than its equity interest in the Bank, our ability to pay dividends primarily depends upon the dividends we receive from the Bank. The Bank’s dividend practice, like our dividend practice, will depend upon its earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by the Bank’s board of directors at that time. Moreover, during any period in which we have deferred payment of interest otherwise due and payable on our subordinated debt securities, we may not pay any dividends or make any distributions with respect to our capital stock. See Note 8 to the consolidated financial statements contained herein.

Shareholders are entitled to receive dividends only when and if declared by our board of directors. To the extent that we receive cash dividends from the Bank, we presently use such funds primarily to service the subordinated debt related to our trust preferred securities (see Note 8 to the consolidated financial statements included herein), as well as to pay our operating expenses. No assurance can be given that our earnings will permit the payment of dividends of any kind in the future.

The Bank’s ability to pay cash dividends to us is also subject to certain legal limitations under federal laws and regulations. No national bank may, pursuant to 12 U.S.C. Section 56, pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting for expenses including losses and bad debts. The payment of dividends out of net profits of a national bank is further limited by 12 U.S.C. Section 60(a) which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock, or if the surplus fund does not equal the amount of capital stock, until one-tenth of the Bank's net profits of the preceding half-year in the case of quarterly or semiannual dividends, or the preceding two consecutive half-year periods are transferred to the surplus fund before each dividend is declared.

Pursuant to 12 U.S.C. Section 60(b), the approval of the OCC shall be required if the total of all dividends declared by the Bank in any calendar year shall exceed the total of its net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The OCC has adopted guidelines, which set forth factors which are to be considered by a national bank in determining the payment of dividends. A national bank, in assessing the payment of dividends, is to evaluate the bank’s capital position, its maintenance of an adequate allowance for loan losses, and the need to review or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines. Therefore, the payment of dividends by Chino Commercial Bank is also governed by its ability to maintain minimum required capital levels and an adequate allowance for loan and lease losses. Additionally, pursuant to 12 U.S.C. Section 1818(b), the OCC may prohibit the payment of any dividend which would constitute an unsafe and unsound banking practice.

Our ability to pay dividends is also limited by state corporation law. The California General Corporation Law allows a California corporation to pay dividends if the company’s retained earnings equal at least the amount of the proposed dividend. If such corporation does not have sufficient retained earnings available for the proposed dividend, it may still pay a dividend to its shareholders if immediately after the dividend the sum of the company’s assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and the current assets of the company would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities. Most bank holding companies cannot meet the second test and therefore are eligible to pay dividends only out of retained earnings. In addition, as noted above, during any period in which we have deferred payment of interest otherwise due and payable on our subordinated debt securities, we may not pay any dividends or make any distributions with respect to our capital stock.

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CAPITALIZATION

The following table1 sets forth our capitalization at December 31, 2016, actual and as adjusted to give effect to the sale of all 307,883 shares of common stock offered in this offering, plus related “bonus” shares to be issued pursuant to the exercise of shareholder subscription rights, less estimated expenses, at the offering price of $_____ per share. This table should be read in conjunction with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and the financial statements and the notes related thereto appearing elsewhere in this offering circular.

	December 31, 2016
	Actual	As Adjusted
	(Dollars in Thousands, except per share data)
Long-term debt:
Trust Preferred Securities	$3,093		$3,093
Shareholders’ equity:
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 1,231,332 and 1,554,609 shares as adjusted	6,089		____
Retained earnings	7,450		____
Accumulated other comprehensive income	(3)		____
Total shareholders’ equity	$13,536	$	____
Total liabilities and shareholders’ equity	$175,092	$
Book value per share[2]	$10.99	$	__.__
Capital ratios:[3]
Tier 1 leverage ratio	10.24%		__.__	%
Tier 1 capital to risk-weighted assets	15.32%		__.__	%
Total capital to risk-weighted assets	15.37%		__.__	%

1 This table assumes that all shares sold will be sold pursuant to the exercise of shareholder subscription rights at $____ per share, so that in addition to the 307,883 shares being offered hereby, we would issue bonus shares amounting to an additional 5% of the amount of such shares (15,394 additional shares), for a total of 323,277 shares. If all shares were purchased by non-rights subscribers, the total number of shares would be 307,883. The total net proceeds would not be affected.

2 Actual book value per share equals total stockholders’ equity of $13,536,294, divided by 1,231,332 shares issued and outstanding at December 31, 2016. Book value per share as adjusted equals total stockholders’ equity of $_______ (assuming net proceeds of this offering of $_______), divided by 1,554,609 shares (assuming issuance and sale of 307,883 shares plus 15,394 bonus shares issued to shareholders exercising subscription rights).

3 For definitions and further information relating to these capital ratios, see “Supervision and Regulation – Capital Adequacy Requirements” herein.

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BUSINESS

General

The Company

Chino Commercial Bancorp (the “Company”) is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is headquartered in Chino, California. The Company was incorporated on March 2, 2006 and acquired all of the outstanding shares of Chino Commercial Bank, N.A. (the “Bank”) effective July 1, 2006. The Company’s principal subsidiary is the Bank, and the Company exists primarily for the purpose of holding the stock of the Bank and of such other subsidiaries it may acquire or establish. The Company’s only other direct subsidiary is Chino Statutory Trust I, which was formed on October 25, 2006 solely to facilitate the issuance of capital trust pass-through securities. Pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810-10 (formerly Interpretation No. 46, Consolidation of Variable Interest Entities), Chino Statutory Trust I is not reflected on a consolidated basis in the financial statements of the Company. References herein to the “Company” include Chino Commercial Bancorp and its consolidated subsidiary, the Bank, unless the context indicates otherwise.

The Company’s principal source of income has historically been dividends from the Bank. The Company may also explore supplementary sources of income in the future. The expenditures of the Company, include (but are not limited to) the payment of dividends to shareholders, if and when declared by the Board of Directors, the cost of servicing debt, legal fees, audit fees, and shareholder costs will generally be paid from dividends paid to the Company by the Bank.

At December 31, 2016, the Company had consolidated assets of $175.1 million, deposits of $137.6 million and shareholders’ equity of $13.5 million. The Company’s liabilities include $3.1 million in debt obligations due to Chino Statutory Trust I, related to capital trust pass-through securities issued by that entity.

The Company’s administrative offices are located at 14245 Pipeline Avenue, Chino California 91710 and the telephone number is (909) 393-8880.

The Bank

The Bank is a national bank which was organized under the laws of the United States in December 1999 and commenced operations on September 1, 2000. The Bank operates three full-service banking offices. The Bank’s main branch office and administrative offices are located at 14245 Pipeline Avenue, Chino, California. In January 2006 the Bank opened its Ontario branch located at 1551 South Grove Avenue, Ontario, California. In April 2010, the Bank opened its Rancho Cucamonga branch located at 8229 Rochester Avenue, Rancho Cucamonga, California.

The Bank’s deposit accounts are insured under the Federal Deposit Insurance Act up to the maximum amounts allowable by law. The Bank is subject to periodic examinations of its operations and compliance by the office of the Comptroller of the Currency (“Comptroller”). The Bank is a member of the Federal Reserve System (FRS) and a member of the Federal Home Loan Bank. See “Supervision and Regulation.”

The Bank provides a wide variety of lending products for both businesses and consumers. Commercial loan products include lines of credit, letters of credit, term loans, equipment loans, commercial real estate loans, construction loans, accounts receivable financing, working capital financing. Financing products for individuals include auto, home equity, overdraft protection lines and, through a third party provider, MasterCard debit cards. Real estate loan products include construction loans, land loans, mini-perm commercial real estate loans, and home mortgages. As of December 31, 2016, the Company had total assets of $175.1 million and net loans of $107.4 million. The Company’s lending activity is concentrated primarily in real estate loans, which constituted 80% of the Company’s loan portfolio as of December 31, 2016; and commercial loans, which constituted 20%, of the Company’s loan portfolio as of December 31, 2016.

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As a community-oriented bank, the Bank offers a wide array of personal, consumer and commercial services generally offered by a locally-managed, independently-operated bank. The Bank provides a broad range of deposit instruments and general banking services, including checking, savings accounts (including money market demand accounts), certificates of deposit for both business and personal accounts; internet banking services, such as cash management and Bill Pay; mobile banking services, including mobile capture, POP Money electronic payments, External Transfers, from other banks; debit card payment systems; telebanking (banking by phone); and courier services. The $137.6 million in deposits at December 31, 2016 included $68.6 million in non-interest bearing deposits and $68.9 million in interest-bearing deposits, representing 50% and 50%, respectively, of total deposits.

Recent Accounting Pronouncements

Information on recent accounting pronouncements is contained in Note 1 to the consolidated financial statements included herein.

Market Area and Competition

The banking business in California tends to be highly competitive, including in our specific market areas. Continued consolidation within the banking industry has contributed to the competitive environment in recent periods, following on the heels of a relatively large number of FDIC-assisted takeovers of failed banks and other acquisitions of troubled financial institutions in the aftermath of the Great Recession. There are also a number of unregulated companies competing for business in our markets with financial products targeted at profitable customer segments. Many of those companies are able to compete across geographic boundaries and provide meaningful alternatives to significant banking products and services. These competitive trends are likely to continue.

With respect to commercial bank competitors, the business is dominated by a relatively small number of major banks that operate a large number of offices within our geographic footprint. These banks have, among other advantages, the ability to finance businesses and geographic area with effective advertising campaigns and to allocate their investment resources to regions of highest yield and demand. Many of the major banks operating in the area offer certain services, that the Company does not offer directly (but some of which the Company offers through correspondent institutions). By virtue of their greater total capitalization, such banks also have substantially higher lending limits than the Company.

In addition to other banks, our competitors include savings institutions, credit unions, and numerous non-banking institutions such as finance companies, leasing companies, insurance companies, brokerage firms, asset management groups, mortgage banking firms and internet-based companies. Technological innovations have lowered traditional barriers of entry and enabled many of these companies to offer services that previously were considered traditional banking products, and we have witnessed increased competition from specialized companies, including those that circumvent the banking system by facilitating payments via the internet, wireless devices, prepaid cards, or other means.

Strong competition for deposits and loans among financial institutions and non-banks alike affects interest rates and other terms on which financial products are offered to customers. Mergers between financial institutions have created additional pressures within the financial services industry to streamline operations, reduce expenses, and increase revenues in order to remain competitive. Competition is also impacted by federal and state interstate banking laws which permit banking organizations to expand into other states. The relatively large California market has been particularly attractive to out-of-state institutions.

In an effort to compete effectively, the Company provides quality, personalized service with prompt, local decision-making, which cannot always be matched by major banks. The Company relies on local promotional activities, personal relationships established by the Company’s officers, directors, and employees with the Company’s customers, and specialized services tailored to meet the needs of the Company’s primary service area.

The Company’s primary geographic service area consists of the western portion of San Bernardino County, with a particular emphasis on Chino, Chino Hills, Ontario and Rancho Cucamonga. This primary service area is currently served by approximately 20 competing banks represented by 60 full service branches. The Company competes in its service area by using to the fullest extent possible the flexibility that its independent status and strong community ties permit. This status includes an emphasis on specialized services, local promotional activity, and personal contacts by the Company's officers, directors, organizers and employees. Programs have and will continue to be developed which are specifically addressed to the needs of small businesses, professionals and consumers. If our customers’ loan demands exceed the Company's lending limit, the Company is able to arrange for such loans on a participation basis with other financial institutions and intermediaries. The Company can also assist those customers requiring other services not offered by the Company to obtain such services from its correspondent banks.

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Employees

As of December 31, 2016, the Company had 37 full-time and two part-time employees. Of these individuals, 13 were officers of the Bank holding titles of Assistant Vice President or above.

Properties

The Bank's main office and administrative headquarters as well as the Company’s principal offices are located at 14245 Pipeline Avenue, Chino, California. The Company purchased this property on July 1, 2010 at a purchase price of $2,202,421. Building improvements were completed in December 2010 and the cost of construction was $802,968. The two-story building consists of approximately 17,500 square feet of space. The office has a vault, teller windows, customer parking and one automated teller machine located on the exterior of the building. The Company and the Bank moved into these new facilities on January 6, 2011.

On January 5, 2006 the Bank opened its second branch facility at 1551 South Grove Avenue, Ontario, California. The initial land purchase was finalized in June 2005 for $639,150 and construction of the 6,390 square foot Bank premises was completed in late 2005. The final cost of construction and equipment totaled $1,287,208. This single story building has a vault, teller windows, customer parking and one automated teller machine located on the exterior of the building.

On December 30, 2009 the Bank purchased property to open a third branch facility at 8229 Rochester Avenue, Rancho Cucamonga, California. The purchase price was $1,263,420. The cost of construction and equipment was $572,279 and was opened April 5, 2010. This single story building has a vault, teller windows, customer parking and one automated teller machine located on the exterior of the building.

In the opinion of Management, the Company’s properties are adequately covered by insurance.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

At a meeting on March 26, 2015, the Audit Committee dismissed Hutchinson as the Company’s principal independent auditors. At the same meeting, the Audit Committee selected the accounting firm of Vavrinek, Trine, Day & Co., LLP as the independent auditors for the Company’s 2015 fiscal year.

Hutchinson audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2014 and 2013. Hutchinson’s report on the Company’s financial statements for 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the subsequent interim period from January 1, 2015 through March 26, 2015 and for the fiscal years ended December 31, 2014 and 2013, there were no disagreements between Hutchinson and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hutchinson, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

Legal Proceedings

From time to time, Chino Commercial Bancorp or Chino Commercial Bank may be involved in litigation relating to claims arising out of its normal course of business. As of the date of this offering circular, we did not have any material pending legal matters or litigation for either entity.

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Supervision and Regulation

Banks and bank holding companies are heavily regulated by federal and state laws and regulations. Most banking regulations are intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders. The following is a summary of certain statutes, regulations and regulatory guidance affecting the Company and the Bank. This summary is not intended to be a complete explanation of such statutes, regulations and guidance, all of which are subject to change in the future, nor does it fully address their effects and potential effects on the Company and the Bank.

Regulation of the Company Generally

The Company is a legal entity separate and distinct from the Bank and its other subsidiaries. The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHC Act”) and is registered as such with the Federal Reserve. The Company is subject to supervision, regulation and inspection by the Federal Reserve and is required to file annual reports and other information with the Federal Reserve regarding its business operations and those of its subsidiaries. In general, the BHC Act limits the business of bank holding companies to banking, managing or controlling banks and other activities that the Federal Reserve has determined to be so closely related to banking as to be a proper incident thereto, including securities brokerage services, investment advisory services, fiduciary services, and management advisory and data processing services, among others. A bank holding company that also qualifies as and elects to become a “financial holding company” may engage in a broader range of activities that are financial in nature or complementary to a financial activity (as determined by the Federal Reserve or Treasury regulations), such as securities underwriting and dealing, insurance underwriting and agency, and making merchant banking investments. The Company has not elected to become a financial holding company but may do so at some point in the future if deemed appropriate in view of opportunities or circumstances at the time.

The BHC Act requires the prior approval of the FRB for the direct or indirect acquisition of more than five percent of the voting shares of a commercial bank or its parent holding company. Acquisitions by the Bank are subject instead to the Bank Merger Act, which requires the prior approval of an acquiring bank’s primary federal regulator for any merger with or acquisition of another bank.

The Company and the Bank are deemed to be “affiliates” of each other and thus are subject to Sections 23A and 23B of the Federal Reserve Act as well as related Federal Reserve Regulation W which impose both quantitative and qualitative restrictions and limitations on transactions between affiliates. The Bank is also subject to laws and regulations requiring that all loans and extensions of credit to our executive officers, directors, principal shareholders and related parties must, among other things, be made on substantially the same terms and follow credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with persons not related to the Bank.

Under certain conditions, the Federal Reserve has the authority to restrict the payment of cash dividends by a bank holding company as an unsafe and unsound banking practice, and may require a bank holding company to obtain the prior approval of the Federal Reserve prior to purchasing or redeeming its own equity securities, unless certain conditions are met. The Federal Reserve also has the authority to regulate the debt of bank holding companies.

A bank holding company is required to act as a source of financial and managerial strength for its subsidiary banks and must commit resources as necessary to support such subsidiaries. In this connection, the Federal Reserve may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank and may disapprove of the payment of dividends to the shareholders if the Federal Reserve Board believes the payment of such dividends would be an unsafe or unsound practice.

Regulation of the Bank Generally

As a national banking association, the Bank is subject to regulation, supervision and examination by the Comptroller, and is also a member of the FRS, and as such, is subject to applicable provisions of the Federal Reserve Act and the regulations promulgated thereunder by the Board of Governors of the Federal Reserve System ("FRB"). Furthermore, the deposits of the Bank are insured by the Federal Deposit Insurance Corporation (FDIC) to the maximum limits thereof. For this protection, the Bank pays a quarterly assessment to the FDIC and is subject to the rules and regulations of the FDIC pertaining to deposit insurance and other matters. The regulations of those agencies govern most aspects of the Bank's business, including the making of periodic reports by the Bank, and the Bank's activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits, the issuance of securities and numerous other areas. The Bank is also subject to requirements and restrictions of various consumer laws and regulations, as well as, applicable provisions of California law, insofar as they do not conflict with, or are not preempted by, federal banking laws. Supervision, legal action and examination by the regulatory agencies are generally intended to protect depositors and are not intended for the protection of shareholders.

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Capital Adequacy Requirements

The Company and the Bank are subject to the regulations of the FRB and the Comptroller, respectively, governing capital adequacy. However, the Company is currently a “small bank holding company” under the FRB’s guidelines, and thus qualifies for an exemption from the consolidated risk-based and leverage capital adequacy guidelines applicable to bank holding companies with assets of $1 billion or more. Each of the federal regulators has adopted risk-based capital guidelines to provide a systematic analytical framework which makes regulatory capital requirements sensitive to differences in risk profiles among banking organizations, considers off-balance sheet exposures in evaluating capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Capital levels, as measured by these standards, are also used to categorize financial institutions for purposes of certain prompt corrective action regulatory provisions.

Prior to January 1, 2015, the guidelines included a minimum required ratio of qualifying Tier 1 plus Tier 2 capital to total risk weighted assets of 8% (“Total Risk-Based Capital Ratio” or “Total RBC Ratio”), and a minimum required ratio of Tier 1 capital to total risk weighted assets of 4% (“Tier 1 Risk-Based Capital Ratio” or “Tier 1 RBC Ratio”). The guidelines also provided for a minimum Leverage Ratio, which is defined as Tier 1 capital to adjusted average assets (quarterly average assets less the disallowed capital items discussed below). The minimum Leverage Ratio is 3% for institutions having the highest regulatory rating, and 4% for all other institutions. Tier 1 capital is generally defined as the sum of core capital elements, less goodwill and other intangible assets, accumulated other comprehensive income, disallowed deferred tax assets, and certain other deductions. The following items are defined as core capital elements: (i) common shareholders’ equity; (ii) qualifying non-cumulative perpetual preferred stock and related surplus (and, in the case of holding companies, senior perpetual preferred stock issued to the U.S. Treasury Department pursuant to the Troubled Asset Relief Program); (iii) minority interests in the equity accounts of consolidated subsidiaries; and (iv) “restricted” core capital elements (which include qualifying trust preferred securities) up to 25% of all core capital elements. Tier 2 capital includes the following supplemental capital elements: (i) allowance for loan and lease losses (but not more than 1.25% of an institution’s risk-weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and, (iv) term subordinated debt and intermediate-term preferred stock and related surplus. The maximum amount of Tier 2 capital is capped at 100% of Tier 1 capital.

Effective January 1, 2015, a new capital class known as Common Equity Tier 1 capital was added, and most financial institutions were given the option of a one-time election to continue to exclude accumulated other comprehensive income (“AOCI”) from regulatory capital. Since the Bank exercised its option to exclude AOCI with its first regulatory filings for 2015, our Common Equity Tier 1 capital includes common stock, additional paid-in capital, and retained earnings, less the following: disallowed goodwill and intangibles, disallowed deferred tax assets, and any insufficient additional capital to cover the deductions. The definitions of Tier 1 and Tier 2 capital are essentially unchanged, although disallowed amounts increased with the new rules. The final rules include new regulatory minimums of 4.5% for the common equity Tier 1 capital to total risk weighted assets ratio (“Common Equity Tier 1 RBC Ratio”), 6.0% for the Tier 1 RBC Ratio, 8.0% for the Total RBC Ratio, and 4.0% for the Leverage Ratio. The final rules also require a Common Equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets which is in addition to the other minimum risk-based capital standards in the rule. The capital buffer requirement will be phased in over three years beginning in 2016, and will effectively raise the minimum required Common Equity Tier 1 RBC Ratio to 7.0%, the Tier 1 RBC Ratio to 8.5%, and the Total RBC Ratio to 10.5% on a fully phased-in basis. Institutions that do not maintain the required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases, and on the payment of discretionary bonuses to executive management.

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The final rules also increase the required capital for certain categories of assets, including higher-risk construction and real estate loans, certain past-due or nonaccrual loans, and certain exposures related to securitizations. The new minimum capital ratios became effective for us on January 1, 2015, and the capital buffers will be fully phased in by January 1, 2019. Based on our capital levels at December 31, 2016 and 2015, the Bank would have met all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis.

For more information on the Company’s capital, see “ Management’s Discussion and Analysis of Financial Condition and Results of Operation – Capital Resources.” Risk-based capital ratio (“RBC”) requirements are discussed in greater detail in the following section.

Prompt Corrective Action Provisions

Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories: “well capitalized” (Total RBC Ratio of 10%; Tier 1 RBC Ratio of 8%; Common Equity Tier 1 RBC Ratio of 6.5%; and Leverage Ratio of 5%); “adequately capitalized” (Total RBC Ratio of 8%; Tier 1 RBC Ratio of 6%; Common Equity Tier 1 RBC Ratio of 4.5%; and Leverage Ratio of 4%); “undercapitalized” (Total RBC Ratio of less than 8%; Tier 1 RBC Ratio of less than 6%; Common Equity Tier 1 RBC Ratio of less than 4.5%; or Leverage Ratio of less than 4%); “significantly undercapitalized” (Total RBC Ratio of less than 6%; Tier 1 RBC Ratio of less than 4%; Common Equity Tier 1 RBC Ratio of less than 3%; or Leverage Ratio less than 3%); and “critically undercapitalized” (tangible equity to total assets less than or equal to 2%). A bank may be treated as though it were in the next lower capital category if, after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as “critically undercapitalized” unless its actual capital ratio warrants such treatment. As of December 31, 2016 and 2015, both the Company and the Bank were deemed to be well capitalized for regulatory capital purposes.

At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank “undercapitalized.” Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any). “Significantly undercapitalized” banks are subject to broad regulatory authority, including among other things capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying bonuses or increasing compensation to senior executive officers without FDIC approval. Even more severe restrictions apply to “critically undercapitalized” banks. Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized the appropriate federal banking agency is required to appoint a conservator or receiver for the bank.

In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance on deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against “institution-affiliated” parties.

Safety and Soundness Standards

The federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation, and liquidity and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet the requisite standards, the appropriate federal banking agency may require the institution to submit a compliance plan and could institute enforcement proceedings if an acceptable compliance plan is not submitted or adhered to.

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The Dodd-Frank Wall Street Reform and Consumer Protection Act

Legislation and regulations enacted and implemented since 2008 in response to the U.S. economic downturn and financial industry instability continue to impact most institutions in the banking sector. Certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in 2010, are now effective and have been fully implemented, including revisions in the deposit insurance assessment base for FDIC insurance and a permanent increase in coverage to $250,000; the permissibility of paying interest on business checking accounts; the removal of barriers to interstate branching; and, required disclosures and shareholder advisory votes on executive compensation. Additional actions taken to implement Dodd-Frank provisions include (i) final capital rules, (ii) a final rule to implement the so called Volcker rule restrictions on certain proprietary trading and investment activities, and (iii) final rules and increased enforcement action by the Consumer Finance Protection Bureau (discussed further below in connection with consumer protection).

Some aspects of Dodd-Frank are still subject to rulemaking, making it difficult to anticipate the ultimate financial impact on the Company, its customers or the financial services industry more generally. However, certain provisions of Dodd-Frank are already affecting our operations and expenses, including but not limited to changes in FDIC assessments, the permitted payment of interest on demand deposits, and enhanced compliance requirements. Some of the rules and regulations promulgated or yet to be promulgated under Dodd-Frank will apply directly only to institutions much larger than ours, but could indirectly impact smaller banks, either due to competitive influences or because certain required practices for larger institutions may subsequently become expected “best practices” for smaller institutions. We expect to see continued attention and resources devoted by the Company to ensure compliance with the statutory and regulatory requirements engendered by Dodd-Frank.

Deposit Insurance

The Bank’s deposits are insured up to maximum applicable limits under the Federal Deposit Insurance Act, and the Bank is subject to deposit insurance assessments to maintain the FDIC’s Deposit Insurance Fund (the “DIF”). In October 2010, the FDIC adopted a revised restoration plan to ensure that the DIF’s designated reserve ratio (“DRR”) reaches 1.35% of insured deposits by September 30, 2020, the deadline mandated by the Dodd-Frank Act. In August 2016 the FDIC announced that the DIF reserve ratio had surpassed 1.15% as of June 30, 2016, so institutions with $10 billion or more in assets are now being assessed a quarterly surcharge which will continue until the reserve ratio reaches the statutory minimum of 1.35%. However, financial institutions like Chino Commercial Bank with assets of less than $10 billion are exempted from the cost of this surcharge. Furthermore, the restoration plan proposed an increase in the DRR to 2% of estimated insured deposits as a long-term goal for the fund. The FDIC also proposed future assessment rate reductions in lieu of dividends, when the DRR reaches 1.5% or greater.

As noted above, the Dodd-Frank Act provided for a permanent increase in FDIC deposit insurance per depositor from $100,000 to $250,000 retroactive to January 1, 2008. Furthermore, effective in the second quarter of 2011, FDIC deposit insurance premium assessment rates were adjusted, and the assessment base was established as an institution’s total assets less tangible equity. We are generally unable to control the amount of premiums that we are required to pay for FDIC deposit insurance. If there are additional bank or financial institution failures or if the FDIC otherwise determines, we may be required to pay higher FDIC premiums, which could have a material adverse effect on our earnings and/or on the value of, or market for, our common stock.

In addition to DIF assessments, banks must pay quarterly assessments that are applied to the retirement of Financing Corporation bonds issued in the 1980’s to assist in the recovery of the savings and loan industry. The assessment amount can fluctuate, but was 0.56 basis points of insured deposits for the fourth quarter of 2016. Those assessments will continue until the Financing Corporation bonds mature in 2019.

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Community Reinvestment Act

The Bank is subject to certain requirements and reporting obligations involving Community Reinvestment Act (“CRA”) activities. The CRA generally requires federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods. The CRA further requires the agencies to consider a financial institution’s efforts in meeting its community credit needs when evaluating applications for, among other things, domestic branches, mergers or acquisitions, or the formation of holding companies. In measuring a bank’s compliance with its CRA obligations, the regulators utilize a performance-based evaluation system under which CRA ratings are determined by the bank’s actual lending, service, and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.” The Bank most recently received a “satisfactory” CRA assessment rating in 2012.

Privacy and Data Security

The Gramm-Leach-Bliley Act, also known as the Financial Modernization Act of 1999 (the “Financial Modernization Act”), imposed requirements on financial institutions with respect to consumer privacy. Financial institutions, however, are required to comply with state law if it is more protective of consumer privacy than the Financial Modernization Act. The Financial Modernization Act generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. The statute also directed federal regulators, including the Federal Reserve and the FDIC, to establish standards for the security of consumer information, and requires financial institutions to disclose their privacy policies to consumers annually.

Overdrafts

The Electronic Funds Transfer Act, as implemented by the Federal Reserve’s Regulation E, governs transfers initiated through automated teller machines (“ATMs”), point-of-sale terminals, and other electronic banking services. Regulation E prohibits financial institutions from assessing an overdraft fee for paying ATM and one-time point-of-sale debit card transactions, unless the customer affirmatively opts in to the overdraft service for those types of transactions. The opt-in provision establishes requirements for clear disclosure of fees and terms of overdraft services for ATM and one-time debit card transactions. The rule does not apply to other types of transactions, such as check, automated clearinghouse (“ACH”) and recurring debit card transactions. Additionally, in November 2010 the FDIC issued its Overdraft Guidance on automated overdraft service programs, to ensure that a bank mitigates the risks associated with offering automated overdraft payment programs and complies with all consumer protection laws and regulations. We do not offer an automated overdraft payment program and were therefore not affected by this change.

Consumer Financial Protection and Financial Privacy

Dodd-Frank created the Consumer Finance Protection Bureau (the “CFPB”) as an independent entity with broad rulemaking, supervisory and enforcement authority over consumer financial products and services including deposit products, residential mortgages, home-equity loans and credit cards. The CFPB’s functions include investigating consumer complaints, conducting market research, rulemaking, supervising and examining bank consumer transactions, and enforcing rules related to consumer financial products and services. CFPB regulations and guidance apply to all financial institutions, including the Bank, although only banks with $10 billion or more in assets are subject to examination by the CFPB. Banks with less than $10 billion in assets, including the Bank, are examined for compliance by their primary federal banking agency.

In January 2013, the CFPB issued final regulations governing primarily consumer mortgage lending. Certain rules which became effective in January 2014 impose additional requirements on lenders, including the directive that lenders need to ensure the ability of their borrowers to repay mortgages. The CFPB also finalized a rule on escrow accounts for higher priced mortgage loans and a rule expanding the scope of the high-cost mortgage provision in the Truth in Lending Act. The CFPB also issued final rules implementing provisions of the Dodd-Frank Act that relate to mortgage servicing. In November 2013 the CFPB issued a final rule on integrated and simplified mortgage disclosures under the Truth in Lending Act and the Real Estate Settlement Procedures Act, which became effective in October 2015.

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The CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit “unfair, deceptive or abusive” acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service or take unreasonable advantage of a consumer’s: (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer’s interests.

The Bank continues to be subject to numerous other federal and state consumer protection laws that extensively govern its relationship with its customers. Those laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Right to Financial Privacy Act, the Service Members Civil Relief Act, and respective state-law counterparts to these laws, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other laws require disclosures including the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, prohibit unfair, deceptive and abusive practices, restrict the Company’s ability to raise interest rates and subject the Company to substantial regulatory oversight.

In addition, as is the case with all financial institutions, the Bank is required to maintain the privacy of its customers’ non-public, personal information. Such privacy requirements direct financial institutions to: (i) provide notice to customers regarding privacy policies and practices; (ii) inform customers regarding the conditions under which their non-public personal information may be disclosed to non-affiliated third parties; and (iii) give customers an option to prevent disclosure of such information to non-affiliated third parties.

Interstate Banking and Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Act”), together with Dodd-Frank, relaxed prior interstate branching restrictions under federal law by permitting, subject to regulatory approval, state and federally chartered commercial banks to establish branches in states where the laws permit banks chartered in such states to establish branches. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area. Federal banking agency regulations prohibit banks from using their interstate branches primarily for deposit production and the federal banking agencies have implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition. Dodd-Frank effectively eliminated the prohibition under California law against interstate branching through de novo establishment of California branches. Interstate branches are subject to certain laws of the states in which they are located. The Bank presently does not have any interstate branches.

USA Patriot Act of 2001

The impact of the USA Patriot Act of 2001 (the “Patriot Act”) on financial institutions of all kinds has been significant and wide ranging. The Patriot Act substantially enhanced anti-money laundering and financial transparency laws, and required certain regulatory authorities to adopt rules that promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Under the Patriot Act, financial institutions are subject to prohibitions regarding specified financial transactions and account relationships, as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. The Patriot Act also requires all financial institutions to establish anti-money laundering programs. The Bank expanded its Bank Secrecy Act compliance staff and intensified due diligence procedures concerning the opening of new accounts to fulfill the anti-money laundering requirements of the Patriot Act, and also implemented systems and procedures to identify suspicious banking activity and report any such activity to the Financial Crimes Enforcement Network.

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Commercial Real Estate Lending Concentrations

As a part of their regulatory oversight, the federal regulators have issued guidelines on sound risk management practices with respect to a financial institution’s concentrations in commercial real estate (“CRE”) lending activities. These guidelines were issued in response to the agencies’ concerns that rising CRE concentrations might expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in the commercial real estate market. The guidelines identify certain concentration levels that, if exceeded, will expose the institution to additional supervisory analysis with regard to the institution’s CRE concentration risk. The guidelines are designed to promote appropriate levels of capital and sound loan and risk management practices for institutions with a concentration of CRE loans. In general, the guidelines establish the following supervisory criteria as preliminary indications of possible CRE concentration risk: (1) the institution’s total construction, land development and other land loans represent 100% or more of total risk-based capital; or (2) total CRE loans as defined in the regulatory guidelines represent 300% or more of total risk-based capital, and the institution’s CRE loan portfolio has increased by 50% or more during the prior 36 month period. The Bank believes that the guidelines are applicable to it, as it has a relatively high concentration in CRE loans. The Bank and its board of directors have discussed the guidelines and believe that the Bank’s underwriting policies, management information systems, independent credit administration process, and monitoring of real estate loan concentrations are sufficient to address the guidelines.

Other Pending and Proposed Legislation

Other legislative and regulatory initiatives which could affect the Company, the Bank and the banking industry in general are pending, and additional initiatives may be proposed or introduced before the United States Congress, the California legislature and other governmental bodies in the future. Such proposals, if enacted, may further alter the structure, regulation and competitive relationship among financial institutions, and may subject the Bank to increased regulation, disclosure and reporting requirements. In addition, the various banking regulatory agencies often adopt new rules and regulations to implement and enforce existing legislation. It cannot be predicted whether, or in what form, any such legislation or regulations may be enacted or the extent to which the business of the Company or the Bank would be affected thereby.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion presents management’s analysis of the Company’s financial condition and results of operations as of December 31, 2016 and 2015, and for each of the years in the two year period ended December 31, 2016, and includes the statistical disclosures required by SEC Guide 3 (“Statistical Disclosure by Bank Holding Companies”). The discussion should be read in conjunction with the Company’s financial statements and the notes related thereto which appear elsewhere in this offering circular. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward looking statements as a result of many factors, including those set forth under “RISK FACTORS” in this offering circular.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in the Company’s financial statements and accompanying notes. Management believes that the judgments, estimates and assumptions used in preparation of the Company’s financial statements are appropriate given the factual circumstances as of December 31, 2016.

Various elements of the Company’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Critical accounting policies are those that involve the most complex and subjective decisions and assessments and have the greatest potential impact on the Company’s results of operation. In particular, management has identified one accounting policy that, due to judgments, estimates and assumptions inherent in this policy, and the sensitivity of the Company’s financial statements to those judgments, estimates and assumptions, are critical to an understanding of the Company’s financial statements. This policy relates to the methodology that determines the allowance for loan losses. Management has discussed the development and selection of this critical accounting policy with the Audit Committee of the Board of Directors. Although Management believes the level of the allowance at December 31, 2016 was adequate to absorb losses inherent in the loan portfolio, a further decline in the regional economy may result in increasing losses that cannot reasonably be predicted at this time with any degree of certainty. For detailed information regarding the allowance for loan losses see “Financial Condition — Allowance for Loan Losses,” and Note 5 to the consolidated financial statements included herein.

Recently Issued Accounting Standards

Refer to Note 1 to the consolidated financial statements contained herein for discussion of the recently issued accounting standards.

Summary of Performance

The Company recognized net after tax income of $1.453 million in 2016, as compared with $1.327 million in 2015. Net income per diluted share was $1.18 in 2016, as compared to $1.08 in 2015. The Company’s return on average assets and return on average equity were 0.85% and 11.28%, respectively in 2016, as compared to 0.88% and 11.54%, respectively in 2015. The Company’s financial performance improved in 2016, as compared with 2015, due in part to increase lending which was enhanced by low relative loan loss provisions during the year; and increased low cost core deposit accumulation. Those conditions have incrementally improved year over year since 2010.

The following are some of the major factors impacting the Company’s results of operations for the years presented in the consolidated financial statements.

•	Net Interest Income: Net interest income increased by 12.3% in 2016, as compared with 20.7% in 2015. The increase was due to a combination of an increase of $16.3 million or 17.5% in gross loans which was partially funded by an increase of 5.5% or $7.2 million in deposits. Interest income from funds on deposit with the Federal Reserve Bank of San Francisco increased by $81.6 thousand or 168.9% in 2016 compared to 2015 due to higher invested balances and a 50 basis points increase in the fed funds rate. The positive impact of asset growth was partially offset by a seven basis point drop in the net interest margin during 2016, resulting in part from lower average yields on loans.

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•	Increased Loan Loss Provision: The gains in revenue were partially offset by a $200.0 thousand loan loss provision in 2016, an increase of $158 thousand over the $42.3 thousand provision in 2015. The increased provision was made to support the $16.3 million increase in gross loans during the year.

•	Non-interest Income: Non-interest income increased by $83.3 thousand, or 5.6%, to $1.57 million in 2016 compared to $1.48 million in 2015. Non-interest income was favorably impacted by extraordinary cash dividends received from restricted stock, including the Federal Home Loan Bank, which added $66.9 thousand to dividend income in 2016, a 50.4% increase over 2015. This increase in revenue was partially offset by a decline in service charge income of $85.9 thousand, which was caused by a reduction in the number of NSF charges being collected because of lower volumes of checks being issued by the Bank’s customers.

•	Operating Expense: Non-interest expenses increased by $325.9 thousand or 7.36% to $4.75 million in 2016, as compared with an increase of $276.0 thousand or 6.65% in 2015. Seventy-five per cent of the increase in in 2016 was due to the increase in salaries and benefit expense of $227.5 thousand or 8.60% because of a higher number of full time equivalent employees in addition to cost of living and promotional salary increases for existing employees, slightly offset by capitalized loan origination which were $2.5 thousand lower in 2016 than in 2015. Audit and legal expenses were also up $26.3 thousand or 16.6% in 2016 compared with 2015, due to increases in work performed by third party auditors and legal fees associated with several loan collection actions.

•	Income Tax: The Company had tax provisions of $927.9 million or 39.0% of pre-tax income in 2016 as compared with a tax provision of $824.4 thousand or 38.4% of pre-tax income in 2015. The tax provisioning rate has been increasing due to higher taxable income and a declining level of available tax credits, including those generated by our investments including municipal bonds.

The Company’s assets totaled $175.1 million at December 31, 2016, compared to $161.3 million at December 31, 2015. Total liabilities were $161.5 million at December 31, 2016 compared to $149.3 million at December 31, 2015; and shareholders’ equity totaled $13.5 million at December 31, 2016 compared to $12.1 million at December 31, 2015.

The following is a summary of key balance sheet changes during 2016.

•	Total Assets: Total assets increased by $13.7 million, or 8.5%. The increase resulted primarily from growth in performing loans that was partially offset by a reduction in cash and investment balances.

•	Loans: Gross loans increased by $16.3 million, or 17.5% during 2016. Loan growth was favorably impacted by a $14.5 million increase in commercial real estate loans outstanding, and $1.8 million in commercial term loans. The loan-to-deposit ratio increased from 71.5% to 79.6% from December 31, 2015 to December 31, 2016.

•	Nonperforming Assets: Nonperforming assets were $521.7 thousand at December 31, 2016, compared to zero at December 31, 2015. The entire balance of nonperforming assets at December 31, 2016 consisted of one loan collateralized by an owner occupied single family residence in Rancho Cucamonga, which is listed for sale at an amount which is expected to repay all principal, interest and accrued costs of collection.

•	Allowance for Loan Losses: The allowance for loan losses totaled $1.8 million as of December 31, 2016, an increase of $178.2 thousand or 10.7%, relative to year-end 2015. The increase in 2016 was due to an increase in the total gross loans outstanding during the year, which increased by $16.3 million or 17.5%. The allowance declined to 1.68% of total loans at December 31, 2016 from 1.79% of total loans at December 31, 2015, due to loan growth in portfolio segments with low historical loss rates and credit quality improvement in the loan portfolio.

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•	Deposits: Deposits increased by $7.2 million, or 5.5%, during 2016 due primarily to organic growth in core non-maturity deposits. Non-interest bearing demand accounts declined by $5.8 million or 7.8% to $68.6 million at December 31, 2016, as compared with total non-interest bearing demand accounts of $74.4 million at December 31, 2015. This reduction resulted from customers shifting from non-interest bearing accounts to interest bearing accounts as interest rates began to rise during the year. Interest bearing NOW and Money Market accounts increased by 29.0% or $11.9 million to $52.9 million at December 31, 2016, as compared with $40.9 million at December 31, 2015. Large CDs (over $250,000) increased during 2016 by $524.6 thousand or 13.4%. Alternatively, CDs below $250,000 increased by $263.1 thousand or 4.24%. Savings accounts increased by $350.5 thousand or 7.3% during 2016.

•	Capital: Total capital increased by $1.5 million, or 12.1% during 2016, to $13.5 million at December 31, 2016. The increase in capital resulted almost entirely from the retention of earnings during the year, less nominal cash paid in lieu of fractions for a stock dividend and a nominal drop in accumulated other comprehensive income. At December 31, 2016, the consolidated Company’s Common Equity Tier 1 Capital Ratio was 15.32%, its Tier 1 Risk-Based Capital Ratio was 15.32%, Total Risk-Based Capital Ratio was 15.37%, and Tier 1 Leverage Ratio was 10.24%.

Results of Operations

The Company earns income from two primary sources: the first is net interest income, which is interest income generated by earning assets less interest expense on interest-bearing liabilities; the second is non-interest income, which primarily consists of customer service charges and fees but also comes from non-customer sources such as bank-owned life insurance and dividends on correspondent bank restricted stock. The majority of the Company’s non-interest expenses are operating costs that relate to providing a full range of banking services to the Bank’s customers.

Net Interest Income and Net Interest Margin

Net interest income was $5.768 million in 2016, compared to $5.139 million in 2015. This equates to an increase of 12.25% in 2016. The level of net interest income the Company recognizes in any given period depends on a combination of factors including the average volume and yield for interest-earning assets, the average volume and cost of interest-bearing liabilities, and the mix of products which comprise the Company’s earning assets, deposits, and other interest-bearing liabilities. Net interest income is also impacted by the reversal of interest for loans placed on non-accrual status during the reporting period, and the recovery of interest on loans that had been on non-accrual and were paid off, sold or returned to accrual status.

The following Distribution, Rate and Yield table shows, for each of the past two years, the average balance for each principal balance sheet category, and the amount of interest income or interest expense associated with that category. This table also shows the calculated yields on each major component of the Company’s investment and loan portfolio, the average rates paid on each key segment of the Company’s interest bearing liabilities, and our net interest margin.

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Distribution, Rate and Yield

	Years Ended December 31,
	2016			2015
	Average Balance	Interest Income/ Expense	Average Rate/Yield[1]	Average Balance	Interest Income/ Expense	Average Rate/Yield[1]
	(Dollars in thousands)

Assets:
Interest-earning assets:
Loans, held for investment, net[2]	$101,710	$5,466	5.37%	$87,066	$4,879	5.60%
U.S. government agencies securities	4,759	61	1.28%	3,635	67	1.84%
Mortgage-backed securities	19,656	446	2.27%	15,344	338	2.20%
Other securities	644	38	5.90%	945	41	4.34%
Due from banks time	3,912	39	1.00%	11,006	81	0.74%
Interest-bearing deposits in other banks	25,038	129	0.52%	18,235	48	0.26%
Total interest-earning assets	155,719	6,179	3.97%	136,231	5,454	4.00%
Noninterest-earning assets	14,433			13,773
Total assets	$170,152			$150,004

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Money market and NOW deposits	$45,194	199	0.44%	$39,674	164	0.41%
Savings	4,870	12	0.25%	4,221	10	0.24%
Time deposits under $250,000	6,324	23	0.36%	4,091	23	0.56%
Time deposits $250,000 and over	3,954	34	0.86%	6,556	36	0.55%
Other borrowings	16,825	71	0.42%	11,896	23	0.19%
Subordinated debenture	3,093	72	2.33%	3,093	60	1.94%
Total interest-bearing liabilities	80,260	411	0.51%	69,531	316	0.45%
Non-interest bearing deposits	76,093			68,149
Non-interest bearing liabilities	258			820
Shareholders’ equity	13,541			11,504
Total liabilities and shareholders’ equity	$170,152			$150,004
Net interest income		$5,768			$5,138
Net interest spread[3]			3.46%			3.55%
Net interest margin[4]			3.70%			3.77%

Rate/Volume Analysis

The following table sets forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted periods, and the amount of each change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in the average balance multiplied by the prior period rate, and rate variances are equal to the increase or decrease in the average rate times the prior period average balances. Variances attributable to both rate and volume changes are equal to the change in rate times the change in average balance, and have been allocated to the rate and volume variance proportionately.

1 Average Rate/Yield is based upon actual days on 365 and 366 day count. Yields and net interest margin have not been computed on a tax equivalent basis because the tax impact on yields is nominal.

2 Loan fees (costs) have been included in the calculation of interest income. Loan fees were approximately $171,116 and $151,568 for the years ended December 31, 2016 and 2015, respectively. Loans are net of deferred fees and related direct costs.

3 Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

4 Represents net interest income (after provision for loan losses) as a percentage of average interest-earning assets.

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	Years Ended December 31,
	2016 vs. 2015
	Increase (Decrease)
	Due to Change In
	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning Assets:
Loans	$795	$(205)	$587
Securities of U.S. government agencies	(6)	-	(6)
Mortgage-backed securities	99	9	108
Other securities	(15)	12	(3)
Due from banks time	(64)	22	(42)
Interest-bearing deposits in other banks	23	58	81
Total interest-earning assets	832	(104)	725

Interest-bearing Liabilities:
Money market and NOW	26	9	35
Savings	2	-	2
Time deposits under $250,000	11	(11)	-
Time deposits $250,000 and over	(17)	15	(2)
Other borrowed funds	12	36	48
Subordinated debenture	-	12	12
Total interest-bearing liabilities	34	61	95

Change in net interest income	$798	$(165)	$630

The volume variance calculated for 2016 over 2015 was a favorable $795 thousand, due primarily to a $19.4 million increase in the average balance of interest-earning assets from organic growth. The volume variance was enhanced by the fact that the average total loans outstanding grew by 16.9% relative to a 25.5% growth in the average balance of lower-yielding investments, which was partially offset by a shift within investments portfolio into lower-yielding balances held at the Federal Reserve Bank.

The impact of interest rate changes resulted in an unfavorable rate variance of $164 million in net interest income for 2016 relative to 2015.

The Company’s net interest margin, which is net interest income expressed as a percentage of average interest-earning assets, is affected by the same factors discussed above relative to rate and volume variances. Our net interest margin was 3.70% in 2016, a drop of only 7 basis points relative to 2015. The principal developments impacting our net interest margin in 2016 include lower yields on loans and investments, and a shift within loans to lower-yielding loan segments.

Provision for Loan Losses

Credit risk is inherent in the business of making loans. The Company sets aside an allowance or reserve for loan losses through charges to earnings, which are shown in the income statement as the provision for loan losses. Specifically identifiable and quantifiable losses are immediately charged off against the allowance. The loan loss provision is determined by conducting a quarterly evaluation of the adequacy of the Company’s allowance for loan and lease losses, and charging the shortfall, if any, to the current quarter’s expense. This has the effect of creating variability in the amount and frequency of charges to the Company’s earnings. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under “Allowance for Loan Losses.”

Provisions to the allowance for loan losses are made quarterly or more frequently if needed, in anticipation of future probable loan losses. The quarterly provision is calculated on a predetermined formula to ensure adequacy as the portfolio grows. The formula is composed of various components which include economic forecasts on a local and national level. Allowance factors are utilized in estimating the allowance for loan losses. The allowance is determined by assigned quantitative and qualitative factors for all loans. As higher allowance levels become necessary as a result of this analysis, the allowance for loan losses will be increased through the provision for loan losses.

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During 2016 the Company made periodic provisions to the allowance totaling $200 thousand, compared to $42 thousand during 2015. The allowance as a percent of total outstanding loans at December 31, 2016 was 1.68%, compared to 1.79% at December 31, 2015. (See “Allowance for Loan Losses” below).

Non-interest Income

The following table sets forth the various components of non-interest income for the years indicated:

	Years Ended December 31,
	2016		2015
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Service charge on deposit accounts	$1,063	67.84%	$1,149	77.43%
Gain on sale of foreclosed assets	-	n/a	-	n/a
Other miscellaneous income	180	11.49%	82	5.52%
Dividend income from restricted stock	221	14.10%	151	10.18%
Income from bank owned life insurance	103	6.57%	102	6.87%

Total non-interest income	$1,567	100.00%	$1,484	100.00%

Non-interest income increased by $83.3 thousand, or 5.6%, to $1.567 million in 2016 compared to $1.483 million in 2015. Non-interest income was favorably impacted by extraordinary cash dividends received from restricted stock, including the Federal Home Loan Bank, which added $66 thousand to income in 2016 bringing to the total up to $221 thousand, or a 46.3% increase as compared with $151 thousand 2015. This increase in revenue was partially offset by a decline in service charge income of $86 thousand, which was caused by a reduction in the number of NSF charges being collected because of lower volumes of checks being issued by the Bank’s customers. The Company’s income from its holdings of bank-owned life insurance (“BOLI”) remained relatively unchanged in 2016 at $102 thousand.

Non-interest Expense

The following table sets forth the non-interest expenses for the years indicated:

	Years Ended December 31,
	2016		2015
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Salaries and employee benefits	$2,883	60.63%	$2,655	59.95%
Occupancy and equipment	417	8.77%	425	9.60%
Data and item processing	381	8.01%	380	8.58%
Deposit products and services	114	2.40%	105	2.37%
Legal and other professional fees	185	3.89%	159	3.50%
Regulatory assessments	141	2.97%	127	2.87%
Advertising and marketing	76	1.60%	56	1.26%
Directors’ fees and expenses	108	2.27%	107	2.42%
Printing and supplies	87	1.83%	87	2.96%
Telephone	91	1.91%	90	2.03%
Insurance	34	0.72%	33	0.75%
Reserve for undisbursed lines of credit	2	0.04%	8	0.18%
Other expenses	236	4.96%	197	4.54%
Total non-interest expenses	$4,755	100.00%	$4,429	100.00%
Non-interest expense as a percentage of average earning assets		3.05%		3.25%
Core efficiency ratio		64.82%		66.87%

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Non-interest expenses increased by $326 thousand or 7.36% to $4.75 million in 2016, as compared with an increase of $276 thousand or 6.65% in 2015. The majority (or 75%) of the increase in non-interest expenses in 2016 was an escalation of salaries and benefit expense, which rose by $228 thousand or 8.59% to $2.88 million as compared with $2.65 million in 2015. Salaries and benefits expense was higher in 2016 because of a higher number of full time equivalent employees in addition to cost of living and promotional salary increases for existing employees. Net salary and benefit expenses were partially offset by capitalized loan origination expenses totaling $140 thousand in 2016, which was $2 thousand lower than in 2015. This capitalization of loan origination costs reduced the salary and benefit expense in 2016. Audit and Legal expenses were also up $26.3 thousand or 16.6% to $185 thousand in 2016, as compared with $159 thousand in 2015. The causes for this increase includes higher costs for audit work performed by third party auditors, as well as higher costs for legal services associated with several loan collection actions. Data processing expenses were also up $1 thousand in 2016 which resulted from the Company’s conversion of Core Data processing services from Fidelity Information Services to Fiserv. This conversion is anticipated to result in moderate cost savings going forward, with realized savings being dependent upon the volume of transactions and future growth rate if any. Total non-interest expenses of $4.75 million in 2016 resulted in an efficiency ratio of 64.8% in 2016 as compared with total non-interest expenses in 2015 of $4.42 million or an efficiency ratio of 66.9%.

Provision for Income Taxes

Our income tax provision was $928 thousand or 39.0% of pre-tax income in 2016, compared to $824 thousand, or 38.4% of pre-tax income in 2015. Higher taxable income and a declining level of available tax credits were the primary factors impacting the increase in our tax accrual rate in 2016.

The Company sets aside a provision for income taxes on a monthly basis. The amount of that provision is deter-mined by first applying the Company’s statutory income tax rates to estimated taxable income, which is pre-tax book income adjusted for permanent differences, and then subtracting available tax credits. Permanent differences include but are not limited to tax-exempt interest income, BOLI income, and certain book expenses that are not allowed as tax deductions. The Company’s investments in municipal bonds provided $29 thousand in federal tax-exempt income in 2016, $41 thousand in 2015. Our bank-owned life insurance also generated $102 thousand in tax-exempt income in 2016, and 2015, respectively.

Financial Condition

Assets totaled $175 million at the end of 2016, reflecting an increase of $13.7 million, or 8.5%, for the year due to growth in loans and slightly higher cash balances. Total deposits experienced an increase of 5.5% in 2016 as a result of continued core deposit growth in our branches, and non-deposit borrowings were also increased to support our strong loan growth. Total Capital was up $1.5 million or 12% in 2016 over 2015. The Company maintained high capital levels in 2016 as well as throughout the recession period attributed to increases from retained earnings in the normal course of business. Furthermore, our liquidity position has been exceptionally strong for the past few years due to growth in customer deposits and high levels of funds availability from the Federal Home Loan Bank. Our healthy capital position and access to liquidity resources position us to take advantage of potential growth opportunities, although no assurance can be provided in that regard. The major components of the Company’s balance sheet are individually analyzed below, along with information on off-balance sheet activities and exposure.

Loan Portfolio Composition

The Company’s loan portfolio represents the single largest portion of invested assets, substantially greater than the investment portfolio or any other asset category, and the quality and diversification of the loan portfolio are important considerations when reviewing the Company’s financial condition. The Company is not involved with chemicals or toxins that might have an adverse effect on the environment, thus its primary exposure to environmental legislation is through its lending activities. The Company’s lending procedures include steps to identify and monitor this exposure in an effort to avoid any related loss or liability.

The Selected Financial Data table reflects the amount of loans outstanding at December 31st for each year from 2012 through 2016, net of the allowance for loan losses and unearned loan fees. The following table sets forth by major category the composition of the Company’s loan portfolio before the allowance for loan losses, both in dollar amount and percentage of the portfolio at the dates indicated:

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Distribution of Loans and Percentage Composition

	Amount Outstanding as of Years Ended December 31,
	2016		2015
	Amount	Percentage of Total	Amount	Percentage of Total
	(Dollars in thousands)
Real estate loans, commercial	$85,135	77.71%	$71,259	76.42%
Real estate loans, consumer	2,171	1.98%	1,497	1.61%
Commercial loans	21,817	19.92%	20,050	21.50%
Other	430	0.39%	438	0.47%
Total	109,553	100.00%	93,244	100.00%

Allowance for loan losses	(1,845)		(1,667)
Unearned income and deferred loan fees, net	(348)		(252)

Total Net Loans	$107,360		$91,325

The Company provides credit primarily to small businesses and consumers. Because many small businesses lack sufficient internal controls and recordkeeping needed to support and monitor unsecured commercial lines of credit or term loans, the Company enhances these loans by taking a collateral position against the borrower’s commercial real estate. This process of taking additional collateral results in many loans being categorized as commercial real estate loans. The Company’s investment in commercial real estate loans increased by approximately $13.8 million during 2016, and the percentage of the total rose from 76.4% to 77.7%. Because this lending practice typically results in relatively low net credit losses, it will continue to be used in future periods and both nominal dollar amounts and percentages are anticipated to increase.

The following table shows the maturity distribution and repricing intervals of the Company’s outstanding loans at December 31, 2016. Balances of fixed rate loans are displayed in the column representative of the loan’s stated maturity date. Balances for variable rate loans are displayed in the column representative of the loan’s next interest rate change. Variable rate loans that are currently at their minimum rates are displayed at the loan’s stated maturity date.

Loan Maturities and Repricing Schedule

	Within One Year	After One By Within Five Years	After Five Years	Total
	(Dollars in Thousands)

Real estate loans, commercial	$3,515	$6,060	$75,560	$85,135
Real estate loans, consumer[1]	729	93	827	1,649
Commercial loans	9,034	1,299	11,484	21,817
Other	18	228	184	430
Total	$13,296	$7,680	$88,055	$109,031

Loans with variable (floating) interest rates	$7,149	$6,556	$88,055	$101,760
Loans with predetermined (fixed) interest rates	$6,148	$1,124	$-	$7,272

Nonperforming Assets

Nonperforming assets are comprised of loans for which the Company is no longer accruing interest, and foreclosed assets or “other real estate owned” referred to as “OREO.” If the Company grants a concession to a borrower in financial difficulty, the loan falls into the category of a troubled debt restructuring (“TDR”), which may be classified as either nonperforming or performing depending on the loan’s accrual status. Loans are generally placed on non-accrual status when they become 90 days past due unless Management believes the loan is adequately collateralized and in the process of collection. Loans may be restructured by Management when a borrower has experienced some change in financial status, causing an inability to meet the original repayment terms, and where the Company believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of properties acquired by foreclosure or similar means that Management intends to offer for sale.

1 Excludes non-accrual loans.

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Management’s classification of a loan as non-accrual is an indication that there is a reasonable doubt as to the full collectability of principal or interest on the loan; at this point, the Company stops recognizing income from the interest on the loan and may reserve any uncollected interest that had been accrued but unpaid if it is determined uncollectible or the collateral is inadequate to support such accrued interest amount. These loans may or may not be collateralized, but collection efforts are continuously pursued.

On occasion, a well collateralized loan will be downgraded to nonaccrual status or classified as nonperforming because of the borrower’s apparent inability to continue to make payments as called for, based upon tax returns or financial statements. These downgrades can be made despite the fact that the borrower continues to make all payments as agreed.

At December 31, 2016 the Company had one loan classified at nonperforming (nonaccrual) in the amount of $522 thousand. The loan is collateralized by an owner occupied single family residence in Rancho Cucamonga, California. A non-judicial foreclosure process has been initiated against the collateral and the borrower has listed the property for sale at an amount which is expected to repay all principal, interest and accrued costs of collection.

The following table provides information with respect to the components of the Company’s nonperforming assets as of the dates indicated:

Nonperforming Assets and Performing TDRs

	Years Ended December 31,
	2016	2015
	(Dollars in thousands)
Non-accrual Loans:[1]
Real estate loans, commercial	$-	$-
Real estate loans, consumer	$522	-
Commercial loans	-	-
Other	-	-
Total	$522	-
Loans 90 days or more past due (as to principal or interest) and still accruing	-	-
Total	$522	-

Total nonperforming loans	522	-
Other real estate owned	-	-
Total nonperforming assets	522	-
Performing TDRs[2]	$1,461	$1,849
Nonperforming loans as a percentage of total loans[3]	0.48%	n/a
Nonperforming assets as a percentage of total loans and other real estate owned	0.48%	n/a
Allowance for loan losses to nonperforming loans	353.74%	n/a

1 During the years ended December 31, 2016 and 2015, approximately $11,546 and $0, respectively, of interest income related to these loans was included in net income. Additional interest income of approximately $27,257 and $0 would have been recorded for the years ended December 31, 2016 and 2015 if these loans had been paid in accordance with their original terms and had been outstanding throughout the applicable period then ended or, if not outstanding throughout the applicable period then ended, since origination.

2 A TDR, or troubled debt restructuring, is a loan for which the original terms were renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. Performing TDRs are not included in nonperforming loans above, nor are they included in the numerators used to calculate this ratio.

3 Total loans are gross of the allowance for loan losses, and net of deferred fees and discounts on SBA loans.

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Allowance for Loan Losses

The Company maintains an allowance for loan losses at a level Management considers adequate to cover the inherent risk of loss associated with its loan portfolio under prevailing and anticipated economic conditions. In determining the adequacy of the allowance for loan losses, Management takes into consideration growth trends in the portfolio, examination by financial institution supervisory authorities, prior loan loss history, concentrations of credit risk, delinquency trends, general economic conditions, the interest rate environment, and internal and external credit reviews.

The Company formally assesses the adequacy of the allowance on a quarterly basis. This assessment is comprised of: (i) reviewing the adversely graded, delinquent or otherwise questionable loans; (ii) generating an estimate of the loss potential in each loan; (iii) adding a risk factor for industry, economic or other external factors; and (iv) evaluating the present status of each loan and the impact of potential future events.

Allowance factors are utilized in the analysis of the allowance for loan losses. Allowance factors ranging from 1.00% to 2.60% are applied to disbursed loans that are unclassified and uncriticized. Allowance factors averaging approximately 0.30% are applied to undisbursed loans. Allowance factors are not applied either to loans secured neither by bank deposits nor to loans held for sale, which are recorded at the lower of cost or market. Allowance factors include qualitative factors for Pass loans other that deposit collateralized loans. The provision factor for undisbursed loans is approximately 0.25%.

The process of providing for loan losses involves judgmental discretion, and eventual losses may therefore differ from even the most recent estimates. Due to these limitations, the Company assumes that there are losses inherent in the current loan portfolio, which may have been sustained, but have not yet been identified; therefore, the Company attempts to maintain the allowance at an amount sufficient to cover such unknown but inherent losses.

There can be no assurance that future economic or other factors will not adversely affect the Company’s borrowers, or that the Company’s asset quality may not deteriorate through rapid growth, failure to identify and monitor potential problem loans or for other reasons, thereby causing loan losses to exceed the current allowance.

The Company continues to collect on loans previously charged or fractionally charged off. In 2016 total recoveries were $42, thousand, as compared with recoveries of $88.7 thousand in 2015. In the absence of these collections, the provisions to the allowance would have been greater and net earnings before tax reduced by a similar amount. Continued collection of previously charged off balances cannot be assured, and may not happen in future periods.

During 2016 only one loan was charged-off for a total of $63.8 thousand. This loan was advanced in order to collect on an overdrawn deposit account. The loan was charged-off immediately upon boarding the loan because of the borrower’s apparent inability to make timely payments as called for under the promissory note, and therefore represented an un-bankable asset. At December 31, 2016 the borrower has continued to make all payments of principal and interest within the terms of the agreement. Total recovery under this note in 2016 was $4.7 thousand in 2016.

The table below summarizes, for the years ended December 31, 2016 and 2015, the loan balances at the end of the period and the daily average loan balances during the period; changes in the allowance for loan losses arising from loan charge offs, recoveries on loans previously charged off, and additions to the allowance which have been charged against earnings, and certain ratios related to the allowance for loan losses.

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Allowance for Loan Losses

	Years Ended December 31,
	2016	2015
	(Dollars in thousands)
Balances:
Average total loans outstanding during period	$102,053	$87,322
Total loans outstanding at end of period	109,554	93,244
Allowance for Loan Losses:
Balance at beginning of period	1,667	1,536
Provision charged to expense	-	-
Balance at beginning of period	1,667	1,536
Charge-offs:
Real estate loans, commercial	-	-
Real estate loans, consumer	-	-
Commercial loans	64	-
Other	-	-
Total charge-offs	64	-
Recoveries:
Real estate loans, commercial	15	16
Real estate loans, consumer	-	-
Commercial loans	24	73
Other	3	-
Total recoveries	42	89
Net loan charge-offs (recoveries)	22	(89)
Provision for loan losses	200	42
Balance at end of period	$1,845	$1,667
Ratios:
Net loan charge-offs to average total loans	0.02%	n/a
Provision for loan losses to average total loans	0.20%	0.05%
Allowance for loan losses to to gross loans at end of period	1.68%	1.79%
Allowance for loan losses to total nonperforming loans[1]	353.74%	n/a
Net loan charge-offs to allowance for loan losses at end of period	1.19%	n/a
Net loan charge-offs to provision for loan losses	11.00%	n/a

The Company concentrates the majority of its earning assets in loans where there are inherent risks. The Company anticipates continuing concentrating the preponderance of its loan portfolio in both commercial and real estate loans. A smaller part of the loan portfolio is represented by installment loans.

While the Company believes that its underwriting criteria are prudent, outside factors, such as the recession or a natural disaster in Southern California could adversely impact credit quality. The Company attempts to mitigate collection problems by supporting its loans with collateral. The Company also utilizes an outside credit review firm in an effort to verify and maintain loan quality. The firm reviews a sample of loans over $100,000 semi-annually with new loans and those that are delinquent receiving special attention. The use of this outside service provides the Company with an independent look at its lending activities. In addition to the Company’s internal grading system, loans criticized by this outside review may be downgraded, with appropriate reserves added if required.

As indicated above, the Company formally assesses the adequacy of the allowance on a quarterly basis by (i) reviewing the adversely graded, delinquent or otherwise questionable loans; (ii) generating an estimate of the loss potential in each loan; (iii) adding a risk factor for industry, economic or other external factors; and (iv) evaluating the present status of each loan type and the impact of potential future events. Although Management believes the allowance is adequate to absorb losses as they arise, no assurances can be given that the Company will not sustain losses in any given period, which could be substantial in relation to the size of the allowance.

1 Performing TDRs are not included in nonperforming loans and are therefore not included in the numerators used to calculate this ratio.

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Allocation of Allowance for Loan Losses

The following table provides a breakdown of the allowance for loan losses by categories as of the dates indicated:

	Years Ended December 31,
	2016		2015
Balances at End of Period Applicable to:	Amount	Percentage of Loans in Category to Total Loans	Amount	Percentage of Loans in Category to Total Loans
	(Dollars in thousands)

Real estate loans, commercial	$1,451	77.71%	$1,321	76.42%
Real estate loans, consumer	24	1.98%	13	1.61%
Commercial loans	361	19.92%	324	21.50%
Other	9	0.39%	9	0.47%
Total	$1,845	100.00%	$1,667	100.00%

Investment Portfolio

The Company’s investment policy, as established by the Board of Directors, attempts to provide and maintain adequate liquidity and a high quality portfolio that complements the Company’s lending activities and generates a favorable return on investments without incurring undue interest rate or credit risk. The Company’s existing investment security portfolio consists of U.S. government agency securities, mortgaged-backed securities, municipal bonds and corporate bonds. Investment securities held to maturity are carried at cost, which equates to the unpaid principal balances adjusted for amortization of premium and accretion of discounts. Investment securities available for sale are carried at fair value. Excluded from the components of the Company’s investment portfolio are restricted stock investments in the Federal Reserve Bank, the Federal Home Loan Bank of San Francisco (“FHLB”), and Pacific Coast Bankers’ Bank (“PCBB”). Restricted stock investments totaled $1,935,300 and $1,766,500 at December 31, 2016 and 2015, respectively, and are carried at cost.

We had no fed funds sold at December 31, 2016 or 2015, but interest-bearing balances held at other banks decreased, to $2.4 million at December 31, 2016, due to low interest rates offered by other banks for time certificates of deposits in comparison to the overnight fed funds rate paid on our FRB account. The Company’s investment portfolio reflects a reduction of $5.7 million, or 20%, during 2016, ending the period with a book balance of $22.3 million. The Company carries available for sale investments at their fair market values and held to maturity investments at amortized cost. We currently have the intent and ability to hold our investment securities to maturity. The available for sale investments allow maximum flexibility with regard to interest rate risk and liquidity management. The expected weighted average life for all bonds in our investment portfolio was 4.3 years and their average effective duration was 3.9 years as of December 31, 2016, both up slightly relative to year-end 2015.

The following table summarizes the amortized cost, fair value and the distribution of the Company’s investment securities as of the dates indicated:

Investment Portfolio

	As of December 31,
	2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)

Securities Available-for-Sale:
Municipal bonds	-	-	$400	$406
Mortgage-backed securities	$3,929	$3,924	4,559	4,525

Securities Held-to-Maturity:
Municipal bonds	330	331	330	331
Federal agency	2,976	2,922	4,454	4,463
Mortgage-backed securities	15,102	14,987	18,316	18,320
Total investment securities	$22,337	$22,164	$28,059	$28,045

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The following table summarizes contractual maturities for the Company’s investment securities and their weighted average yields at December 31, 2016. The actual timing of principal payments may differ from remaining contractual maturities, because obligors may have the right to prepay certain obligations. The table excludes mortgage-backed securities for which the Company receives monthly principal and interest payments.

Investment Maturities and Repricing Schedule

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield	Amortized Cost	Yield
	(Dollars in thousands)

Securities Held-to-Maturity:
Municipal bonds	-	n/a	$330	4.85%	-	n/a	-	n/a	$330	4.85%
Federal agency	-	n/a	964	2.50%	$2,012	2.10%	-	n/a	2,976	2.30%
Other	-	n/a	-	n/a	-	n/a	-	n/a	-	n/a
Total investment securities	-		$1,294		$2,012		-		$3,306

Deposits

Total deposits at December 31, 2016 and 2015 were $137.6 million and $130.3 million, respectively. Deposits are the Company’s primary source of funds. As the Company’s need for lendable funds grows, dependence on deposits increases. Deposits are another key balance sheet component impacting the Company’s net interest margin and other profitability metrics. Deposits provide liquidity to fund growth in earning assets, and the Company’s net interest margin is improved to the extent that growth in deposits is concentrated in less volatile and typically less costly non-maturity deposits such as demand deposit accounts, NOW accounts, savings accounts, and money market demand accounts. Information concerning average balances and rates paid by deposit type for the past two fiscal years is contained in the Distribution, Rate, and Yield table located in the previous section under “Results of Operations – Net Interest Income and Net Interest Margin.”

A comparative distribution of the Company’s deposits at December 31, 2016 and 2015, by outstanding balance as well as by percentage of total deposits, is presented in the following table:

Deposit Distribution and Percentage Composition

	December 31, 2016		December 31, 2015
	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)
Demand, non-interest-bearing	$68,614	49.88%	$74,431	57.10%
NOW	4,894	3.56%	1,558	1.20%
Savings	5,166	3.75%	4,816	3.69%
Money market	47,979	34.88%	39,422	30.24%
Time deposits under $100,000	3,424	2.49%	3,527	2.71%
Time deposits $100,000 and over	7,485	5.44%	6,595	5.06%

Total deposits	$137,562	100.00%	$130,349	100.00%

Total deposit balances increased by $7.2 million, or 5.5%, during 2016 due to organic growth within the Company’s three branches. Non-maturity deposits declined by $5.8 million, or 7.8%, during the year as depositors sought to take advantage of generally rising interest rates by moving deposits into other interest bearing accounts. Interest bearing deposit accounts such as NOW and Money Market accounts increased by $11.9 million or 29%. Deposits into Savings accounts also increased by $350 thousand or 7.28%. Deposits into Certificates of Deposit also increased, but not equally. CD deposits less than FDIC insured limits of $250 thousand increased by $263 thousand or 4.2%, while CDs over FDIC insured limits increased by $525 thousand or 13.4%. Management is of the opinion that a relatively high level of core customer deposits is one of the Company’s key strengths and we continue to strive for deposit retention and growth, although no assurance can be provided with regard to future core deposit increases or runoff.

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Looking forward, the Company will be making a concerted effort to increase total deposits in order to accommodate anticipated future loan demand. And while historically the Company has enjoyed a very high percentage of non-interest bearing demand accounts, that percentage may continue to decline as depositors seek to earn interest. These factors in addition to market competition may cause the cost of funds to increase and thereby affect the net interest margin in the future.

The scheduled maturity distribution of the Company’s time deposits at December 31, 2016 was as follows:

Maturity of Time Certificates of Deposit
(Dollars in thousands)
Three months or less	$2,970
Over three months through six months	3,527
Over six months through 12 months	4,401
Over 12 months	12
Total	$10,910

Off-Balance Sheet Arrangements

During the ordinary course of business, the Company provides various forms of credit lines to meet the financing needs of its customers. These commitments to provide credit represent obligations of the Company to its customers, which are not represented in any form within the balance sheets of the Company. At December 31, 2016 and 2015, the Company had $10.1 million and $10.0 million, respectively, of off-balance sheet commitments to extend credit. These commitments are the result of existing undisbursed lines of credit and unfunded loan commitments which represent a credit risk to the Company. At December 31, 2016 and 2015 the Company had established a reserve for unfunded commitments of $27,200 and $24,740, respectively.

Standby and commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. There were no standby letters of credit at December 31, 2016 and 2015.

The effect on the Company’s revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted with any degree of certainty because there is no guarantee that the lines of credit will ever be used.

For more information regarding the Company’s off-balance sheet arrangements, see Note 13 to the audited consolidated financial statements contained herein.

Federal Home Loan Advances

The Company utilizes FHLB advances as alternative sources of funds to supplement customer deposits. These borrowings are collateralized by securities and secondarily by the Company’s investment in capital stock of the FHLB. The FHLB provides advances pursuant to several different credit programs, each of which has its own interest rate, range of maturities, and collateralization requirements. The maximum amount that the FHLB will advance to member institutions, including the Company, fluctuates from time to time in accordance with policies of the FHLB and changes in the Company’s borrowing base.

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The details of the Company’s short-term borrowings are presented in the table below, for the years noted:

Short-term Borrowings	2016	2015

FHLB advances
Balance at December 31	$20,000	$15,000
Average amount outstanding	16,825	11,894
Maximum amount outstanding at any month-end	20,000	16,000
Average interest rate for the year	0.42%	0.19%

Interest Rate Risk Management

The principal objective of interest rate risk management (often referred to as “asset/liability management”) is to manage the financial components of the Company’s balance sheet so as to optimize the risk/reward equation for earnings and capital in relation to changing interest rates. In order to identify areas of potential exposure to rate changes, the Company calculates its repricing gap on a quarterly basis. It also performs an earnings simulation analysis and market value of portfolio equity calculation on a quarterly basis to identify more dynamic interest rate exposures than those apparent in standard repricing gap analyses.

The Company manages the balance between rate-sensitive assets and rate-sensitive liabilities being repriced in any given period with the objective of stabilizing net interest income during periods of fluctuating interest rates. Rate sensitive assets either contain a provision to adjust the interest rate periodically or they mature within one year. Those assets include certain loans, certain investment securities and federal funds sold. Rate sensitive liabilities allow for periodic interest rate changes and include time certificates, certain savings and interest-bearing demand deposits. The difference between the aggregate amount of assets and liabilities that are repricing at various time frames is called the interest rate sensitivity “gap.” Generally, if repricing assets exceed repricing liabilities in any given time period, the Company would be deemed to be “asset-sensitive” for that period, and if reprising liabilities exceed repricing assets in any given period the Company would be deemed to be “liability-sensitive” for that period. The Company seeks to maintain a balanced position over the period of one year in which it has no significant asset or liability sensitivity, to ensure net interest margin stability in times of volatile interest rates. This is accomplished by maintaining a significant level of loans and deposits available for repricing within one year.

The Company is generally asset sensitive, meaning that, in most cases, net interest income tends to rise as interest rates rise and decline as interest rates fall. However, as explained further on, declines in interest rates would cause a slight increase in net interest income because over 59% of the Company’s variable rate loans are at their floor with a weighted average yield of 6.57%. At December 2016, approximately 88% of loans have terms that incorporate variable interest rates. Most variable rate loans are indexed to the Bank’s prime rate and changes occur as the prime rate changes. Approximately 38% of all fixed rate loans at December 31, 2016 mature within twelve months.

Regarding the investment portfolio, a preponderance of the portfolio consists of fixed rate products with typical average lives of between three and five years. The mortgage-backed security portfolio receives monthly principal repayments which has the effect of reducing the securities’ average lives as principal repayment levels may exceed expected levels. Additionally, agency securities contain options by the agency to call the security, which would cause repayment prior to scheduled maturity.

Liability costs are generally based upon, but not limited to, U.S. Treasury interest rates and movements and rates paid by local competitors for similar products.

The change in net interest income may not always follow the general expectations of an “asset-sensitive” or “liability-sensitive” balance sheet during periods of changing interest rates. This possibility results from interest rates earned or paid changing by differing increments and at different time intervals for each type of interest-sensitive asset and liability. Interest rate gaps arise when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not reflect the Company’s interest rate sensitivity in subsequent periods. The Company attempts to balance longer-term economic views against prospects for short-term interest rate changes in all repricing intervals.

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The table below shows the estimated impact of changes in interest rates on our net interest income as of December 31, 2016, assuming a parallel shift of 100 to 300 basis points in both directions:

Immediate Change in Rate

	-300 bp	-200 bp	-100 bp	+100 bp	+200 bp	+300 bp

Change in net interest income (in $000s)	(736)	(501)	(251)	244	449	677
Percentage change	(12.7)%	(8.22)%	(4.11)%	4%	7.36%	11.11%

The Company uses Risk Monitor software for asset/liability management in order to simulate the effects of potential interest rate changes on the Company’s net interest margin. These simulations provide static information on the projected fair market value of the Company’s financial instruments under differing interest rate assumptions. The simulation program utilizes specific loan and deposit maturities, embedded options, rates and re-pricing characteristics to determine the effects of a given interest rate change on the Company’s interest income and interest expense. Rate scenarios consisting of key rate and yield curve projections are run against the Company’s investment, loan, deposit and borrowed fund portfolios. The rate projections can be shocked (an immediate and sustained change in rates, up or down). The Company typically uses standard interest rate scenarios in conducting the simulation of upward and downward shocks of 100 to 300 basis points (“bp”).

If rates were at higher levels, we would likely see minimal fluctuations in either declining or rising rate scenarios. However, net interest income increases slightly as rates decline because over 59% of the Company’s variable rate loans are at their floor with a weighted average yield of 6.57%. Rates will continue to slowly decrease in deposits while a majority of the loan portfolio will remain at its floor. Prepayments on fixed-rate loans tend to increase as rates decline, although our model assumptions for declining rate scenarios include a presumed floor for the Bank’s prime lending rate that partially offsets other negative pressures.

The economic (or “fair”) value of financial instruments on the Company’s balance sheet will also vary under the interest rate scenarios previously discussed. This is measured by simulating changes in the Company’s economic value of equity (EVE), which is calculated by subtracting the estimated fair value of liabilities from the estimated fair value of assets. Fair values for financial instruments are estimated by discounting projected cash flows (principal and interest) at current replacement rates for each account type, while fair values of non-financial assets and liabilities are assumed to equal book value and do not vary with interest rate fluctuations. An economic value simulation is a static measure for balance sheet accounts at a given point in time, but this measurement can change substantially over time as the characteristics of the Company’s balance sheet evolve and as interest rate and yield curve assumptions are updated.

The amount of change in economic value under different interest rate scenarios depends on the characteristics of each class of financial instrument, including the stated interest rate or spread relative to current market rates or spreads, the likelihood of prepayment, whether the rate is fixed or floating, and the maturity date of the instrument. As a general rule, fixed-rate financial assets become more valuable in declining rate scenarios and less valuable in rising rate scenarios, while fixed-rate financial liabilities gain in value as interest rates rise and lose value as interest rates decline. The longer the duration of the financial instrument, the greater the impact a rate change will have on its value. In our economic value simulations, estimated prepayments are factored in for financial instruments with stated maturity dates, and decay rates for non-maturity deposits are projected based on management’s best estimates. We have found that model results are highly sensitive to changes in the assumed decay rate for non-maturity deposits, in particular. If a higher deposit decay rate is used the decline in EVE becomes more severe, while the slope of the EVE simulations conforms more closely to that of our net interest income simulations if non-maturity deposits do not run off. This is because our net interest income simulations incorporate growth rather than runoff for aggregate non-maturity deposits.

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The table below shows estimated changes in the Company’s EVE as December 31, 2016, under different interest rate scenarios relative to a base case of current interest rates:

Immediate Change in Rate

	-300 bp	-200 bp	-100 bp	+100 bp	+200 bp	+300 bp

Changes in EVE (in $000s)	(2,675)	(1,333)	(331)	(43)	219	317
Percentage change	(11.3)%	(5.6)%	(1.4)%	(0.2)%	0.9%	1.3%

The table shows a substantial increase in EVE as interest rates decline, and a corresponding decline as interest rates increase. Changes in EVE under varying interest rate scenarios are substantially different than changes in the Company’s net interest income simulations, due primarily to runoff assumptions in non-maturity deposits.

Capital Resources

At December 31, 2016, the Company had total shareholders’ equity of $13.5 million, comprised of common stock, retained earnings, and accumulated other comprehensive income (loss). Total shareholders’ equity at December 31, 2015 was $12.1 million. The increase of $1.46 million, or 12.1%, in shareholders’ equity during 2016 was due almost entirely to retained earnings, slightly offset by cash paid in lieu of fractional shares in connection with the stock dividend in 2016 and accumulated other comprehensive loss, both of which were nominal.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can trigger mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a material effect on the Bank’s financial statements and operations. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accepted accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain the following minimum ratios: Total risk-based capital ratio of at least 8%, Tier 1 risk-based capital ratio of at least 6%, common equity Tier 1 capital to total risk weighted assets ratio of 4.5%, a leverage ratio of at least 4%, and an additional common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets to be phased in over three years beginning in 2016. For more information see “BUSINESS – “Supervision and Regulation – Capital Adequacy Guidelines” herein. Total capital is classified into two components: Tier 1 (common shareholders equity, qualifying perpetual preferred stock to certain limits, minority interests in equity accounts of consolidated subsidiary and trust preferred securities to certain limits, less goodwill and other intangibles) and Tier 2 (supplementary capital including allowance for possible credit losses to certain limits, certain preferred stock, eligible subordinated debt, and other qualifying instruments).

Under the FRB’s guidelines, Chino Commercial Bancorp is a “small bank holding company,” and thus qualifies for an exemption from the consolidated risk-based and leverage capital adequacy guidelines applicable to bank holding companies with assets of $1 billion or more. However, while not required to do so under the FRB’s capital adequacy guidelines, the Company still maintains levels of capital on a consolidated basis which qualify it as “well capitalized.”

As noted previously, the Company’s subordinated note represents $3.1 million in borrowings from its unconsolidated trust subsidiary incurred in connection with the trust’s issuance of trust preferred securities (“TRUPS”) in 2006. Such subordinated notes currently qualify for inclusion as Tier 1 capital for regulatory purposes to the extent that they do not exceed 25% of total Tier 1 capital, but are classified as long-term debt in accordance with generally accepted accounting principles. In March 2005, the Federal Reserve Board adopted a final rule allowing bank holding companies to continue to include the subordinated debt related to trust preferred securities in their Tier 1 capital. The amount that can be included is limited to 25% of core capital elements, net of goodwill less any associated deferred tax liability. Excess amounts are generally included in Tier 2 capital. As of December 31, 2016, TRUPS related debt made up 22.2% of the Company’s Tier 1 capital. In addition, since the Company had less than $15 billion in assets at December 31, 2009, under the Dodd Frank Act the Company can continue to include this debt in Tier 1 capital to the extent permitted by FRB guidelines.

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The Company uses a variety of measures to evaluate its capital adequacy, including risk-based capital and leverage ratios that are calculated separately for the Company and the Bank. Management reviews these capital measurements on a quarterly basis and takes appropriate action to help ensure that they meet or surpass established internal and external guidelines. As permitted by the regulators for financial institutions that are not deemed to be “advanced approaches” institutions, the Company has elected to opt out of the Basel III requirement to include accumulated other comprehensive income in risk-based capital. The following table sets forth the Company’s and the Bank’s regulatory capital ratios as of the dates indicated:

	Years Ended December 31,
	2016	2015
Chino Commercial Bancorp
Common equity to Tier 1 capital to risk-weighted assets	15.32%	15.82%
Tier 1 capital to risk-weighted assets	15.32%	15.82%
Total capital to risk-weighted assets	15.37%	16.15%
Tier 1 capital to adjusted average assets (“Leverage Ratio”)	10.24%	9.79%

Chino Commercial Bank, N.A.
Common equity to Tier 1 capital to risk-weighted assets	13.80%	14.60%
Tier 1 capital to risk-weighted assets	13.80%	14.60%
Total capital to risk-weighted assets	15.05%	15.85%
Tier 1 capital to adjusted average assets (“Leverage Ratio”)	9.22%	9.03%

Impact of Inflation and Seasonality

The primary impact of inflation on the Company is its effect on interest rates. The Company’s primary source of income is net interest income, which is affected by changes in interest rates. The Company attempts to limit the impact of inflation on its net interest margin through management of rate sensitive assets and liabilities and the analysis of interest rate sensitivity. The effect of inflation on premises and equipment as well as non-interest expenses has not been significant since the Company’s inception. The Company’s business is generally not seasonal.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information as of [RECORD DATE] with respect to (i) each of our directors and executive officers, and (ii) our directors and executive officers as a group:

				Common Stock Beneficially Owned on March 27, 2017
Name, Address and Offices Held with Company[1]	Principal Occupation for the Past Five Years	Age	Director Since	Number of Shares[2]		Percentage of Shares Outstanding
Dann H. Bowman[3] President, Chief Executive Officer and Director	President and Chief Executive Officer, Chino Commercial Bancorp and Chino Commercial Bank, N.A.	58	2006 (2000)[4]	157,143	[5], 6	12.76%
Julio Cardenas Director	Broker/Owner Majestic One Properties Inc. dba Century 21 King (Rancho Cucamonga)	50	2017	442		0.04%
Linda M. Cooper[3] Director	President, Inland Empire Escrow, Inc.	70	2006 (2000)[4]	30,642	[7]	2.49%
Michael A. Di Pietro[8] Director	Owner, Michael Di Pietro, C.P.A.[8]	62	2012 (2012)[4]	280		0.02%

1 All offices held apply to both Chino Commercial Bancorp and Chino Commercial Bank, N.A. (the “Bank”) unless otherwise indicated. The business address of each of the directors and executive officers is 14245 Pipeline Avenue, Chino, California 91710.

2 Except as otherwise noted, may include shares held by or with such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); shares held in “street name” for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

3 In 2012, all of the Bank’s directors (including the President) and its Chief Credit Officer entered into stipulations with the OCC, neither admitting nor denying allegations that (i) the Board approved, and two directors received, loans which violated certain provisions of Federal Reserve Regulation O, (ii) the President approved numerous impermissible overdrafts involving a former director, and (iii) proper oversight was not exercised to prevent insider lending violations. Directors Kindsvater, Malooly and Wolfswinkel paid civil monetary penalties of $500 each; director Cooper paid $1,000; director Young paid $750; the Chief Credit Officer paid $2,500, and the President paid $7,500. With respect to the overdraft activity, the Bank suffered no loss or harm and did not waive or charge off any overdrafts or related fees. Safeguards have since been implemented to prevent any future violations.

4 Year first elected or appointed a director of Chino Commercial Bank, N.A.

5 Includes 40,547, 12,214 and 579 shares allocated to the accounts of Messrs. Bowman and Caberto and Mrs. Milincu, respectively, pursuant to the Company’s 401(k) Plan, as to which shares these individuals have pass-through voting rights and investment power.

6 Includes 18,923 shares held by Mr. Bowman’s spouse in an IRA or 401(k) plan account, as to which shares Mr. Bowman has neither voting nor investment power.

7 Includes 7,761 shares held by the Inland Empire Escrow, Inc. 401(k) Profit Sharing Plan and Trust of which Mrs. Cooper is the trustee; and 1,550 shares held by Mrs. Cooper as trustee for seven grandchildren; as to all of which shares Mrs. Cooper has sole voting and investment power.

(Table and footnotes continued on following page.)

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				Common Stock Beneficially Owned on March 27, 2017
Name, Address and Offices Held with Company[1]	Principal Occupation for the Past Five Years	Age	Director Since	Number of Shares[2]		Percentage of Shares Outstanding
H. H. Corky Kindsvater[3] Vice Chairman of the Board	Retired (formerly Chief Executive Officer, Hillview Acres Foster Home)	79	2006 (2000)[4]	10,817		0.88%
Richard G. Malooly[3] Director	Owner, Re/Max Realty 100 (Diamond Bar)	78	2006 (2000)[4]	26,472		2.15%
Bernard J. Wolfswinkel[3] Chairman of the Board	Retired (formerly Sales Manager and Public Relations Representative, Western Waste Industries)	84	2006 (2000)[4]	42,527	[9]	3.45%
Thomas A. Woodbury, D.O.[3] Director	Family Practice Physician and Surgeon (Inland’s Physician Service)	58	2006 (2000)[4]	99,079	[10]	8.05%
Jeanette L. Young[3] Director and Corporate Secretary	Realtor, King Realty Group (formerly Windermere KRG)	65	2006 (2000)[4]	16,135		1.31%
Roger Caberto[3] Senior Vice President and Chief Credit Officer, Chino Commercial Bank, N.A.	Senior Vice President and Chief Credit Officer, Chino Commercial Bank, N.A.	71	n/a	13,278	[5]	1.08%
Melinda M. Milincu Vice President and Chief Financial Officer	Vice President and Chief Financial Officer, Chino Commercial Bancorp and Chino Commercial Bank, N.A.[11]	37	n/a	1,820	[5]	0.15%
Directors and Executive Officers as a Group (11 persons)				398,365	[5]	32.37%

(Certain footnotes appear on previous page.)

8 Mr. Di Pietro is also part owner of a financial services firm in connection with which he provided registered investment advisory services until October 2014, when FINRA suspended Mr. Di Pietro's investment licenses because he refused to indemnify and pay a judgment resulting from broker dealer's negligence involving a client. The judgment is on appeal and Mr. Di Pietro was not accused of any wrongdoing. The only basis for the suspension was a failure to indemnify the broker-dealer pursuant to general registered investment advisor rules, which rule Mr. Di Pietro believes are inapplicable in view of the wrongdoing on the part of the broker-dealer.

9 Includes 110 shares held by Mr. Wolfswinkel as trustee for his grandchildren, as to which shares Mr. Wolfswinkel has sole voting and investment power.

10 Includes 7,317 shares held by Inland Physician’s Services, Inc., of which Dr. Woodbury is a 50% owner, as to which shares he has shared voting and investment power; 7,954 shares held in a profit sharing fund for which Dr. Woodbury is trustee and has sole voting and investment power; 2,957 shares held by the Vibeke Woodbury Trust of which Dr. Woodbury is a co-trustee and beneficiary, as to which shares he has shared voting and investment power; 9,600 shares held in a margin account by Dr. Woodbury together with his adult son, as to which shares Dr. Woodbury has shared voting and investment power; and 13,000 shares held in a margin account by Dr. Woodbury individually. There is no current balance on either margin account.

11 Prior to joining the Bank and the Company on December 1, 2014, Mrs. Milincu, CPA served as a Senior Accountant of Security Bank of California in Riverside, California from July 2013 to November 2014; as Senior Accountant with Mellon Johnson & Reardon CPA’s in Ontario, California from January to July 2013; and a Senior Auditor with Vavrinek, Trine, Day & Co., LLP in Rancho Cucamonga, California from 2003 to October 2009.

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Principal Occupations and Other Information Concerning Executive Officers and Directors

The following provides information on the principal occupation or employment for each of our executive officers and directors during at least the past five years as well as certain additional biographical information concerning these individuals:

Dann H. Bowman has served as President, Chief Executive Officer and a director of Chino Commercial Bank and of Chino Commercial Bancorp since their formations in 2000 and 2006, respectively. He is also Chairman of the Asset-Liability and Risk Management Committee, the Loan Committee, the CRA Planning Committee, and the Executive Committee. Mr. Bowman has been a commercial banker since 1983. As an active member of the local community, he has been a member of the Kiwanis Club for over 25 years and served on the Board of Trustees of San Antonio Community Hospital in Upland, California from 2008 through the end of 2013. Mr. Bowman also served on the Board of Directors of the Federal Reserve Bank of San Francisco from 2007 to 2011. He was previously an active member of the Inland Empire Chapter of the Risk Management Association (“RMA”), formerly known as the Robert Morris Associates, an organization dedicated to the enhancement of the banking and thrift industry through the provision of education, financial analysis and networking opportunities to its members. Mr. Bowman served on the Board of the local RMA for five years and is a past Chairman of the American Red Cross, Inland Valley Chapter. He is a graduate of California State University, San Bernardino.

Julio Cardenas was appointed as a director of Chino Commercial Bank and of Chino Commercial Bancorp on March 16, 2017. He is a resident of Alta Loma, California and has been a real estate broker and owner of Century 21 King with offices in Rancho Cucamonga and Ontario since 2008. Mr. Cardenas was licensed by the California Department of Real Estate in 1987 after studying Real Estate Finance at Rio Hondo community college in Whittier, California. He served as a director at the Hillside Community Church for six years and on the National Brokers Communication’s Council for Century 21 Corporation for four years. Mr. Cardenas is currently a member of the National Association of Realtors, the California Association of Realtors, the Citrus Valley Association of Realtors, the National Association of Hispanic Real Estate Professionals, and the Asian Real Estate Association of America.

Linda Cooper is a long time resident of Chino, California, and has been a director of Chino Commercial Bank and of Chino Commercial Bancorp since their formations in 2000 and 2006, respectively. She also serves on the Audit/Compliance Committee (the “Audit Committee”) and the CRA Planning Committee. Mrs. Cooper is the owner and President of Inland Empire Escrow, a Chino based escrow company which is the longest operating escrow company in Chino, processing all types of escrows for the Inland Empire. She has been the owner of Inland Empire Escrow since 1987. Prior to establishing Inland Empire Escrow, Mrs. Cooper was an employee with Spring Mountain Escrow and Bank of America. Her commitment to the community is shown through her dedication of time and donations to many civic organizations and causes throughout our community. Through that dedication and her ownership of a Chino based business, Mrs. Cooper is well known in the community and is a valuable member of the Board of Directors.

Michael A. Di Pietro, C.P.A. has served as a director of Chino Commercial Bank and of Chino Commercial Bancorp since 2012. He is the owner of Michael Di Pietro, C.P.A., an auditing firm which provides a wide variety of services to business and individuals, including accounting and taxation, small business tax planning, estates and trusts, and real estate and business sales. Mr. Di Pietro is also part owner of a financial services firm, in connection with which he provided investment advisory services until late 2014. His practice covers Pasadena, Monrovia and the Inland Empire, and he brings extensive auditing experience and professional qualifications to the Board of Directors. Mr. Di Pietro received two consecutive Quantum Leap awards for growth in his industry. He has considerable experience as a board member with civic organizations as well as professional associations and trade groups. Mr. Di Pietro also serves as treasurer for other non-profit organizations such as the Right to Life League of Southern California, and Nutrition and Education International (a humanitarian outreach organization operating out of Afghanistan).

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H. H. Corky Kindsvater has been a director of Chino Commercial Bank and of Chino Commercial Bancorp since their formations in 2000 and 2006, respectively. Mr. Kindsvater has served as the Chairman of the Audit Committee since 2000 and also serves on the Compensation Committee, the Asset-Liability and Risk Management Committee, the Loan Committee, and the Executive Committee. He is currently retired, and previously served as Chief Executive Officer and director of Hillview Acres in Chino, a treatment program for severely abused children, from 1977 to 2004. During his 27 year tenure at Hillview Acres, Mr. Kindsvater also worked as the Chief Executive Officer of the Christian Adoption and Family Services in Los Angeles and as Vice President of Human Services Insurance in Upland, California. He is a charter member and founding President of the New Mexico Association of Homes for Children, and was an instructor of Research Design and Program Evaluation for the California Christian Institute. Mr. Kindsvater graduated from the University of New Mexico with a Bachelor’s degree in Social Work, and received a Master’s degree in Marriage, Child and Family Counseling and a Master’s degree in Social Work from the California Christian Institute. Currently he provides training for various children’s services agencies, and he has made numerous presentations at national conferences on child welfare topics. In March, 2014, he received a Lifetime Achievement Award from the Christian Child and Family Services Association for 35 years of service to children’s agencies.

Richard G. Malooly is a long time resident of Diamond Bar, California, a community adjacent to Chino, and has been a director of Chino Commercial Bank and of Chino Commercial Bancorp since their formations in 2000 and 2006, respectively.  Mr. Malooly has served on the Audit Committee and the Directors’ Loan Committee since 2000, and on the Compensation Committee since 2008.  He has been the owner of Re/Max Reality 100 in Diamond Bar since 1984, and of Platinum Hills Escrow, also in Diamond Bar, since 2005.  Mr. Malooly also served as Chief Executive Officer of Heritage Mortgage, a mortgage brokerage operation, from 1992 to 2001.  He obtained his real estate broker’s license in 1974 and has been active in the real estate industry since that time.  Previously, he spent eight years operating the Diamond Bar Golf Course Restaurant and Banquet facility. In 1988 he earned the Graduate Realtors Institute (GRI) designation and in 1999 he earned the Certified Residential Specialist (CRS) designation.  He has served as President of the Hacienda Rowland Diamond Bar Board of Realtors, a realty board with over 1,000 members, and is a past President and board member of the Diamond Bar Chamber of Commerce.  In 2005 he became President of the Tri-Counties Association of Realtors and he currently serves on its Professional Standards Committee.  Mr. Malooly was bestowed an Honorary Life Member award by the Hacienda Rowland Diamond Bar Board of Realtors in 1995.

Bernard J. (Bernie) Wolfswinkel is a resident of Ontario, California. Mr. Wolfswinkel has served as Chairman of the Board of Chino Commercial Bank and of Chino Commercial Bancorp since their formations in 2000 and 2006, respectively. As Chairman of the Board, he is also a member of all Board Committees, including the Audit Committee, the Compensation Committee and the Directors’ Loan Committee. Mr. Wolfswinkel brings a high degree of professionalism to the position of Chairman, and has the full support of the Board and Management. Having retired as sales manager for Western Waste Industries, he is well known and respected within the Chino and Ontario communities. Being retired, Mr. Wolfswinkel is able to devote significant amounts of time to the Company’s affairs, both in the attending and chairing of meetings, as well as meeting with Management to discuss topics requiring attention. He has been active in community service activities throughout his life, including volunteering for many years with the Chino Medical Center. Mr. Wolfswinkel has been involved with the Kiwanis organization since 1967 and the Chino Kiwanis Club where he served as Secretary in 1981-82, President in 1986-87, and Lieutenant Governor of Division 15 in 1998-99. He served as chairman of the Kiwanis annual fund raiser for over 15 years and was named Kiwanian of the Year by Division 15 in 1991 and received life membership from the local club at the District and International levels. Mr. Wolfswinkel was nominated for the California Parks and Recreation Society Layman’s Award in 1992. He co-chaired a major fund raising effort to establish the Chino Community Theater and has served as chairman for Salem Christian Home “Country Faire.” In 1998, Mr. Wolfswinkel received the prestigious Dunlap Foundation Award, the Hixon Award and Tablet of Honor in Kiwanis International. These foundations support Kiwanis programs throughout the world.

Thomas A. Woodbury, D.O. is a resident of Rancho Cucamonga, California and has been a director of Chino Commercial Bank and of Chino Commercial Bancorp since their formations in 2000 and 2006, respectively. In addition, Dr. Woodbury serves on the Audit Committee, and is Chairman of the Compensation Committee. Dr. Woodbury is a Physician and Surgeon licensed by the Osteopathic Medical Board of California. He became licensed as an osteopathic physician in 1990. He is a Family Practice Physician with a specialty in geriatric medicine. Dr. Woodbury has been associated with the Inland Physician Service since 1993 as a physician and a 50% owner. He is also a physician and 50% owner of Physician Management Services and Inland Region Medical Group. Dr. Woodbury obtained a Bachelor of Science degree from Brigham Young University in Provo, Utah and received a Doctor of Osteopathy (D.O.) degree from the College of Osteopathic Medicine of the Pacific in Pomona, California.

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Jeanette L. Young is a resident of Chino Hills, California, and has been a director of Chino Commercial Bank and of Chino Commercial Bancorp since their formations in 2000 and 2006, respectively. Mrs. Young has served as the Bank’s Corporate Secretary since 2003, and as Corporate Secretary of the Company since 2006. She also serves on the Audit Committee and the CRA Planning Committee. She was raised in Chino and has been a real estate agent in Chino since 1982. Mrs. Young has been a realtor with King Realty Group (formerly Windermere Real Estate KRG) in Chino Hills since October 2010, and was previously a realtor with Century 21 King in Chino. She obtained her real estate license in 1982 from the State of California, Bureau of Real Estate. As a Realtor in the Chino Valley since 1982, Mrs. Young is well known and respected in the community and the local real estate industry. She serves on the board of the Chino Kiwanis Club as well as on the board of the Let It Be Foundation and is an active member of other volunteer organizations. In addition to her knowledge of the real estate business, Mrs. Young provides insight as to the condition of the real estate market in general, as well as additional input regarding specific areas or properties. She has been instrumental in referring a number of new customers to the Bank, and is an excellent ambassador of the Bank to the community.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to the Company’s Chief Executive Officer and its only other executive officers whose total compensation for the fiscal year ended December 31, 2016 exceeded $100,000 (the “Named Executive Officers”):

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Summary Executive Compensation

Name and Principal Position	Year	Salary[1]	Bonus	Non-Equity Incentive Plan Compensation[2]	All Other Compensation[3]	Total
Dann H. Bowman	2016	$168,000	–	$82,304	$32,397	$282,701
President and Chief Executive Officer	2015	168,000	–	74,596	30,568	264,053
Roger Caberto	2016	118,000	$7,256	–	12,424	137,680
Senior Vice President and Chief Credit Officer	2015	118,000	6,500	–	12,135	136,635
Melinda Milincu	2016	95,727	4,950	–	4,372	105,049
Vice President and Chief Financial Officer	2015	90,000	4,500	–	1,980	96,480

Employment Agreement

The Company entered into an Employment Agreement (the “Agreement”) with Dann H. Bowman for a term of three years commencing July 1, 2015, to replace his previous employment agreement which expired on that date. The terms of the new employment agreement are substantially similar to those of the previous contract, and specify an annual base salary of $176,000 for the first year, $185,000 for the second year and $194,400 for the third year of the term. However, Mr. Bowman has voluntarily elected since the inception of that agreement to continue to receive his then existing salary of $168,000 per year despite the increase reflected in the Agreement, and this lower amount is still currently in effect. Under the Agreement, Mr. Bowman is also entitled to an incentive bonus equal to 5% of the Company’s after-tax profits, discretionary bonuses, use of a company automobile, expense reimbursement, and customary medical insurance coverage. In the event Mr. Bowman’s employment is terminated without cause, the Agreement provides for a lump sum payment equal to the lesser of eighteen months’ severance pay or the balance due under the Agreement, but in no event less than six months’ salary; plus continuation of insurance benefits for up to 90 days following termination; and if such termination occurs within 60 days of the end of a fiscal year, the Board must consider payment of a pro rata bonus. If Mr. Bowman is actually or constructively terminated in connection with or following a merger or change in control as defined in the Agreement, he will be entitled to the same benefits as in the case of actual termination without cause described above.

1 Salary figures include amounts deferred pursuant to the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan permits participants to contribute a portion of their annual compensation on a pre-tax basis (subject to a statutory maximum), which contributions vest immediately when made. The Company’s policy, for employees with more than 1,040 hours of service per year, is to match 100% of employee contributions which do not exceed 3% of such employee’s annual compensation, and 50% of employee contributions which exceed 3% but do not exceed 5% of such employee’s annual compensation, which contributions also vest immediately when made. Participants have discretion to invest their 401(k) account funds in a variety of investment alternatives, including shares of the Company’s common stock.

2 The non-equity incentive plan compensation for Mr. Bowman was based on the formula in his employment agreement (see “Employment Agreement”).

3 Consists of employer contributions to these individuals’ accounts pursuant to the 401(k) Plan; salary continuation agreement accruals (which include split dollar benefit accruals) expensed by the Company for Messrs. Bowman and Caberto (see “Salary Continuation Agreements”); and an automobile allowance or the taxable benefit value of the use of a Company-owned automobile for Mr. Bowman. Salary continuation agreement accruals for Messrs. Bowman and Caberto were $24,167 and $7,377 for Messrs. Bowman and Caberto, respectively for 2016; and $22,164 and $7,155, respectively for 2015. Mr. Caberto reached his retirement age in November 2010 and began receiving payments under his salary continuation agreement in April 2011 (retroactive to November 2010), which payments totaled $32,000 in both 2016 and 2015. No amount is shown in the table for such payments in order to avoid double-entering benefits under this agreement. All amounts paid were previously accrued for and the accruals have been reflected in the Company’s summary compensation tables for the appropriate years. All other amounts described herein were less than $10,000 per individual per year.

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Salary Continuation Agreements

The Company entered into a salary continuation agreement with Mr. Bowman in 2004 which provides an annual benefit of $44,000 per year for ten years commencing at age 65, provided he remains employed by the Company until that time. The agreement was amended effective December 31, 2008 to comply with the provisions of Section 409A of the Internal Revenue Code. In the event of death prior to retirement while still employed by the Company, his beneficiary will receive a lump sum death benefit in the amount of approximately $318,000. All benefits would cease in the event of termination for cause, and if Mr. Bowman’s employment were to end for any other reason, including disability, voluntary termination or termination without cause, he would receive his full annual retirement benefit as he has been fully vested under the terms of his salary continuation agreement since February 2017. Since such benefits are fully vested, a change in control of the Company would have no effect on Mr. Bowman’s salary continuation agreement. In addition, in accordance with a split dollar agreement entered into simultaneously with the salary continuation agreement, in the event of death after retirement, Mr. Bowman’s beneficiary would still receive the full lump sum death benefit in addition to all retirement benefits paid at the time of death.

The Company also entered into a salary continuation agreement and split dollar agreement with Roger Caberto in 2004, containing the same material terms as Mr. Bowman’s salary continuation agreement, except that (i) the amount of the annual benefits for Mr. Caberto is $32,000; and (ii) the amount of the lump sum death benefit (subject to adjustment as described above) will be approximately $231,000. Mr. Caberto was fully vested in October 2010 due to reaching his retirement age, and began receiving benefits under his agreement in April 2011 (retroactive to November 1, 2010) even though still employed. Mr. Caberto’s agreement was also amended effective December 31, 2008 to comply with the provisions of Section 409A of the Internal Revenue Code.

The Company accrues monthly for the post-retirement benefit obligations under the salary continuation agreements in a systematic and orderly way using an appropriate discount rate. The Company also purchased single premium life insurance policies when the salary continuation agreements were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name the Bank as beneficiary, and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for its original investments in the policies, as well as for payments made under the salary continuation agreements. The amounts expensed for the Named Executive Officers for the salary continuation agreements in 2016 and 2015, which are set forth in the Summary Compensation Table in “Summary Executive Compensation Information” above, were more than offset by income from the Company-owned life insurance policies.

Compensation of Directors

Non-employee directors receive $900 per month, and the Chairman, Vice Chairman and Secretary of the Board receive $1,250, $1,150 and $1,000 per month, respectively, for their service on the Board of Directors. In addition, all non-employee directors receive $120 per Board meeting attended, plus $120 per meeting for attendance at each meeting of a Board committee of which they are a member.

The table below summarizes the compensation paid by the Company for the year ended December 31, 2016 to each person who served as a non-employee director during 2016. Compensation paid to Mr. Bowman, who is also a Named Executive Officer, is set forth above in the various sections concerning compensation paid to Named Executive Officers.

65

Summary Director Compensation

Name	Total[1]

Linda M. Cooper	$12,480
Michael A. Di Pietro	14,160
H. H. Corky Kindsvater	17,760
Richard G. Malooly	14,160
Bernard J. Wolfswinkel	19,800
Thomas A Woodbury, M.D.	12,600
Jeanette L. Young	13,920

RELATED PARTY TRANSACTIONS

Certain of the Company’s executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with Chino Commercial Bank, N.A. (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2016 and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to the Bank, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than 5% of the Company’s outstanding common stock as of [RECORD DATE], except for Dann H. Bowman and Thomas A. Woodbury, D.O., each of whom is a member of the Board of Directors. Information concerning the stock ownership of the Company’s executive officers and directors is set forth above under “DIRECTORS AND EXECUTIVE OFFICERS.”

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 10,000,000 shares of common stock, no par value. No shares of preferred stock are authorized. As of [LATEST PRACTICABLE DATE] we had 1,231,332 shares of our common stock issued and outstanding. If the offering is fully subscribed, we will issue between 307,883 and 323,277 additional shares of our common stock, depending upon the number of shares purchased pursuant to subscription rights versus on a non-rights basis, resulting in a total of between 1,539,215 and 1,552,609 outstanding shares at the close of the offering. Shareholders purchasing shares on a rights basis will receive additional bonus shares equal to 5% of the number of shares purchased, at no additional consideration. Both the rights and the bonus share amounts are approximate due to rounding factors.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote, in person or by proxy, per share, on any matter requiring shareholder action, except that in connection with the election of directors, shares are entitled to be voted cumulatively if a candidate’s name has been placed properly in nomination prior to the voting and a shareholder present at the meeting gives notice of his or her intention to vote cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between or among two or more nominees as he or she deems appropriate. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected under cumulative voting. All of our directors are elected annually.

1 Consists entirely of fees earned or paid in cash.

66

Dividends. Shareholders are entitled to receive dividends only when and if declared by our Board of Directors. Prior to the holding company reorganization effective July 1, 2006, Chino Commercial Bank had not paid any cash dividends. We have not paid any cash dividends since July 1, 2006, and we do not intend to pay any cash dividends in the foreseeable future. In 2014, 2015 and 2016 we paid stock dividends of 10%, 12% and 20%, respectively, and we intend to continue paying stock dividends in the future if the Board determines it advisable based on a number of factors. To the extent that we receive cash dividends from the Bank, we presently use such funds primarily to service subordinated debt related to our trust preferred securities, as well as to pay our operating expenses. No assurance can be given that our earnings will permit the payment of dividends of any kind in the future. For additional information concerning the Company's and the Bank's dividend practices and related requirements and restrictions, see “MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS – Dividends.”

Miscellaneous. The holders of common stock have no preemptive or other subscription rights and there are no redemption, sinking fund or conversion privileges applicable to our common stock. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Transfer Agent

We currently act as our own transfer agent.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by King, Holmes, Paterno & Soriano, LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Chino Commercial Bancorp as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016 included in this offering circular, have been so included in reliance on the report of Vavrinek, Trine, Day & Co., LLP, an independent public accounting firm, given on the authority of such firm as experts in accounting and auditing.

67

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders of

Chino Commercial Bancorp

Chino, California

We have audited the accompanying financial statements of Chino Commercial Bancorp and Subsidiary (the Company), which are comprised of the consolidated statements of financial condition as of December 31, 2016 and 2015, and the related consolidated statements of net income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chino Commercial Bancorp and Subsidiary as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California

March 8, 2017

F-1

CHINO COMMERCIAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS
Cash and due from banks	$30,498,888	$24,898,140
Interest-bearing deposits in other banks	2,480,000	4,960,000
Investment securities available for sale (Note 3)	3,924,102	4,931,068
Investment securities held-to-maturity (fair value approximates $18,240,000 in 2016 and $23,115,000 in 2015) (Note 3)	18,407,741	23,100,106
Loans held for investment, net of allowance for loan losses of $1,845,447 in 2016, and $1,667,204 in 2015 (Note 5)	107,359,980	91,324,964
Fixed assets, net (Note 6)	6,000,404	6,021,446
Accrued interest receivable	295,102	395,685
Stock investments, restricted, at cost (Note 4)	1,935,300	1,766,500
Bank owned life insurance	3,285,963	3,183,247
Other assets	904,338	803,048
Total Assets	$175,091,818	$161,384,204

LIABILITIES
Deposits
Noninterest-bearing	$68,613,998	$74,431,378
Interest-bearing	68,948,250	55,917,343
Total Deposits	137,562,248	130,348,721

Federal Home Loan Bank advances	20,000,000	15,000,000
Subordinated notes payable to subsidiary trust (Note 8)	3,093,000	3,093,000
Accrued interest payable	27,902	25,229
Other liabilities	872,374	843,691
Total Liabilities	161,555,524	149,310,641

Commitments and Contingent Liabilities (Notes 13 and 14)

SHAREHOLDERS' EQUITY
Common stock, no par value, 10,000,000 shares authorized, 1,231,332 and 1,026,349 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	6,089,466	6,089,466
Retained earnings	7,449,608	6,000,577
Accumulated other comprehensive loss	(2,780)	(16,480)
Total Shareholders' Equity	13,536,294	12,073,563
Total Liabilities and Shareholders' Equity	$175,091,818	$161,384,204

The accompanying notes are an integral part of these financial statements.

F-2

CHINO COMMERCIAL BANCORP

CONSOLIDATED STATEMENTS OF NET INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
INTEREST INCOME
Interest and fees on loans	$5,465,664	$4,879,254
Interest on federal funds sold and FRB deposits	129,875	48,306
Interest on time deposits in other financial institutions	38,596	81,249
Interest on investment securities	545,109	445,896
Total Interest Income	6,179,244	5,454,705

INTEREST EXPENSE
Interest on deposits	268,336	232,831
Interest on borrowings	142,676	83,064
Total Interest Expense	411,012	315,895

Net interest income	5,768,232	5,138,810
Provision for loan losses (Note 5)	199,950	42,288
Net interest income after provision for loan losses	5,568,282	5,096,522

NONINTEREST INCOME
Service charges on deposit accounts	1,062,812	1,148,730
Other miscellaneous income	180,347	81,433
Dividend income from restricted stock	221,499	151,381
Income from bank-owned life insurance	102,716	102,453
Total Noninterest Income	1,567,374	1,483,997

NONINTEREST EXPENSE
Salaries and employee benefits	2,882,535	2,655,057
Occupancy and equipment	416,781	424,715
Other expenses	1,455,299	1,348,916
Total Noninterest Expense	4,754,615	4,428,688

Income before income tax expense	2,381,041	2,151,831
Provision for income taxes	927,938	824,461
Net Income	$1,453,103	$1,327,370
Basic earnings per share	$1.18	$1.08
Diluted earnings per share	$1.18	$1.08

The accompanying notes are an integral part of these financial statements.

F-3

CHINO COMMERCIAL BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

Net income	$1,453,103	$1,327,370

Other Comprehensive Income (Loss), Net of Tax Effects
Net unrealized holding income (loss) on securities available-for-sale during the period (tax effects of $(9,578) and $36,403)	13,700	(52,062)

Total Comprehensive Income	$1,466,803	$1,275,308

The accompanying notes are an integral part of these financial statements.

F-4

CHINO COMMERCIAL BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

				Accumulated
				Other
	Number of	Common	Retained	Comprehensive
	Shares	Stock	Earnings	Income (Loss)	Total
Balance at December 31, 2014	916,550	$4,579,730	$6,185,281	$35,582	$10,800,593

Net income	-	-	1,327,370	-	1,327,370

Change in unrealized gain on securities available for sale, net of tax	-	-	-	(52,062)	(52,062)

Cash in lieu of fractional stock dividends (Note 20)	-	-	(2,338)	-	(2,338)

Stock dividend (Note 20)	109,799	1,509,736	(1,509,736)	-	-

Balance at December 31, 2015	1,026,349	6,089,466	6,000,577	(16,480)	12,073,563

Net income	-	-	1,453,103	-	1,453,103

Change in unrealized gain on securities available for sale, net of tax	-	-	-	13,700	13,700

Cash in lieu of fractional stock dividends (Note 20)	-	-	(4,072)	-	(4,072)

Stock dividends (Note 20)	204,983	-	-	-	-

Balance at December 31, 2016	1,231,332	$6,089,466	$7,449,608	$(2,780)	$13,536,294

The accompanying notes are an integral part of these financial statements.

F-5

CHINO COMMERCIAL BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
Cash Flows from Operating Activities
Net income	$1,453,103	$1,327,370
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	199,950	42,288
Depreciation and amortization	213,059	197,261
Loss on disposition of fixed assets	-	61
Amortization of deferred loan fees	119,776	(95,557)
Net accretion of discount and amortization of premium on securities available-for-sale	40,120	45,249
Income from bank-owned life insurance	(102,716)	(102,453)
Deferred income tax	(80,232)	152,175
Net changes in:
Accrued interest receivable	100,583	(83,177)
Other assets	(30,636)	(167,353)
Accrued interest payable	2,673	(837)
Other liabilities	28,683	71,557
Net Cash Provided by Operating Activities	1,944,363	1,386,584

Cash Flows from Investing Activities
Net change in interest-bearing deposits in banks	2,480,000	14,088,000
Loan originations and principal collections, net	(16,354,742)	(9,558,117)
Purchase of fixed assets	(192,017)	(247,444)
Proceeds from principal payments received and maturities of available-for-sale securities	1,024,017	625,024
Purchase of securities available-for-sale	-	(4,008,931)
Purchase of securities held-to-maturity	(6,012,500)	(16,287,633)
Proceeds from principal payments received and maturities of securities held-to-maturity	10,670,972	4,515,045
Purchases of stock investments, restricted	(168,800)	(1,049,800)
Net Cash Used in Investing Activities	(8,553,070)	(11,923,856)

Cash Flows from Financing Activities
Net increase in deposits	7,213,527	14,907,787
Proceeds from Federal Home Loan Bank advances	5,000,000	15,000,000
Cash paid in lieu of fractional stock dividends	(4,072)	(2,338)
Net Cash Provided by Financing Activities	12,209,455	29,905,449

Net Increase in Cash and Cash Equivalents	5,600,748	19,368,177
Cash and Cash Equivalents at Beginning of Period	24,898,140	5,529,963
Cash and Cash Equivalents at End of Period	$30,498,888	$24,898,140

Supplemental Information
Interest paid	$408,339	$316,732
Income taxes paid	$745,000	$855,000

Supplemental Disclosures of Noncash Investing and Financing Activities
Stock dividends issued	$2,931,257	$1,509,736
Change in unrealized gain on securities available-for-sale	$23,278	$(88,465)

The accompanying notes are an integral part of these financial statements.

F-6

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies

Nature of Operations

Chino Commercial Bank, N.A. (the Bank), a nationally chartered bank, was incorporated on December 8, 1999, and began operations on September 1, 2000, with the opening of its office in Chino, California. The Bank opened a branch office in Ontario, California in January 2006, and opened a branch office in Rancho Cucamonga, California in April 2010.

The Bank provides a variety of commercial banking services to individuals and small businesses primarily in the Inland Empire region of Southern California. Its primary lending products are real estate and commercial loans. Its primary deposit products are non-interest bearing deposits and money market accounts.

Chino Commercial Bancorp (the Company) is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is headquartered in Chino, California. The Company was incorporated on March 2, 2006, and acquired all of the outstanding shares of Chino Commercial Bank, N.A. effective July 1, 2006. The Company's principal subsidiary is the Bank, and the Company exists primarily for the purpose of holding the stock of the Bank and of such other subsidiaries it may acquire or establish. The Company's only other direct subsidiary is Chino Statutory Trust I, which was formed on October 25, 2006, solely to facilitate the issuance of capital trust pass-through securities. Chino Commercial Bancorp and the Bank are collectively referred to herein as the Company unless otherwise indicated.

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Chino Commercial Bancorp and its subsidiary, Chino Commercial Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and financial reporting policies the Company follows conform, in all material respects, to accounting principles generally accepted in the United States of America and to general practices within the financial services industry. In consolidating, the Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity under accounting principles generally accepted in the United States. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns, and the right to make decisions about the entity's activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, variable interest entities (VIEs) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in an entity is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. The Company's wholly-owned subsidiary, Chino Statutory Trust I, is a VIE for which the Company is not the primary beneficiary. Accordingly, the accounts of this entity are not included in the Company's consolidated financial statements.

F-7

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies, Continued

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of the deferred tax asset.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from banks and Federal funds sold on a daily basis.

Interest-Bearing Deposits in Other Banks

Interest-bearing deposits in other banks mature in less than two years and are carried at cost.

Investment Securities

In accordance with U.S. Generally Accepted Accounting Principles (GAAP), investment securities are classified in three categories and accounted for as follows: debt and equity that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity. Gains or losses on sales of investment securities are determined on the specific identification method. Premiums and discounts are amortized or accreted using the interest method over the expected lives of the related securities.

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

F-8

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies, Continued

Declines in the fair value of "held-to-maturity" and "available-for-sale" securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Fair value is based on commitments on hand from investors or prevailing market prices. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. There were no loans held for sale at December 31, 2016 and 2015.

Loans

The Company grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans in the Inland Empire area. The ability of the Company's debtors to honor their contracts is dependent upon the general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances.

Loans, as reported, have been reduced by unfunded loan commitments, net deferred loan fees, and the allowance for loan losses.

Interest income is accrued daily, as earned, on all loans, except that interest is not accrued on loans that are generally 90 days or more past due. Loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Interest income previously accrued on non-accrual loans is reversed against current period interest income. Interest income on non-accrual loans may be recognized only if the loan is deemed to be fully collectible, and only to the extent of interest payments received. Otherwise, any interest payments received are applied against the loan balance. Loans are returned to accrual status after the borrower's financial condition has improved, when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest recognition policies apply to all loans.

Loan origination fees and costs are deferred and amortized as an adjustment of the loan's yield over the life of the loan using the interest method.

F-9

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectability of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based on management's periodic review of the collectability of the loans in light of historical experience, the nature, and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are individually evaluated for impairment. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers unimpaired loans and is based on historical loss experience adjusted for qualitative factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Troubled Debt Restructuring

A troubled debt restructuring is a loan which the Company, for reasons related to a borrower's financial difficulties, grants a concession to a borrower that the Company would not otherwise consider. A loan restructuring may take the form of a reduction in the stated interest rate, an extension of the maturity at an interest rate below market, or a reduction in the face amount of the debt or accrued interest, among others. Loans that are renewed at below-market terms are considered to be troubled debt restructurings if the below-market terms represent a concession due to the borrower's troubled financial condition. Troubled debt restructurings are classified as impaired loans and are measured at the present value of estimated future cash flows using the loan's effective rate at inception of the loan. If the loan is considered to be collateral dependent, impairment is measured based on the fair value of the collateral.

F-10

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies, Continued

Loan Portfolio Segments

Management segregates the loan portfolio into portfolio segments for purposes of developing and documenting a systematic method for determining its allowance for loan losses. The portfolio segments are segregated based on loan types and the underlying risk factors present in each loan type. Such risk factors are periodically reviewed by management and revised as deemed appropriate.

The Company's loan portfolio is segregated into the following portfolio segments.

One-to-Four Family Residential

This portfolio segment consists of the origination of first mortgage loans and home equity second mortgage loans secured by one-to-four-family owner occupied residential properties located in the Company's market area. The Company has experienced no foreclosures on its owner occupied loan portfolio during recent periods and believes this is due mainly to its conservative lending strategies including its non-participation in "interest only", "Option ARM", "sub-prime" or "Alt-A" loans.

Residential Income

This portfolio segment consists of the origination of first mortgage loans secured by non-owner occupied residential properties in its market area. Such lending involves additional risks arising from the use of the properties by non-owners.

Commercial Real Estate Loans

This portfolio segment includes loans secured by commercial real estate, including multi-family dwellings. Loans secured by commercial real estate generally have larger loan balances and more credit risk than one-to-four-family mortgage loans. The increased risk is the result of several factors, including the concentration of principal in a limited number of loans and borrowers, the impact of local and general economic conditions on the borrower's ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans.

Commercial and Industrial Loans

This portfolio segment includes commercial business loans secured by assignments of corporate assets and personal guarantees of the business owners. Commercial business loans generally have higher interest rates and shorter terms than one-to-four-family residential loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower's business.

F-11

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies, Continued

Other Loans

This portfolio segment includes loans to individuals for personal purposes, including but not limited to automobile loans. This portfolio segment also includes loans to individuals for overdraft protection and personal lines of credit.

Credit Quality Indicators

The Company's policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable, based on currently existing facts, conditions, and values. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuation as assets is not warranted. Assets that do not expose the Company to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

When assets are classified as special mention, substandard or doubtful, the Company allocates a portion of the related general loss allowances to such assets as the Company deems prudent. Determinations as to the classification of assets and the amount of loss allowances are subject to review by regulatory agencies, which can require that we establish additional loss allowances. Management regularly reviews the asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: 1) the assets have been isolated from the Company, 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

F-12

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies, Continued

Company Premises and Equipment

Company premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Building improvements are amortized over 39 years or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for financial reporting purposes, while both accelerated and straight-line methods are followed for income tax purposes.

Bank Owned Life Insurance

The Company has purchased life insurance policies on certain officers. Company-owned life insurance is recorded at its cash surrender value (or the amount that can be realized).

Income Taxes

Deferred tax assets and liabilities are recognized for estimated future tax effects attributable to temporary differences between the book bases and tax bases of various assets and liabilities. Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be realized. The current and deferred taxes are based on the provisions of currently enacted tax laws and rates. As changes in tax laws are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes.

The Company uses a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions are recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interest and penalties associated with uncertain tax positions are classified as income tax expense. At December 31, 2016 and 2015, the Company did not have a tax position that failed to meet the more-likely-than-not recognition threshold.

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

F-13

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies, Continued

Recent Accounting Guidance Not Yet Effective

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606). This Update requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services. The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. These amendments are effective for public business entities for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and one year later for nonpublic business entities. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The Company is currently evaluating the effects of ASU 2014-09 on its consolidated financial statements and disclosures, if any.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10). Changes made to the current measurement model primarily affect the accounting for equity securities and readily determinable fair values, where changes in fair value will impact earnings instead of other comprehensive income. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. The Update also changes the presentation and disclosure requirements for financial instruments including a requirement that public business entities use exit price when measuring the fair value of financial instruments measured at amortized cost for disclosure purposes. This Update is generally effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years and one year later for nonpublic business entities. The Company is currently evaluating the effects of ASU 2016-01 on its consolidated financial statements and disclosures.

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases, which is generally defined as a lease term of less than 12 months. This change will result in lessees recognizing right-of-use assets and lease liabilities for most leases currently accounted for as operating leases under current lease accounting guidance. The amendments in this Update are effective for interim and annual periods beginning after December 15, 2018, for public business entities and one year later for all other entities. The Company is currently evaluating the effects of ASU 2016-02 on its consolidated financial statements and disclosures.

F-14

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies, Continued

Recent Accounting Guidance Not Yet Effective, Continued

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (Topic 718.) ASU 2016-09 includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. Under ASU 2016-09, excess tax benefits and certain tax deficiencies will no longer be recorded in additional paid-in capital ("APIC"). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement, and APIC pools will be eliminated. In addition, the guidance requires excess tax benefits be presented as an operating activity on the statement of cash flows rather than as a financing activity. ASU 2016-09 also permits an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards. Forfeitures can be estimated, as required today, or recognized when they occur. This guidance is effective for public business entities for interim and annual reporting periods beginning after December 15, 2016, and for nonpublic business entities annual reporting periods beginning after December 15, 2017, and interim periods within the reporting periods beginning after December 15, 2018. Early adoption is permitted, but all of the guidance must be adopted in the same period. The Company is currently evaluating the provisions of ASU 2016-09 to determine the potential impact on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. In issuing the standard, the FASB is responding to criticism that today's guidance delays recognition of credit losses. The standard will replace today's "incurred loss" approach with an "expected loss" model. The new model, referred to as the current expected credit loss ("CECL") model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale ("AFS") debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity's assumptions, models, and methods for estimating the allowance for loan and lease losses.  In addition, public business entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, for SEC filers, one year later for non SEC filing public business entities and annual reporting periods beginning after December 15, 2020, for nonpublic business entities and interim periods within the reporting periods beginning after December 15, 2021. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company is currently evaluating the provisions of ASU No. 2016-13 for potential impact on its consolidated financial statements and disclosures.

F-15

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1 - Summary of Significant Accounting Policies, Continued

Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company's financial statements do not reflect subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are issued or are available to be issued.

The Company has evaluated subsequent events through March 8, 2017, which is the date the financial statements were issued or the date the financial statements were available to be issued.

Note 2 - RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Company is required to maintain average cash balances on hand or balances with the Federal Reserve Bank for balances in transaction accounts. The Company was able to maintain sufficient average cash balances to avoid the requirement for a reserve balance with the Federal Reserve Bank at December 31, 2016 and 2015.

The Company maintains cash that may exceed the Federal Deposit Insurance Corporation (FDIC) insured limits. The Company does not expect to incur losses in its cash accounts.

F-16

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 3 - Investment Securities

The amortized cost and fair values of securities with gross unrealized gains and losses at December 31 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2016	Cost	Gains	Losses	Value
Securities available-for-sale:
Mortgage-backed securities	$3,928,827	$20,611	$(25,336)	$3,924,102

Securities held-to-maturity:
Municipal bonds	$330,000	$865	$-	$330,865
Federal agency	2,976,202	21,716	(75,994)	2,921,924
Mortgage-backed securities	15,101,539	43,470	(157,596)	14,987,413
	$18,407,741	$66,051	$(233,590)	$18,240,202

December 31, 2015
Securities available-for-sale:
Municipal bonds	$400,000	$6,032	$-	$406,032
Mortgage-backed securities	4,559,071	24,241	(58,276)	4,525,036
	$4,959,071	$30,273	$(58,276)	$4,931,068

Securities held-to-maturity:
Municipal bonds	$330,000	$1,102	$-	$331,102
Federal agency	4,454,495	28,241	(19,473)	4,463,263
Mortgage-backed securities	18,315,611	88,178	(83,586)	18,320,203
	$23,100,106	$117,521	$(103,059)	$23,114,568

F-17

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 3 - Investment Securities, Continued

Unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are summarized as follows as of December 31:

	Less than 12 Months		Over 12 Months
		Gross		Gross
	Fair	Unrealized	Fair	Unrealized
December 31, 2016	Value	Losses	Value	Losses
Securities available-for-sale
Mortgage-backed securities	$-	$-	$1,787,089	$(25,336)

Securities held to maturity
Federal agency	$1,936,124	$(75,994)	$-	$-
Mortgage-backed securities	11,179,167	(157,590)	2,123	(6)
	$13,115,291	$(233,584)	$2,123	$(6)

December 31, 2015
Securities available-for-sale
Mortgage-backed securities	$3,849,257	$(58,163)	$5,803	$(113)

Securities held to maturity
Federal agency	$3,479,760	$(19,473)	$-	$-
Mortgage-backed securities	9,342,262	(83,586)	-	-
	$12,822,022	$(103,059)	$-	$-

At December 31, 2016, the Company did not have any available-for-sale (AFS) mortgage-backed securities (MBS) with losses less than 12 months in 2016, and two MBS with a loss greater than 12 months. Also in 2016, the Company held one security held-to-maturity (HTM) federal agency securities and nine HTM MBS with losses less than 12 months. In addition, in 2016 the Company had one HTM MBS with a loss greater than 12 months. In 2015, the Company held two available-for-sale (AFS) mortgage-backed securities (MBS) with losses less than 12 months in 2015, and one MBS with a loss greater than 12 months. Also in 2015, the Company held three securities held-to-maturity (HTM) federal agency securities and seven HTM MBS with losses less than 12 months.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

F-18

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 3 - Investment Securities, Continued

The unrealized losses at December 31, 2016 and 2015, are attributable to changes in interest rates and not credit quality. The Company has the ability to hold these investments until a recovery of fair value, which may be maturity. Thus, the Company does not consider these investments to be other-than-temporarily impaired as of December 31, 2016 and 2015.

The amortized cost and fair value of investment securities as of December 31, 2016, by contractual maturity are shown below:

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within 1 year	$-	$-	$-	$-
After 1 year through 5 years	-	-	1,294,084	1,316,665
After 5 years through 10 years	-	-	2,012,118	1,936,124
After 10 years through 17 years	-	-	-	-
Mortgage-backed securities	3,928,827	3,924,102	15,101,539	14,987,413
	$3,928,827	$3,924,102	$18,407,741	$18,240,202

Investment securities with amortized cost totaling $18,804,043 and estimated fair values totaling $18,669,944 were pledged to secure borrowings with the Federal Home Loan Bank at December 31, 2016. Investment securities with amortized cost totaling $16,152,216 and estimated fair values totaling $16,111,240 were pledged to secure borrowings with the Federal Home Loan Bank at December 31, 2015.

Note 4 - Stock investments, restricted

Restricted stock investments include the following at December 31 and are recorded at cost:

	2016	2015
Federal Reserve Bank stock	$165,400	$165,400
Federal Home Loan (FHLB) stock	1,719,900	1,551,100
Pacific Coast Banker's Bank stock	50,000	50,000
	$1,935,300	$1,766,500

As a member of the FHLB system, the Company is required to maintain an investment in FHLB stock in an amount equal to the greater of one percent of its outstanding mortgage loans or 2.7 percent of advances from the FHLB (See Note 10). No ready market exists for FHLB stock, and it has no quoted market value.

All restricted stock is evaluated for impairment based on an estimate of the ultimate recoverability of par value.

F-19

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 5 - LOANS AND Allowance for loan Losses

The composition of the Company's loans held for investment at December 31 is as follows:

	2016	2015
Real estate loans, commercial	$85,135,319	$71,259,362
Real estate loans, consumer	2,171,308	1,497,047
Commercial loans	21,816,870	20,049,819
Other loans	430,289	437,851
Total Gross Loans	109,553,786	93,244,079

Allowance for loan losses	(1,845,447)	(1,667,204)
Unearned income and deferred loan fees, net	(348,359)	(251,911)
Loans Held for Investment, Net	$107,359,980	$91,324,964

Changes in the allowance for loan losses by loan portfolio segment for the year ended December 31, 2016 and 2015, are summarized as follows:

				Commercial
	One-to-Four	Residential	Commercial	and
	Residential	Income	Real Estate	Industrial	Other	Total
Beginning Balance, January 1, 2016	$13,144	$206,552	$1,321,303	$117,545	$8,660	$1,667,204

Provision (credit) for loan losses	11,325	(18,687)	114,185	96,191	(3,064)	199,950

Loans charged off	-	-	-	(63,830)	-	(63,830)

Recoveries	-	-	15,361	23,657	3,105	42,123

Ending Balance, December 31, 2016	$24,469	$187,865	$1,450,849	$173,563	$8,701	$1,845,447

Beginning Balance, January 1, 2015	$18,561	$181,286	$1,218,060	$109,951	$8,383	$1,536,241

Provision (credit) for loan losses	(5,417)	25,266	87,624	(65,462)	277	42,288

Recoveries	-	-	15,619	73,056	-	88,675

Ending Balance, December 31, 2015	$13,144	$206,552	$1,321,303	$117,545	$8,660	$1,667,204

F-20

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 5 - LOANS AND Allowance for loan Losses, Continued

The following tables present loans and the allowance for loan losses by segment as of December 31:

				Commercial
	One-to-Four	Residential	Commercial	and
December 31, 2016	Residential	Income	Real Estate	Industrial	Other	Total
Loans
Collectively evaluated for impairment	$1,649,612	$11,054,996	$83,674,796	$10,761,874	$430,289	$107,571,567

Individually evaluated for impairment	521,696	-	1,460,523	-	-	1,982,219
Balance	$2,171,308	$11,054,996	$85,135,319	$10,761,874	$430,289	$109,553,786

Allowance for Loan Losses
Collectively evaluated for impairment	$14,818	$187,865	$1,426,285	$173,563	$8,701	$1,811,232

Individually evaluated for impairment	9,651	-	24,564	-	-	34,215
Balance	$24,469	$187,865	$1,450,849	$173,563	$8,701	$1,845,447

December 31, 2015
Loans
Collectively evaluated for impairment	$1,001,880	$12,283,138	$69,905,171	$7,766,681	$437,851	$91,394,721

Individually evaluated for impairment	495,167	-	1,354,191	-	-	1,849,358
Balance	$1,497,047	$12,283,138	$71,259,362	$7,766,681	$437,851	$93,244,079

Allowance for Loan Losses
Collectively evaluated for impairment	$9,975	$206,552	$1,299,694	$117,545	$8,660	$1,642,426

Individually evaluated for impairment	3,169	-	21,609	-	-	24,778
Balance	$13,144	$206,552	$1,321,303	$117,545	$8,660	$1,667,204

F-21

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 5 - LOANS AND Allowance for loan Losses, Continued

The following tables summarize the loan portfolio at December 31, 2016 and 2015, by credit risk profiles based on internally assigned grades. Information has been updated for each credit quality indicator as of December 31, 2016 and 2015:

	Grade
		Special
December 31, 2016	Pass	Mention	Substandard	Doubtful	Total
Residential One-to-Four	$1,649,612	$-	$521,696	$-	$2,171,308
Residential income	11,054,996	-	-	-	11,054,996
Commercial real estate	83,339,873	-	1,795,446	-	85,135,319
Commercial and industrial	10,761,874	-	-	-	10,761,874
Other	430,289	-	-	-	430,289
	$107,236,644	$-	$2,317,142	$-	$109,553,786

December 31, 2015
Residential One-to-Four	$1,497,047	$-	$-	$-	$1,497,047
Residential income	12,283,138	-	-	-	12,283,138
Commercial real estate	68,984,489	-	2,274,873	-	71,259,362
Commercial and industrial	7,761,752	-	4,929	-	7,766,681
Other	437,851	-	-	-	437,851
	$90,964,277	$-	$2,279,802	$-	$93,244,079

F-22

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 5 - LOANS AND Allowance for loan Losses, Continued

The following tables set forth certain information with respect to the Company's portfolio delinquencies by loan class and amount at December 31, 2016 and 2015:

Age Analysis of Past Due Loans (by Class)

							Recorded
							Investment
	30-59	60-89	Greater				90 Days or
	Days	Days	Than	Total		Total	More and
December 31, 2016	Past Due	Past Due	90-Days	Past Due	Current	Loans	Accruing
Residential One-to-Four	$-	$-	$521,696	$521,696	$1,649,612	$2,171,308	$-
Residential income	-	-	-	-	11,054,996	11,054,996	-
Commercial real estate	-	262,433	-	262,433	84,872,886	85,135,319	-
Commercial and industrial	-	-	-	-	10,761,874	10,761,874	-
Other	-	-	-	-	430,289	430,289	-
	$-	$262,433	$521,696	$784,129	$108,769,657	$109,553,786	$-

December 31, 2015
Residential One-to-Four	$-	$495,167	$-	$495,167	$1,001,880	$1,497,047	$-
Residential income	-	-	-	-	12,283,138	12,283,138	-
Commercial real estate	-	-	-	-	71,259,362	71,259,362	-
Commercial and industrial	-	-	-	-	7,766,681	7,766,681	-
Other	-	-	-	-	437,851	437,851	-
	$-	$495,167	$-	$495,167	$92,748,912	$93,244,079	$-

F-23

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 5 - LOANS AND Allowance for loan Losses, Continued

The following tables are summaries of impaired loans by loan class at December 31, 2016 and 2015:

Impaired Loans (by Class)

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
December 31, 2016	Investment	Balance	Allowance	Investment	Recognized
With an Allowance Recorded:
Residential One-to-Four	$521,696	$521,696	$9,651	$529,812	$11,546
Commercial real estate	1,460,523	1,460,523	24,564	1,464,317	90,792
	$1,982,219	$1,982,219	$34,215	$1,994,129	$102,338

December 31, 2015
With an Allowance Recorded:
Residential One-to-Four	$495,167	$495,167	$3,169	$498,980	$30,169
Commercial real estate	1,354,191	1,354,191	21,609	1,368,662	94,768
	$1,849,358	$1,849,358	$24,778	$1,867,642	$124,937

At December 31, 2016, the Company had one loan on non-accrual status, and there were no non-accrual loans as of December 31, 2015.

There were no loans serviced for others at December 31, 2016 and 2015.

Certain loans are pledged as collateral for available borrowings with the FHLB. Pledged loans totaled $64,994,997 and $55,004,683 at December 31, 2016 and 2015, respectively.

Troubled Debt Restructurings

No loans were modified in troubled debt restructuring during the years ended December 31, 2016 and 2015.

F-24

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 6 - FIXED ASSETS

Company premises and equipment consisted of the following at December 31:

	2016	2015
Land	$1,868,422	$1,868,422
Building	3,212,729	3,212,729
Furniture, fixture and equipment	1,374,717	1,185,960
Building and leasehold improvements	1,423,981	1,423,981
Automobile	39,544	39,544
	7,919,393	7,730,636

Less accumulated depreciation and amortization	1,918,989	1,709,190

Total premises and equipment	$6,000,404	$6,021,446

Depreciation and amortization expense for years ended December 31, 2016 and 2015, amounted to $213,059 and $197,261, respectively.

Note 7 - deposits

Interest-bearing and noninterest-bearing deposits consist of the following:

	2016	2015
NOW accounts	$4,894,404	$1,558,900
Savings and money market	53,144,332	44,236,716
Time certificate of deposit accounts under $250,000	6,471,260	6,208,083
Time certificate of deposit accounts over $250,000	4,438,254	3,913,644
Total interest-bearing deposits	68,948,250	55,917,343
Total noninterest-bearing deposits	68,613,998	74,431,378
Total Deposits	$137,562,248	$130,348,721

At December 31, 2016, the scheduled maturities of time deposits were as follows:

2016
Within 1 year	$10,897,918
After 1 year through 3 years	11,596
$10,909,514

F-25

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 8 - SUBORDINATED NOTES PAYABLE TO SUBSIDIARY TRUST

On October 25, 2006, Chino Statutory Trust I (the Trust), a newly formed Connecticut statutory business trust and a wholly-owned subsidiary of the Company, issued an aggregate of $3.0 million of principal amount of Capital Securities (the Trust Preferred Securities) and $93,000 in Common Securities. The securities issued by the Trust are fully guaranteed by the Company with respect to distributions and amounts payable upon liquidation, redemption, or repayment. The entire proceeds to the Trust from the sale of the Trust Preferred Securities were used by the Trust to purchase $3,000,000 in principal amount of the Junior Subordinated Deferrable Interest Debentures due December 15, 2036 issued by the Company (the Subordinated Debt Securities). The Company issued an additional $93,000 in principal amount of the Junior Subordinated Deferrable Interest Debentures due December 15, 2036, in exchange for its investment in the Trust's Common Securities. During 2006 and 2007 the Company used approximately $522,000 and $2,478,000, respectively, from the proceeds of $3.0 million to repurchase and retire Company stock. There was no cost to the Trust associated with the issuance.

The Subordinated Debt Securities bear interest equal to LIBOR (adjusted quarterly) plus 1.68 percent. At December 15, 2016, LIBOR rate was 0.96344 percent, resulting in an interest rate of 2.643 percent from December 15, 2016 to March 14, 2017. At December 31, 2015, LIBOR rate was 0.512 percent, resulting in an interest rate of 2.912 percent.

As of December 31, 2016 and 2015, accrued interest payable to the Trust amounted to $3,525 and $2,923, respectively. Interest expense for Trust Preferred Securities amounted to $72,035 and $59,936, for the years ended December 31, 2016 and 2015, respectively.

Note 9 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to certain officers, directors and companies with which it is associated. All such loans and commitments to lend were made under terms that are consistent with the Company's normal lending policies.

Aggregate related party loan transactions were as follows as of and for the years ended December 31:

	2016	2015
Balance, January 1	$861,243	$922,708
Advances	164,228	58,637
Repayments, net of borrowings	(890,773)	(120,102)
Balance as of December 31	$134,698	$861,243

Deposits from related parties held by the Company at December 31, 2016 and 2015, amounted to $7,906,510 and $6,397,423, respectively.

F-26

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 10 - federal home loan bank borrowings

As a member of the FHLB, the Company may borrow funds collateralized by securities or qualified loans up to 35 percent of its asset base. The Company has a line of credit of $43,755,300 and $42,446,200 at December 31, 2016 and 2015, respectively. Total FHLB advances outstanding at December 31, 2016 and December 31, 2015 were $20,000,000 and $15,000,000, respectively.

Note 11 - federal funds line of credit

The Company had a total of $5.5 million in Federal funds lines of credit with various banks at December 31, 2016 and 2015. There were no borrowings outstanding at December 31, 2016 and 2015.

Note 12 - income taxes

The following is a summary of the provision for income taxes for the years ended December 31:

	2016	2015
Current Tax Position
Federal	$747,311	$479,981
State	260,859	192,305
	1,008,170	672,286

Deferred Tax Position
Federal	(65,531)	157,641
State	(14,701)	(5,466)
	(80,232)	152,175
	$927,938	$824,461

	2016	2015
Statutory Federal tax rate	34.0%	34.0%
Increase (Decrease) Resulting From:
State taxes, net of Federal tax benefit	7.2	7.2
Tax-exempt earnings on life insurance policies	(1.5)	(1.6)
Tax-exempt interest from municipal bonds	(0.4)	(0.7)
Other, net	(0.3)	(0.5)
Effective Tax Rate	39.0%	38.4%

F-27

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 12 - income taxes, Continued

The components of the net deferred tax asset, included in other assets on the statements of financial condition, were as follows at December 31:

	2016	2015
Deferred tax assets
Allowance for loan losses	$512,096	$429,808
Start-up expense	3,359	4,105
State tax	91,646	68,369
Deferred compensation and benefits	190,658	191,256
Nonaccrual interest	12,411	-
Off balance sheet reserve	11,194	10,182
Unrealized loss on securities available for sale	1,924	11,503
	823,288	715,223

Deferred tax liabilities
FHLB stock dividends	(25,645)	(25,645)
Depreciation and amortization	(132,822)	(141,828)
Deferred loan costs	(104,465)	(95,357)
Other	(114,633)	(77,323)
	(377,565)	(340,153)
	$445,723	$375,070

Tax years ended December 31, 2013 through December 31, 2015; remain subject to examination by the Internal Revenue Service. Tax years ended December 31, 2012 through December 31, 2015, remain subject to examination by the California Franchise Tax Board.

Note 13 - OFF BALANCE SHEET ACTIVITIES

Credit-Related Financial Instruments

The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to grant loans, undisbursed lines of credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

F-28

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 13 - OFF BALANCE SHEET ACTIVITIES, Continued

The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At December 31, 2016 and 2015, the following financial instruments were outstanding:

	2016	2015
Undisbursed loans	$10,073,137	$9,952,257

Commitments to grant loans are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Included in undisbursed commitments at December 31, 2016, was $4,746,652 of commitments at fixed rates. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, equipment, income-producing commercial properties, residential properties, and properties under construction.

Undisbursed lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit are sometimes unsecured and may not necessarily be drawn upon to the total extent to which the Company is committed.

Standby and commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. There were no standby letters of credit at December 31, 2016 and 2015.

Note 14 - OTHER COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company has no non-cancellable lease agreements on its premises, as all promises are owned.

Employment Agreement

The Company entered into a three-year employment agreement with a key officer expiring on June 30, 2018. The agreement provides for an annual base salary plus an incentive bonus equal to 5 percent of the Bank's net income. In addition, the key officer may receive a discretionary bonus determined by the Board of Directors. Employment may be terminated for cause, as defined, without incurring obligations. In the event of termination without cause, the key officer is entitled to severance compensation equal to at least six months' salary.

F-29

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 15 - CONCENTRATION RISK

The Company grants commercial, real estate and installment loans to businesses and individuals primarily in the Inland Empire area. Most loans are secured by business assets, and commercial and residential real estate. Real estate and construction loans held for investment represented 94 percent and 91 percent of total loans held for investment at December 31, 2016 and 2015, respectively. The Company has no concentration of loans with any one customer or industry.

Deposits from escrow companies represented 9 percent and 8 percent of total deposits on December 31, 2016 and 2015, respectively. Five escrow companies accounted for 8 percent and 8 percent of total deposits for the years ended December 31, 2016 and 2015, respectively.

Note 16 - EMPLOYEE BENEFIT PLAN

On January 1, 2001, the Bank began a 401(k) savings and retirement plan (the Plan) that includes substantially all employees. Employees may contribute up to 100 percent of their compensation subject to certain limits based on Federal tax law. The Company has implemented the Plan based on safe harbor provisions. Under the Plan, the Company will match 100 percent of an employee's contribution up to the first 3 percent of compensation, and 50 percent of an employee's contribution up to the next 2 percent of compensation. Matching contributions will immediately be 100 percent vested. For the years ended December 31, 2016 and 2015, the Company matching contributions attributable to the Plan amounted to $69,951 and $63,161, respectively.

Note 17 - SALARY CONTINUATION AGREEMENTS

The Company has entered into salary continuation agreements, which provide for payments to certain officers at the age of retirement. At December 31, 2016 and 2015, $347,795 and $348,248, respectively, of deferred compensation related to these agreements were included in other liabilities.

The plans are funded through life insurance policies that generate a cash surrender value to fund the future benefits.

F-30

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 18 - REGULATORY MATTERS

Minimum Regulatory Requirements - The Company is subject to various regulatory capital requirements administered by the Federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0 percent for 2015 to 2.50 percent by 2019. The capital conservation buffer for 2016 is 0.625 percent. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum capital ratios as set forth in the following table. The Company's actual capital amounts and ratios as of December 31, 2016 and 2015, are also presented in the table. Management believes, as of December 31, 2016 and 2015, that the Company met all capital adequacy requirements to which it is subject.

As of December 31, 2016 and 2015, the most recent notification from the OCC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.

There are no conditions or events since notification that management believes have changed the Company's category.

Federal and State banking regulations place certain restrictions on dividends and other capital distributions paid to shareholders. The total amount of dividends that may be paid at any date is generally limited to the lesser of the Bank's retained earnings or net income for the last three years, subject to minimum capital requirements.

F-31

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 18 - REGULATORY MATTERS, Continued

Capital ratios for December 31, 2016 and 2015, are set forth below:

					Minimum To Be
					Well Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2016:
Total Capital to Total Risk-Weighted Assets:
Consolidated	$18,110	15.37%	$9,427	8.00%	$11,784	10.00%
Bank	17,722	15.05%	9,419	8.00%	11,773	10.00%
Tier 1 Capital to Total Risk-Weighted Assets:
Consolidated	$18,052	15.32%	$7,070	6.00%	$9,427	8.00%
Bank	16,245	13.80%	7,064	6.00%	9,419	8.00%
Common Tier 1 (CET1)
Consolidated	$18,052	15.32%	$5,303	4.50%	$7,659	6.50%
Bank	16,245	13.80%	5,298	4.50%	7,653	6.50%
Tier 1 Capital to Average Assets:
Consolidated	$18,052	10.24%	$7,049	4.00%	$8,811	5.00%
Bank	16,245	9.22%	7,045	4.00%	8,806	5.00%

As of December 31, 2015:
Total Capital to Total Risk-Weighted Assets:
Consolidated	$16,462	16.15%	$8,152	8.0%	$10,190	10.0%
Bank	16,129	15.85%	8,139	8.0%	10,174	10.0%
Tier 1 Capital to Total Risk-Weighted Assets:
Consolidated	$16,120	15.82%	$6,114	6.0%	$8,152	8.0%
Bank	14,853	14.60%	6,104	6.0%	8,139	8.0%
Common Tier 1 (CET1)
Consolidated	$16,120	15.82%	$4,586	4.5%	$6,624	6.5%
Bank	14,853	14.60%	4,578	4.5%	6,613	6.5%
Tier 1 Capital to Average Assets:
Consolidated	$16,120	9.79%	$6,585	4.0%	$8,232	5.0%
Bank	14,853	9.03%	6,579	4.0%	8,224	5.0%

F-32

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 19 - EARNINGS PER SHARE

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. There were no common stock equivalents that are dilutive at December 31, 2016 and 2015. The weighted-average number of shares for basic and diluted earnings was 1,231,332 in 2016 and 2015.

Note 20 - DIVIDENDS

During 2016, the Board of Directors declared and the Company issued a 20 percent stock dividend to shareholders of record on June 6, 2016. As a matter of accommodation, cash dividends were issued to holders of fractional shares. The stock dividend consisted of 204,983 shares of stock issued on June 27, 2016, at which time the trading price was $14.20 per share. The 20 percent stock dividend was treated as a split for reporting purposes.

During 2015, the Board of Directors declared and the Company issued a 12 percent stock dividend to shareholders of record on February 19, 2015. As a matter of accommodation, cash dividends were issued to holders of fractional shares. The stock dividend consisted of 109,799 shares of stock issued on March 27, 2015, at which time the trading price was $13.75 per share.

The Company's ability to declare dividends depends primarily upon dividends it receives from the Company, as a bank holding company that currently has no significant assets other than its equity interest in the Company. The Company's dividend practices in turn depend upon legal restrictions, the Company's earnings, financial position, current and anticipated capital requirements, and other factors deemed relevant by the Company's Board of Directors at that time.

F-33

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 21 - OTHER OPERATING EXPENSES

The following sets forth the breakdown of other operating expenses for the years ended December 31:

	2016	2015
Data processing fees	$381,321	$379,973
Deposit products and services	114,279	104,585
Professional fees	184,900	158,540
Regulatory assessments	141,000	126,580
Advertising and marketing	76,074	56,437
Directors' fees and expenses	108,013	107,310
Other expenses	449,712	415,491
Total Non-Interest Expenses	$1,455,299	$1,348,916

Note 22 - FAIR VALUE MEASUREMENTS

Fair Value Measurements Using Fair Value Hierarchy - Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The tables below present information about the Company's assets measured at fair value on a recurring and non-recurring basis as of December 31, 2016 and 2015, and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. No liabilities were measured at fair value at December 31, 2016 and 2015.

The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The following section describes the valuation methodologies used for assets measured at fair value on a recurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.

F-34

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 22 - FAIR VALUE MEASUREMENTS, Continued

Financial assets measured at fair value on a recurring basis include the following:

Securities Available for Sale - The securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things.

The table below presents the balance of investment securities available for sale at December 31, 2016 and 2015, the fair value of which is measured on a recurring basis:

	Fair Value Measurements Using
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
December 31, 2016	(Level 1)	(Level 2)	(Level 3)	Total
Securities Available-for-Sale
Mortgage-backed securities	$-	$3,924,102	$-	$3,924,102

December 31, 2015
Securities Available-for-Sale
Municipal bonds	$-	$406,032	$-	$406,032
Mortgage-backed securities	-	4,525,036	-	4,525,036
Total	$-	$4,931,068	$-	$4,931,068

Certain assets are measured at fair value on a nonrecurring basis; that is, the assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). There were no assets measured at fair value on a non-recurring basis as of December 31, 2016.

Impaired Loans - Collateral-dependent impaired loans are carried at the fair value of the collateral less estimated costs to sell. The fair value of collateral is determined based on appraisals. In some cases, adjustments are made to the appraised values for various factors including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the collateral. When significant adjustments were based on unobservable inputs, the resulting fair value measurement has been categorized as a Level 3 measurement. Otherwise, collateral-dependent impaired loans are categorized under Level 2.

F-35

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 22 - FAIR VALUE MEASUREMENTS, Continued

There were no collateral dependent impaired loans at December 31, 2016 and 2015.

Impaired loans that are not collateral-dependent are carried at the present value of expected future cash flows discounted at the loan's effective interest rate. Troubled debt restructurings are also carried at the present value of expected future cash flows. However, expected cash flows for troubled debt restructurings are discounted using the loan's original effective interest rate rather than the modified interest rate. Since cash flows are not discounted to present value using a market interest rate, the measurement of impairment for these loans is not a fair value measurement.

Fair Value of Financial Instruments - The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Discount rates on loans can vary significantly depending on the risk profile of the loan and the borrower's deposit relationship with the Company. Accordingly, the fair value estimates may not be realized in the immediate settlement of the instrument. Accounting Standards Codification (ASC) 825, Financial Instruments, excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents - The carrying amounts reported in the balance sheet for cash and short-term instruments approximate their fair values.

Interest-Bearing Deposits in Other Banks - The fair value of interest-bearing deposits in other banks is estimated by discounting future cash flows using current offering rates for deposits with similar characteristics.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Stock Investments - The carrying values of stock investments approximate fair value based on the redemption provisions of the stock.

Loans - The fair value of performing fixed rate loans is estimated by discounting future cash flows using the Company's current offering rate for loans with similar characteristics. The fair value of performing adjustable rate loans is considered to be the same as book value. The fair value of non-performing loans is estimated at the fair value of the related collateral or, when, in management's opinion, foreclosure upon the collateral is unlikely, by discounting future cash flows using rates that take into account management's estimate of excess credit risk.

Bank Owned Life Insurance - The fair values are based on current cash surrender values at each reporting date provided by the insurers.

F-36

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 22 - FAIR VALUE MEASUREMENTS, Continued

Trups Common Securities - Included in other assets are certain long-term investments carried at cost, which approximates estimated fair value, unless an impairment analysis indicates the need for adjustments.

Commitments to Extend Credit and Standby Letters of Credit - The Company does not generally enter into long-term fixed rate commitments or letters of credit. These commitments are generally at prices that are at currently prevailing rates. These rates are generally variable and, therefore, there is no interest rate risk exposure. Accordingly, the fair market value of these instruments is equal to the carrying amount of their net deferred fees. The net deferred fees associated with these instruments are not material. The Company has no unusual credit risk associated with these instruments.

Deposits - The fair value of deposits is determined as follows: (i) for saving accounts, money market accounts and other deposits with no defined maturity, fair value is the amount payable on demand; (ii) for variable-rate term deposits, fair value is considered to be the same as book value; and (iii) for fixed-rate term deposits, fair value is estimated by discounting future cash flows using current offering rates for deposits with similar characteristics.

FHLB Advances - The fair value of long-term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

Accrued Interest - The carrying amounts of accrued interest approximate fair value.

Subordinated Debentures - The fair values of subordinated debentures are determined based on the current market value for like instruments of a similar maturity and structure.

F-37

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 22 - FAIR VALUE MEASUREMENTS, Continued

The estimated fair values and related carrying amounts of the Company's financial instruments at December 31, 2016, are as follows:

		Fair Value Measurements at December 31, 2016
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Carrying	Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)	Total
Financial Assets:
Cash and cash equivalents	$30,498,888	$30,498,888	$-	$-	$30,498,888
Interest-bearing deposits with other banks	2,480,000	-	2,480,000	-	2,480,000
Investment securities available-for-sale	3,924,102	-	3,924,102	-	3,924,102
Investment securities held-to-maturity	18,407,741	-	18,240,202	-	18,240,202
Stock investments	1,935,300	-	-	1,935,300	1,935,300
Loans, net	107,359,980	-	-	107,643,553	107,643,553
Accrued interest receivable	295,102	-	295,102	-	295,102
Bank owned life insurance	3,285,963	-	3,285,963	-	3,285,963
Trups common securities	93,000	-	93,000	-	93,000

Financial Liabilities:
Deposits
Noninterest-bearing demand deposits	$68,613,998	$68,613,998	$-	$-	$68,613,998
Interest-bearing deposits	68,948,250	-	63,780,000	-	63,780,000
FHLB advances	20,000,000	-	20,000,000	-	20,000,000
Accrued interest payable	27,902	-	27,902	-	27,902
Subordinated notes payable	3,093,000	-	3,093,000	-	3,093,000

F-38

CHINO COMMERCIAL BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 22 - FAIR VALUE MEASUREMENTS, Continued

The estimated fair values and related carrying amounts of the Company's financial instruments at December 31, 2015, are as follows:

		Fair Value Measurements at December 31, 2015
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
	Carrying	Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)	Total
Financial Assets:
Cash and cash equivalents	$24,898,140	$24,898,140	$-	$-	$24,898,140
Interest-bearing deposits with other banks	4,960,000	-	4,960,000	-	4,960,000
Investment securities available-for-sale	4,931,068	-	4,931,068	-	4,931,068
Investment securities held-to-maturity	23,100,106	-	23,114,568	-	23,114,568
Stock investments	1,766,500	-	-	1,766,500	1,766,500
Loans, net	91,324,964	-	-	91,845,000	91,845,000
Accrued interest receivable	395,685	-	395,685	-	395,685
Bank owned life insurance	3,183,247	-	3,183,247	-	3,183,247
Trups common securities	93,000	-	93,000	-	93,000

Financial Liabilities:
Deposits
Noninterest-bearing demand deposits	$74,431,378	$74,431,378	$-	$-	$74,431,378
Interest-bearing deposits	55,917,343	-	52,777,000	-	52,777,000
FHLB advances	15,000,000	-	15,000,000	-	15,000,000
Accrued interest payable	25,229	-	25,229	-	25,229
Subordinated notes payable	3,093,000	-	3,093,000	-	3,093,000

F-39

PART III — INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

2.1	Articles of Incorporation of Chino Commercial Bancorp
2.2	Bylaws of Chino Commercial Bancorp
3.1	Form of Shareholder Subscription Rights Agreement
3.2	Form of Subscription Agreement for Non-Rights Subscribers
6.1	Chino Commercial Bank, N.A. Salary Continuation Plan
6.2	Salary Continuation and Split Dollar Agreements for Dann H. Bowman
6.3	Salary Continuation and Split Dollar Agreements for Roger Caberto
6.4	Indenture dated as of October 27, 2006 between U.S. Bank National Association, as Trustee and Chino Commercial Bancorp as Issuer
6.5	Amended and Restated Declaration of Trust of Chino Statutory Trust I, dated as of October 27, 2006
6.6	Guarantee Agreement between Chino commercial Bancorp and U.S. Bank National Association dated as of October 27, 2006
6.7	Amendment to Salary Continuation Agreement for Dann H. Bowman
6.8	Amendment to Salary Continuation Agreement for Roger Caberto
6.9	Employment Agreement for Dann H. Bowman
9.1	Consent of Vavrinek, Trine, Day & Co., LLP
9.2	Consent of King, Holmes, Paterno & Soriano (included in Exhibit 12.1)
10.1	Power of attorney (contained in signature page)
12.1	Opinion of King, Holmes, Paterno & Soriano

SIGNATURES

Pursuant to the requirements of the Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A, and hereby has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chino, State of California on April 14, 2017.

CHINO COMMERCIAL BANCORP

By:	/s/ Dann H. Bowman
Dann H. Bowman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dann H. Bowman or Melinda M. Milincu, and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Regulation A Offering Statement on Form 1-A, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-law and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Offering Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Dann H. Bowman	President, Chief Executive Officer	April 14, 2017
Dann H. Bowman	and Director

/s/ Bernard J. Wolfswinkel	Chairman of the Board	April 14, 2017
Bernard J. Wolfswinkel

/s/ H. H. Corky Kindsvater	Vice Chairman of the Board	April 14, 2017
H. H. Corky Kindsvater

/s/ Julio Cardenas	Director	April 14, 2017
Julio Cardenas

/s/ Linda M. Cooper	Director	April 14, 2017
Linda M. Cooper

/s/ Michael A. Di Pietro	Director	April 14, 2017
Michael A. Di Pietro

/s/ Richard G. Malooly	Director	April 14, 2017
Richard G. Malooly

/s/ Thomas A. Woodbury	Director	April 14, 2017
Thomas A. Woodbury

/s/ Jeanette L. Young	Director	April 14, 2017
Jeanette L. Young

/s/ Melinda M. Milincu	Vice President and Chief Financial	April 14, 2017
Melinda M. Milincu	Officer (Principal Financial and
Principal Accounting Officer)